     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 2001



                                                      REGISTRATION NO. 333-56126

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                        MAXIM INTEGRATED PRODUCTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE                                                3674                                94-289096
(STATE OR OTHER JURISDICTION                (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                             120 SAN GABRIEL DRIVE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 737-7600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JOHN F. GIFFORD
   CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        MAXIM INTEGRATED PRODUCTS, INC.
                             120 SAN GABRIEL DRIVE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 737-7600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


                                   COPIES TO:

                RICHARD CAPELOUTO, ESQ.                                  RONALD J. FRAPPIER, ESQ.
               SIMPSON THACHER & BARTLETT                                GREGORY J. SCHMITT, ESQ.
                  3330 HILLVIEW AVENUE                                  JENKENS & GILCHRIST, P.C.
              PALO ALTO, CALIFORNIA 94304                              1445 ROSS AVENUE, SUITE 3200
                     (650) 251-5000                                        DALLAS, TEXAS 75202
                                                                              (214) 855-4500


    Approximate date of commencement or proposed sale to the public: As soon as practicable after the effective time of the merger of a wholly owned subsidiary of the registrant with Dallas Semiconductor Corporation, which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction of all conditions to the closing of such merger.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________


                        CALCULATION OF REGISTRATION FEE



---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH CLASS                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM
           OF SECURITIES TO BE                 AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
               REGISTERED                     REGISTERED(1)             SHARE                PRICE(2)        REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per
  share..................................       42,000,000               N/A              $2,129,807,934           $532,452
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1)Based upon the estimated maximum number of shares of common stock, par value $0.001 per share, of the Registrant that may be issued pursuant to the merger.


(2)Estimated solely for purposes of calculating the registration fee required by
   Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f) and (c) under the Securities Act based on (i) $31.77, the average of the high and low per share sale prices of common stock, $0.02 par value per share, of Dallas Semiconductor Corporation on the New York Stock Exchange on March 5, 2001, (ii) the number of shares of Dallas Semiconductor Corporation common stock outstanding as of the close of business on February 26, 2000, the most recent practicable date, and (iii) the estimated maximum number of options to acquire shares of common stock of Dallas Semiconductor Corporation that will be vested as of the merger of Dallas Semiconductor Corporation with a subsidiary of the Registrant.


(3)$517,882 of the Registration Fee was paid on or about February 20, 2001.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     DALLAS SEMICONDUCTOR CORPORATION LOGO

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT


                                 MARCH 6, 2001

To our Stockholders:

     We are pleased to invite you to attend a special meeting of stockholders of Dallas Semiconductor Corporation, which we will hold at 8:30 a.m., local time, on April 11, 2001, at our offices located at 4401 South Beltwood Parkway, Dallas, Texas.

     At this important meeting, you will be asked to vote upon the merger of Dallas Semiconductor and Maxim Integrated Products, Inc. In the merger, each share of your Dallas Semiconductor common stock will be exchanged for a fraction of a share of Maxim common stock, with the fraction determined as follows:
     - if the average closing price of Maxim's common stock over the ten trading days ending the two trading days prior to the closing of the merger is equal to or greater than $61.00, then the fraction will be determined by dividing 40,000,000 by the number of fully-diluted shares of Dallas Semiconductor common stock outstanding under the treasury stock method;
     - if the average closing price of Maxim's common stock over the ten trading days ending the two trading days prior to the closing of the merger is equal to or less than $52.00, then the fraction will be determined by dividing 42,000,000 by the number of fully-diluted shares of Dallas Semiconductor common stock outstanding under the treasury stock method; and
     - if the average closing price of Maxim's common stock over the ten trading days ending the two trading days prior to the closing of the merger is greater than $52.00 but less than $61.00, then the fraction will be determined in the following manner: the numerator is derived by subtracting Maxim's average closing price during that period from $61.00, dividing the result by $9.00, multiplying that result by 2,000,000 and adding the total figure to 40,000,000; and the denominator is the number of fully-diluted shares of Dallas Semiconductor common stock outstanding under the treasury stock method.
     Maxim shares are traded on the Nasdaq National Market under the symbol "MXIM." We urge you to obtain current market quotations for Maxim common stock and our common stock prior to making any decision with respect to the merger. We expect that the merger will be tax-free to you for U.S. federal income tax purposes, except for cash received in place of fractional shares.
     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER WITH MAXIM AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     YOUR VOTE IS IMPORTANT. We cannot complete the merger unless the holders of a majority of the issued and outstanding shares of our common stock vote to approve and adopt the merger agreement and the merger. Whether or not you are able to attend the meeting personally, please complete, sign and date the enclosed proxy card and promptly return it in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the meeting and vote in person, even if you have previously returned your proxy card. If you fail to return your proxy card or fail to vote in person at the meeting, it will have the same effect as a vote against the merger. Only stockholders who hold their shares of Dallas Semiconductor common stock as of the close of business on February 26, 2001, will be entitled to vote at the special meeting.


     THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS PROVIDES YOU WITH DETAILED INFORMATION ABOUT THE MERGER. WE ENCOURAGE YOU TO READ IT CAREFULLY, PARTICULARLY THE SECTION DESCRIBING THE RISKS IN CONNECTION WITH THE MERGER, ENTITLED "RISK FACTORS RELATING TO THE MERGER" BEGINNING ON PAGE 18, AND THE SECTION DESCRIBING THE RISKS RELATING TO MAXIM, ENTITLED "RISK FACTORS RELATING TO MAXIM" BEGINNING ON PAGE 21.

     We look forward to your support in this important matter.

                                      Sincerely,

                                      Chao C. Mai,
                                      President and Chief Operating Officer
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MAXIM SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated March 6, 2001 and was first mailed to stockholders on or about March 8, 2001.

                     Dallas Semiconductor Corporation Logo


                        DALLAS SEMICONDUCTOR CORPORATION

                          4401 SOUTH BELTWOOD PARKWAY
                            DALLAS, TEXAS 75244-3292
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 11, 2001



     A special meeting of stockholders of Dallas Semiconductor Corporation will be held on April 11, 2001, at 8:30 a.m., local time, at our offices located at 4401 South Beltwood Parkway, Dallas, Texas.


     The special meeting will be conducted:

          1. To approve and adopt the Agreement and Plan of Merger, dated as of January 28, 2001, by and among Maxim Integrated Products, Inc., MI Acquisition Sub, Inc., a wholly owned subsidiary of Maxim, and Dallas Semiconductor Corporation, the merger of MI Acquisition Sub, Inc. with and into Dallas Semiconductor, pursuant to which Dallas Semiconductor will become a wholly owned subsidiary of Maxim, and the other transactions contemplated by the merger agreement; and

          2. To transact and conduct any other business properly brought before the meeting.

     A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus. Approval and adoption of the merger agreement and the merger requires the affirmative vote of holders of a majority of the issued and outstanding shares of Dallas Semiconductor common stock. Holders of Dallas Semiconductor common stock will not have dissenter's appraisal rights, or have the right to demand payment for their shares under Delaware law, in connection with the merger.


     Only those stockholders of record as of the close of business on February 26, 2001 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.


     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, AS DESCRIBED IN DETAIL IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                                          By Order of the Board of Directors,

                                          Marla K. Suggs,
                                          Secretary

March 6, 2001

Dallas, Texas


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERY TO DALLAS SEMICONDUCTOR OF A LATER-DATED PROXY OR A WRITTEN NOTICE OF REVOCATION OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

                      REFERENCE TO ADDITIONAL INFORMATION

     This proxy statement/prospectus "incorporates by reference" important business and financial information about Maxim and Dallas Semiconductor that is not included or delivered with this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from Maxim or Dallas Semiconductor at the following addresses:


        Maxim Integrated Products, Inc.              Dallas Semiconductor Corporation
            120 San Gabriel Drive                       4401 South Beltwood Parkway
         Sunnyvale, California 94086                     Dallas, Texas 75244-3292
              Tel: 408-737-7600                              Tel: 972-371-4300
          Attn.: Investor Relations                      Attn.: Investor Relations



     IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY APRIL 4, 2001 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.



     For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" on page 73.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...................    4
  The Companies.............................................    4
  The Special Meeting.......................................    4
  Record Date; Vote Required................................    5
  Maxim's Reasons for the Merger............................    5
  Dallas Semiconductor's Reasons for the Merger.............    5
  Recommendation of the Dallas Semiconductor Board of
     Directors..............................................    5
  Opinion of Dallas Semiconductor's Financial Advisor.......    5
  The Merger................................................    6
  Terms of the Merger Agreement.............................    6
  Material United States Federal Income Tax Consequences....    7
  Interests of Dallas Semiconductor Officers and Directors
     in the Merger..........................................    7
  Effects of the Merger on the Rights of Dallas
     Semiconductor Stockholders.............................    8
  No Dissenter's Appraisal Rights...........................    8
  Restrictions on the Ability to Sell Maxim Stock...........    8
  Comparative Market Price Information......................    8
  Stock Option Agreement....................................    8
  Affiliate Pooling Agreement...............................    8
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MAXIM AND
  SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
  MAXIM AND DALLAS SEMICONDUCTOR............................    9
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DALLAS
  SEMICONDUCTOR.............................................   12
COMPARATIVE PER SHARE INFORMATION (UNAUDITED)...............   13
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................   16
RISK FACTORS RELATING TO THE MERGER.........................   18
RISK FACTORS RELATING TO MAXIM..............................   21
THE SPECIAL MEETING.........................................   25
  Time and Place; Purposes..................................   25
  Record Date...............................................   25
  Quorum....................................................   25
  Vote Required.............................................   25
  Proxies...................................................   26
  Solicitation of Proxies and Expenses......................   26
THE MERGER..................................................   27
  Structure of the Merger...................................   27
  What You Will Receive in the Merger.......................   27
  Exchange of Dallas Semiconductor Stock Certificates for
     Maxim Stock Certificates...............................   29
  Background of the Merger..................................   30
  Maxim's Reasons for the Merger............................   33
  Dallas Semiconductor's Reasons for the Merger.............   33
  Recommendation of Dallas Semiconductor's Board of
     Directors..............................................   35
  Opinion of Financial Advisor to Dallas Semiconductor......   35
  Accounting Treatment......................................   41
  Interests of Dallas Semiconductor Officers and Directors
     in the Merger..........................................   41
  Material United States Federal Income Tax Consequences....   43
  Regulatory Matters........................................   45

                                                              PAGE
                                                              ----
  No Dissenter's Appraisal Rights...........................   45
  Restrictions on the Ability to Sell Maxim Stock...........   45
  Rights Agreement..........................................   46
THE MERGER AGREEMENT........................................   47
  The Merger................................................   47
  Conversion or Cancellation of Dallas Semiconductor Shares
     and Options in the Merger..............................   47
  Nasdaq Listing............................................   48
  Representations and Warranties............................   48
  Conduct of Business Pending the Merger....................   50
  Non-Solicitation Covenant.................................   51
  Additional Agreements.....................................   52
  Conditions to the Completion of the Merger................   54
  Termination...............................................   55
  Termination Fee...........................................   56
  Amendment; Waiver.........................................   56
AGREEMENTS RELATED TO THE MERGER............................   57
  Stock Option Agreement....................................   57
  Affiliate Pooling Agreement...............................   59
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........   60
DESCRIPTION OF MAXIM CAPITAL STOCK..........................   68
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF MAXIM AND
  DALLAS SEMICONDUCTOR......................................   69
EXPERTS.....................................................   72
LEGAL AND TAX MATTERS.......................................   72
SUBMISSION OF STOCKHOLDER PROPOSALS.........................   72
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   73
WHERE YOU CAN FIND MORE INFORMATION.........................   73
  Information on Maxim's Web Site...........................   75
  Information on Dallas Semiconductor's Web Site............   75
ANNEX A -- AGREEMENT AND PLAN OF MERGER.....................  A-1
ANNEX B -- STOCK OPTION AGREEMENT...........................  B-1
ANNEX C -- OPINION OF ROBERTSON STEPHENS, INC. .............  C-1
ANNEX D -- FORM OF AFFILIATE POOLING AGREEMENT..............  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED TRANSACTION?

A: A wholly owned subsidiary of Maxim will merge into Dallas Semiconductor. As a result, Dallas Semiconductor will become a wholly owned subsidiary of Maxim.

Q: WHY IS DALLAS SEMICONDUCTOR PROPOSING TO MERGE?


A: Dallas Semiconductor is proposing to merge with Maxim because we believe that this combination will provide Dallas Semiconductor stockholders with the opportunity to participate in a larger, more diversified company and that the combination of the two companies will provide Dallas Semiconductor opportunities for enhanced revenue growth resulting from combining diversified product portfolios and accessing Maxim's sales channels to reach Maxim's broader customer base. In addition, we believe that the combined company will benefit from Maxim's strong management, the complementary cultures of the two companies and Maxim's commitment to growing the Dallas Semiconductor business, all of which, when combined with the complementary nature of the two companies' product lines, provided the best strategic fit for Dallas Semiconductor. We believe these and other factors should provide a greater opportunity for increased value for the stockholders of Dallas Semiconductor than could be achieved on a stand-alone basis.


Q: WHAT DOES THE DALLAS SEMICONDUCTOR BOARD OF DIRECTORS RECOMMEND?


A: After careful consideration, the Dallas Semiconductor board of directors has determined the merger to be fair to you and in your best interests and declared the merger advisable. Dallas Semiconductor's board of directors unanimously approved the merger agreement and the merger and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger.


Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Each share of your Dallas Semiconductor common stock will be exchanged for a fraction of a share of Maxim common stock, with the fraction determined as follows:

   - if the average closing price of Maxim's common stock over the ten trading days ending the two trading days prior to the closing of the merger is equal to or greater than $61.00, then the fraction will be determined by dividing 40,000,000 by the number of fully-diluted shares of Dallas Semiconductor common stock outstanding under the treasury stock method;

   - if the average closing price of Maxim's common stock over the ten trading days ending the two trading days prior to the closing of the merger is equal to or less than $52.00, then the fraction will be determined by dividing 42,000,000 by the number of fully-diluted shares of Dallas Semiconductor common stock outstanding under the treasury stock method; and

   - if the average closing price of Maxim's common stock over the ten trading days ending the two trading days prior to the closing of the merger is greater than $52.00 but less than $61.00, then the fraction will be determined in the following manner: the numerator is derived by subtracting Maxim's average closing price during that period from $61.00, dividing the result by $9.00, multiplying that result by 2,000,000 and adding the total figure to 40,000,000; and the denominator is the number of fully-diluted shares of Dallas Semiconductor common stock outstanding under the treasury stock method.


   A more complete description of this exchange ratio is included later in this proxy statement/prospectus beginning on page 27. We encourage you to read that section carefully.



   You will receive cash payments in place of any fractional Maxim shares you would have otherwise received. Based on the number of Dallas Semiconductor and Maxim shares outstanding as of the record date, and assuming the average closing price of Maxim common stock is $56.24 during the ten-day trading period that is relevant to calculating the exchange ratio, the former stockholders of Dallas Semiconductor will own approximately 12.1% of Maxim after the merger.


Q: WILL I BE ABLE TO TRADE THE MAXIM COMMON STOCK THAT I RECEIVE IN THE MERGER?

A: Yes. The Maxim common stock you receive will be freely tradable, unless you are an affiliate of Maxim or Dallas Semiconductor. Maxim's common stock is listed on the Nasdaq National Market under the symbol "MXIM."

Q: WHAT WILL HAPPEN TO OUTSTANDING OPTIONS TO PURCHASE SHARES OF DALLAS
   SEMICONDUCTOR COMMON STOCK AS A RESULT OF THE MERGER?

A: Each outstanding option to purchase shares of Dallas Semiconductor common stock will be assumed by Maxim. The number of shares of Maxim common stock issuable upon the exercise of an assumed option will be equal to the number of shares of Dallas Semiconductor common stock subject to the option multiplied by the exchange ratio and the exercise price per share will be equal to the existing option exercise price divided by the exchange ratio.

Q: WILL DALLAS SEMICONDUCTOR STOCKHOLDERS RECOGNIZE A TAXABLE GAIN OR LOSS FOR
   UNITED STATES FEDERAL INCOME TAX PURPOSES IN THE MERGER?

A: We expect that, if the merger is completed, you will not recognize gain or loss for United States federal income tax purposes, except with respect to the cash, if any, received instead of fractional shares of Maxim common stock. However, we strongly encourage you to consult your own tax advisor to determine your particular tax consequences.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER
   AGREEMENT AND THE MERGER?


A: Yes. In evaluating the merger agreement and the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the sections entitled "Risk Factors Relating to the Merger" on page 18 and "Risk Factors Relating to Maxim" on page 21.


Q: WHAT VOTE IS REQUIRED BY DALLAS SEMICONDUCTOR STOCKHOLDERS TO ADOPT THE
   MERGER AGREEMENT AND THE MERGER?

A: The affirmative vote of holders of a majority of the issued and outstanding shares of Dallas Semiconductor common stock on the record date is required to adopt the merger agreement and the merger.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?


A: The merger will occur after approval of the Dallas Semiconductor stockholders is obtained at the special meeting and the other conditions to the merger, including regulatory approvals, are satisfied or waived. We are working to complete the merger as quickly as possible. We expect to complete the merger on or about April 11, 2001.


Q: ARE DALLAS SEMICONDUCTOR STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: No. Under Delaware law, holders of Dallas Semiconductor stock do not have the right to an appraisal of the value of their shares of Dallas Semiconductor common stock in connection with the merger.

Q: HOW DO I VOTE?

A: You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. You may also attend the special meeting and vote in person if you hold the shares directly in your name as the stockholder of record.

Q: CAN I CHANGE MY VOTE?


A: Yes. You may change your proxy instructions at any time prior to the vote at the special meeting. For shares held directly in your name, you may do this by delivering a later-dated proxy or by attending the special meeting and voting in person. A proxy may be revoked at any time before it is voted by giving written notice to Dallas Semiconductor's secretary prior to the vote at the special meeting or by execution of a later-dated proxy and giving that proxy to Dallas Semiconductor's secretary prior to the vote at the special meeting. For shares held beneficially by you, you may change your proxy instructions by submitting new instructions to your broker or nominee, provided that the change in instructions is received by your broker or nominee in sufficient time to permit your broker or nominee to execute a later-dated proxy and give it to Dallas Semiconductor's secretary prior to the vote at the special meeting.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?


A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you don't give instructions to your broker, your shares will not be voted on the merger and will have the same effect as a vote against the merger. For a more complete description of voting shares held in "street name," see the section entitled "The Special Meeting" on page 25.


Q: WHAT DO I NEED TO DO NOW?


A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed envelope as soon as possible so that your shares may be represented at the special meeting.


Q: SHOULD I SEND IN MY DALLAS SEMICONDUCTOR STOCK CERTIFICATES NOW?

A: No. After we complete the merger, Maxim will send instructions explaining how to exchange your Dallas Semiconductor share certificates for Maxim share certificates and, if applicable, cash in place of any fractional shares. Do not send any Dallas Semiconductor share certificates until you receive these instructions.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you have any questions about the merger or if you would like copies of any of the documents we refer to in this proxy statement/prospectus, you should call investor relations at Dallas Semiconductor at 972-372-4300 if the questions or documents relate to Dallas Semiconductor or call investor relations at Maxim at 408-331-4194 if the questions or documents relate to Maxim.


     YOU MAY ALSO OBTAIN ADDITIONAL INFORMATION ABOUT MAXIM AND DALLAS SEMICONDUCTOR FROM DOCUMENTS FILED WITH THE SEC AND BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 73.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS


     We are sending this proxy statement/prospectus to Dallas Semiconductor stockholders. This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the agreement and plan of merger attached as Annex A, the stock option agreement attached as Annex B, the opinion of Robertson Stephens, Inc. attached as Annex C, the form of affiliate pooling agreement attached as Annex D and the other documents to which we refer. In addition, we incorporate by reference in this proxy statement/prospectus important business and financial information about Maxim and Dallas Semiconductor. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 73. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.


THE COMPANIES

MAXIM INTEGRATED PRODUCTS, INC.
120 San Gabriel Drive
Sunnyvale, California 94086
Tel: 408-737-7600

     Maxim is a worldwide leader in design, development and manufacture of linear and mixed-signal integrated circuits, commonly referred to as analog circuits. Maxim's circuits connect the real world and digital world by detecting, measuring, amplifying, and converting real-world signals, such as temperature, pressure or sound, into the digital signals necessary to computer processing.

     Maxim is a corporation organized under the laws of the State of Delaware. In its fiscal year ended June 24, 2000, Maxim's sales were approximately $865 million.

DALLAS SEMICONDUCTOR CORPORATION
4401 South Beltwood Parkway
Dallas, Texas 75244-3292
Tel: 972-371-4300

     Dallas Semiconductor manufactures specialty semiconductors focused in three areas: communications, 1-Wire(R) and network computing, and mixed signal. More particularly, Dallas Semiconductor combines proprietary fabrication and circuit technologies to create innovative products, including the development of over 390 proprietary base products with over 2,000 variations over the course of its history, that are sold to over 15,000 customers worldwide. Applications for Dallas Semiconductor's products include battery management, broadband telecommunications, wireless handsets, cellular base stations, secure Internet communications, networking, servers, data storage and a wide variety of industrial equipment.

     Dallas Semiconductor is a corporation organized under the laws of the State of Delaware. In its fiscal year ended December 31, 2000, Dallas Semiconductor's sales were approximately $517 million.


THE SPECIAL MEETING (SEE PAGE 25)



     The special meeting will be held on April 11, 2001, at 8:30 a.m., local time, at the offices of Dallas Semiconductor Corporation, 4401 South Beltwood Parkway, Dallas, Texas. Dallas Semiconductor stockholders will be asked:


     - to approve and adopt the merger agreement and the merger; and


     - to conduct any other business properly brought before the meeting.

RECORD DATE; VOTE REQUIRED (SEE PAGE 25)



     You can vote at the special meeting if you owned Dallas Semiconductor common stock at the close of business on February 26, 2001. On that date, there were 62,836,712 shares of Dallas Semiconductor common stock outstanding and entitled to vote. You can cast one vote for each share of Dallas Semiconductor common stock you owned on that date. Approval and adoption of the merger agreement and the merger requires the favorable vote of the holders of a majority of the issued and outstanding shares of Dallas Semiconductor common stock on the record date.



     As of the record date, directors and executive officers of Dallas Semiconductor and their affiliates, in the aggregate, held or had the right to vote 2,066,061 shares of Dallas Semiconductor common stock, representing approximately 3.3% of the outstanding Dallas Semiconductor common stock.



MAXIM'S REASONS FOR THE MERGER (SEE PAGE 33)


     Maxim believes that the merger will enable the combined company, with its larger and more diversified portfolio of products and resources, to more effectively compete and achieve a number of key strategic objectives. In addition, Maxim believes that Dallas Semiconductor will benefit in both the long and short term from Maxim's operating efficiencies, overseas manufacturing capacity, its worldwide sales and applications organizations and marketing capability, which should improve Dallas Semiconductor's financial performance and operating margins.


DALLAS SEMICONDUCTOR'S REASONS FOR THE MERGER (SEE PAGE 33)


     Dallas Semiconductor is proposing to merge with Maxim because it believes that this combination will provide Dallas Semiconductor stockholders with the opportunity to participate in a larger, more diversified company and that the combination of the two companies will provide Dallas Semiconductor opportunities for enhanced revenue growth resulting from combining diversified product portfolios and accessing Maxim's sales channels to reach Maxim's broader customer base. In addition, Dallas Semiconductor believes that the combined company will benefit from Maxim's strong management, the complementary cultures of the two companies and Maxim's commitment to growing the Dallas Semiconductor business, all of which, when combined with the complementary nature of the two companies' product lines, provided the best strategic fit for Dallas Semiconductor. Dallas Semiconductor believes that these and other factors should provide a greater opportunity for increased value for the stockholders of Dallas Semiconductor than could be achieved on a stand-alone basis.


RECOMMENDATION OF THE DALLAS SEMICONDUCTOR BOARD OF DIRECTORS (SEE PAGE 35)


     The Dallas Semiconductor board of directors has unanimously approved the merger agreement and the merger and recommends that Dallas Semiconductor stockholders vote FOR approval and adoption of the merger agreement and the merger.


OPINION OF DALLAS SEMICONDUCTOR'S FINANCIAL ADVISOR (SEE PAGE 35)


     Robertson Stephens, Inc., Dallas Semiconductor's financial advisor, has given the Dallas Semiconductor board of directors a written opinion, dated January 28, 2001, to the effect that as of the date of the opinion, the exchange ratio in the merger was fair, from a financial point of view, to the Dallas Semiconductor stockholders. The full text of the written opinion of Robertson Stephens is attached to this proxy statement/prospectus as Annex C. We urge you to read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Robertson Stephens in providing its opinion. The opinion of Robertson Stephens is directed to the Dallas Semiconductor board of directors and is not a recommendation to any stockholder with respect to any matter relating to the merger.

THE MERGER (SEE PAGE 47)


     We propose that MI Acquisition Sub, Inc., a wholly owned subsidiary of Maxim formed for the purpose of the merger, merge with and into Dallas Semiconductor. As a result, Dallas Semiconductor will become a wholly owned subsidiary of Maxim.

     We have attached the merger agreement and the stock option agreement, which are the legal documents that govern the merger, as Annex A and Annex B. We encourage you to read these documents.

TERMS OF THE MERGER AGREEMENT


Exchange Ratio (see page 27)


     In the merger, each share of Dallas Semiconductor common stock will be exchanged for a fraction of a share of Maxim common stock, as determined in accordance with the merger agreement and as described in this proxy statement/prospectus.


Conditions to the Completion of the Merger (see page 54)


     Maxim's and Dallas Semiconductor's obligations to complete the merger are subject to satisfaction or waiver of closing conditions, including the following:

     - approval by the Dallas Semiconductor stockholders;


     - the absence of any law, rule, regulation, injunction or order prohibiting the merger;


     - the accuracy in all material respects of the representations and warranties of Maxim and Dallas Semiconductor and the fulfillment in all material respects of all of the agreements and covenants of Maxim and Dallas Semiconductor;

     - the qualification of the merger as a pooling of interests; and

     - the absence of a material adverse change with respect to Maxim or Dallas Semiconductor.


Non-Solicitation Covenant (see page 51)


     Dallas Semiconductor has agreed, subject to limited exceptions, not to initiate or engage in discussions with another party about a business combination with the other party prior to the termination of the merger agreement.


Termination (see page 55)


     The merger agreement may be terminated and the merger abandoned at any time by either Maxim or Dallas Semiconductor, whether before or after the special meeting, if:

     - Maxim and Dallas Semiconductor mutually agree to terminate the merger agreement;

     - the merger is not completed by June 30, 2001, other than as a result of the failure by the party proposing to terminate the merger agreement to perform its obligations;

     - a final and nonappealable order is entered enjoining or prohibiting the completion of the merger;

     - the Dallas Semiconductor stockholders fail to approve the merger agreement at the special meeting; or

     - the other party materially breaches its representations or agreements so that a closing condition would not be satisfied and the breach remains uncured 30 days following notice.

     In addition, Maxim may terminate the merger agreement if:

     - Dallas Semiconductor's board of directors withdraws or modifies in an adverse manner its recommendation of the merger agreement and the merger or approves or recommends another acquisition proposal;

     - Dallas Semiconductor breaches in any material respect the non-solicitation covenant;

     - Dallas Semiconductor fails to mail the proxy statement/prospectus or fails to include in the proxy statement/prospectus the approval and recommendation of its board of directors;

     - Dallas Semiconductor's board of directors fails to reaffirm publicly its approval and recommendation of the merger agreement and the merger after a written request from Maxim to do so following the announcement of another acquisition proposal; or

     - any third party acquires beneficial ownership of, or the right to acquire, 15% or more of the outstanding common stock of Dallas Semiconductor.


Termination Fee (see page 56)


     Dallas Semiconductor will pay Maxim a termination fee of $75 million if the merger agreement is terminated under specified circumstances.


Regulatory Matters (see page 45)



     The merger is subject to the requirements of the Hart-Scott-Rodino Act. On January 31, 2001, we filed the requisite Pre-Merger Notification and Report Forms with the U.S. Federal Trade Commission and the U.S. Department of Justice. The waiting period under the Hart-Scott-Rodino Act was terminated on February 26, 2001.



Accounting Treatment (see page 41)


     The merger is intended to qualify for the pooling of interests method of accounting in accordance with generally accepted accounting principles.


Nasdaq Listing (see page 48)



     Maxim will use its reasonable best efforts to list the Maxim shares to be issued in the merger on the Nasdaq National Market.



MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 43)


     We have structured the merger so that Dallas Semiconductor stockholders who exchange their shares of Dallas Semiconductor common stock for shares of Maxim common stock will not recognize gain or loss for United States federal income tax purposes in connection with the merger, except for taxes payable because of cash received by Dallas Semiconductor stockholders instead of fractional shares of Maxim common stock.

     TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.


INTERESTS OF DALLAS SEMICONDUCTOR OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE
41)


     When considering the recommendation of Dallas Semiconductor's board of directors, you should be aware that certain Dallas Semiconductor officers and directors have interests in the merger that may be different from, or in addition to, your interests as stockholders, including rights under stock-based change of control and other arrangements. In addition, M.D. Sampels, currently a director of Dallas

Semiconductor, will be elected to serve as a director on the Maxim board of directors at the effective time of the merger and will be eligible for compensation from Maxim for that service.


EFFECTS OF THE MERGER ON THE RIGHTS OF DALLAS SEMICONDUCTOR STOCKHOLDERS (SEE PAGE 47)


     The rights of Dallas Semiconductor stockholders who receive Maxim shares in the merger will then be governed by Maxim's certificate of incorporation and bylaws, unless and until amended, and will continue to be governed by the Delaware General Corporation Law.


NO DISSENTER'S APPRAISAL RIGHTS (SEE PAGE 45)


     Under Delaware law, stockholders of Dallas Semiconductor will not be entitled to exercise dissenter's appraisal rights or to demand payment for their shares in connection with the merger.


RESTRICTIONS ON THE ABILITY TO SELL MAXIM STOCK (SEE PAGE 45)



     All shares of Maxim common stock received by Dallas Semiconductor stockholders in connection with the merger will be freely tradable, unless the holder is considered an affiliate of either Maxim or Dallas Semiconductor under the Securities Act of 1933. Shares of Maxim common stock held by affiliates may only be sold pursuant to Rule 144 or 145 of the Securities Act or pursuant to a registration statement or an exemption from the registration requirements of the Securities Act, and are also subject to an affiliate pooling agreement, described below.



COMPARATIVE MARKET PRICE INFORMATION (SEE PAGE 16)



     Maxim's common stock is listed on the Nasdaq National Market. On January 26, 2001, the last full trading day prior to the public announcement of the proposed merger, Maxim's common stock closed at $63.50 per share. On March 5, 2001, the last full trading day prior to the date of this proxy statement/prospectus, Maxim's common stock closed at $53.69 per share.



     Shares of Dallas Semiconductor common stock are listed on the New York Stock Exchange. On January 26, 2001, the last full trading day prior to the public announcement of the proposed merger, Dallas Semiconductor's common stock closed at $26.8125 per share. On March 5, 2001, the last full trading day prior to the date of this proxy statement/prospectus, Dallas Semiconductor's common stock closed at $32.56 per share.



STOCK OPTION AGREEMENT (SEE PAGE 57)


     In connection with the merger, Maxim and Dallas Semiconductor entered into a stock option agreement, dated as of January 28, 2001, under which Maxim has the right, under certain circumstances, to purchase up to 14.9% of the issued and outstanding shares of common stock of Dallas Semiconductor for $26.8125 per share. Maxim may exercise the option at any time following the occurrence of an event that entitles Maxim to receive the termination fee of $75 million under the merger agreement. A copy of the stock option agreement is attached to this proxy statement/prospectus as Annex B.


AFFILIATE POOLING AGREEMENT (SEE PAGE 59)


     In connection with the merger, each of Dallas Semiconductor's affiliates has executed an affiliate pooling agreement. Under these agreements, Dallas Semiconductor's affiliates have agreed not to make any sale or transfer of either Dallas Semiconductor common stock or Maxim common stock that would cause the merger not to be treated as a pooling of interests in accordance with generally accepted accounting principles and the regulations of the SEC. A copy of the form of affiliate pooling agreement is attached to this proxy statement/prospectus as Annex D.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MAXIM AND
              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                       OF MAXIM AND DALLAS SEMICONDUCTOR

     Set forth below is a summary of certain consolidated financial information with respect to Maxim as of the dates and for the periods indicated. The consolidated statement of operations and other data set forth below for the years ended June 24, 2000, June 26, 1999, and June 27, 1998 and the consolidated balance sheet data as of June 24, 2000 and June 26, 1999 have been derived from Maxim's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations and other data set forth below for the years ended June 30, 1997 and 1996 and the consolidated balance sheet data as of June 27, 1998, and June 30, 1997 and 1996 have been derived from Maxim's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are not incorporated by reference in this proxy statement/prospectus. The selected historical financial data of Maxim as of and for the six months ended December 30, 2000 and December 25, 1999 has been derived from Maxim's unaudited financial statements, which are incorporated by reference in this proxy statement/ prospectus and include, in the opinion of Maxim's management, all adjustments consisting of normal recurring adjustments that Maxim considers necessary to present fairly the results of operations and financial position of such interim periods. All share and per share amounts have been restated to reflect all prior stock splits through the date of this proxy statement/prospectus.


     The selected unaudited pro forma combined financial data give effect to the proposed merger on a pooling of interests basis. The unaudited pro forma combined financial data is based on the respective historical consolidated financial statements and the notes thereto, which are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined balance sheet assumes that the merger took place on December 30, 2000 and combines Maxim's December 30, 2000 unaudited consolidated balance sheet with Dallas Semiconductor's December 31, 2000 audited consolidated balance sheet. The unaudited pro forma combined statements of operations assume that the merger took place as of the beginning of the periods presented. Maxim's unaudited consolidated statement of operations for the six months ended December 30, 2000 has been combined with Dallas Semiconductor's unaudited consolidated statement of operations for the six months ended December 31, 2000. Maxim's audited consolidated statement of operations for the fiscal year ended June 24, 2000 has been combined with Dallas Semiconductor's unaudited consolidated statement of operations for the twelve months ended July 2, 2000. This combining methodology includes the last two reported quarters of Dallas Semiconductor's fiscal year ended January 2, 2000 and the first two reported quarters of its fiscal year ended December 31, 2000. Maxim's consolidated statements of operations for the fiscal years ended June 26, 1999 and June 27, 1998 have been combined with Dallas Semiconductor's consolidated statements of operations for the fiscal years ended January 2, 2000 and January 3, 1999, respectively. This presentation has the effect of including Dallas Semiconductor's results of operations for the six-month period ended January 2, 2000 in both the fiscal year ended January 2, 2000 and the unaudited twelve-month period ended July 2, 2000 included in the unaudited pro forma combined statements of operations. The periods combined for purposes of presenting the unaudited pro forma combined financial data are not necessarily indicative of the periods expected to be combined after the date of the closing of the merger.


     The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The unaudited pro forma combined financial data is derived from the unaudited pro forma combined financial statements included elsewhere in this proxy statement/prospectus and should be read in conjunction with those statements and related notes. See "Unaudited Pro Forma Combined Financial Statements."

      MAXIM INTEGRATED PRODUCTS, INC. SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                         FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                        ---------------------------   -----------------------------------------------------------
                                        DECEMBER 30,   DECEMBER 25,    JUNE 24,     JUNE 26,    JUNE 27,    JUNE 30,    JUNE 30,
                                            2000           1999          2000         1999        1998        1997        1996
                                        ------------   ------------   ----------   ----------   ---------   ---------   ---------
                                        (UNAUDITED)    (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Net sales...........................   $  590,199     $  381,774    $  864,924   $  606,965   $ 560,220   $ 433,710   $ 421,626
  Cost of goods sold..................   $  173,789     $  115,394    $  260,171   $  189,673   $ 183,724   $ 145,307   $ 146,253
  Gross margin %......................         70.6%          69.8%         69.9%        68.8%       67.2%       66.5%       65.3%
  Income from operations..............   $  270,546     $  173,258    $  385,392   $  276,768   $ 255,036   $ 198,945   $ 185,890
  Income from operations % of net
    sales.............................         45.8%          45.4%         44.6%        45.6%       45.5%       45.9%       44.1%
  Net income..........................   $  192,370     $  122,985    $  280,619   $  196,122   $ 178,144   $ 136,974   $ 123,345
  Earnings per share:
    Basic.............................   $     0.68     $     0.45    $     1.01   $     0.74   $    0.69   $    0.55   $    0.51
    Diluted...........................   $     0.60     $     0.39    $     0.88   $     0.64   $    0.59   $    0.47   $    0.43
  Shares used in per share
    calculation:
    Basic.............................      284,274        274,557       277,640      265,444     259,676     250,860     240,408
    Diluted...........................      321,298        314,799       317,832      304,118     301,322     291,508     283,708
CONSOLIDATED BALANCE SHEET DATA:
  Working capital.....................   $  780,696     $  661,022    $  722,968   $  607,976   $ 377,723   $ 291,786   $ 176,182
  Total assets........................   $1,504,014     $1,150,448    $1,349,783   $1,022,314   $ 769,492   $ 556,386   $ 417,794
  Long-term liabilities...............   $   23,500     $   22,200    $   23,500   $   22,200   $   8,200   $   5,600   $   4,000
  Total stockholders' equity..........   $1,249,944     $  990,059    $1,117,832   $  879,216   $ 631,000   $ 465,565   $ 325,425
  Book value per common share.........   $     4.38     $     3.57    $     3.95   $     3.24   $    2.41   $    1.83   $    1.32
OTHER DATA:
  Net cash provided by (used in):
    Operating activities..............   $  392,766     $  201,566    $  483,813   $  306,247   $ 295,479   $ 187,080   $ 119,539
    Investment activities.............   $ (232,338)    $ (138,135)   $ (287,164)  $ (225,980)  $(211,397)  $(179,304)  $(106,491)
    Financing and other activities....   $ (153,783)    $  (69,396)   $ (177,718)  $  (62,880)  $ (85,905)  $ (49,497)  $  (7,731)
  Increase (decrease) in cash and cash
    equivalents.......................   $    6,645     $   (5,965)   $   18,931   $   17,387   $  (1,823)  $ (41,721)  $   5,317



 MAXIM AND DALLAS SEMICONDUCTOR SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL
                                      DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                FISCAL YEARS ENDED
                                                             SIX MONTHS ENDED     -----------------------------------------------
                                                             DECEMBER 30, 2000    JUNE 24, 2000    JUNE 26, 1999    JUNE 27, 1998
                                                             -----------------    -------------    -------------    -------------
PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:
  Net sales................................................     $  859,424         $1,311,235       $1,000,615        $903,039
  Cost of goods sold.......................................     $  302,827         $  474,804       $  379,981        $346,845
  Gross margin %...........................................           64.8%              63.8%            62.0%           61.6%
  Income from operations...................................     $  334,296         $  491,293       $  368,325        $330,684
  Income from operations % of net sales....................           38.9%              37.5%            36.8%           36.6%
  Net income...............................................     $  241,550         $  360,966       $  265,476        $234,000
  Earnings per share(1):
    Basic..................................................     $     0.75         $     1.15       $     0.88        $   0.79
    Diluted................................................     $     0.67         $     1.01       $     0.77        $   0.69
  Shares used in per share calculation(1):
    Basic..................................................        322,187            314,660          301,578         294,734
    Diluted................................................        361,408            357,403          342,797         338,840
  Dividends declared per share.............................     $    0.012         $    0.022       $    0.019        $  0.015
PRO FORMA COMBINED BALANCE SHEET DATA (END OF PERIOD):
  Working capital..........................................     $1,086,474
  Total assets.............................................     $2,241,059
  Long-term liabilities....................................     $   24,694
  Total stockholders' equity...............................     $1,835,005
  Book value per common share(2)...........................     $     5.67


-------------------------

(1) The pro forma combined basic and diluted net income per share are computed by dividing pro forma combined net income by the pro forma combined weighted average number of common and common equivalent shares outstanding of Maxim and Dallas Semiconductor for each period at an assumed exchange ratio of 0.6262 shares of Maxim common stock for each share of Dallas Semiconductor common stock. The actual exchange ratio will not be determined until the close of business on the date immediately prior to the effective time of the merger. See "The Merger -- What You Will Receive in the Merger."



(2) The pro forma combined book value per share is computed by dividing pro forma combined stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period at an assumed exchange ratio of 0.6262 shares of Maxim common stock for each share of Dallas Semiconductor common stock. The actual exchange ratio will not be determined until the close of business on the date immediately prior to the effective time of the merger. See "The Merger -- What You Will Receive in the Merger."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                            OF DALLAS SEMICONDUCTOR

     Set forth below is a summary of certain consolidated financial information with respect to Dallas Semiconductor as of the dates and for the periods indicated. The consolidated statement of operations and other data set forth below for the year ended December 31, 2000 and the consolidated balance sheet data as of December 31, 2000 have been derived from Dallas Semiconductor's consolidated financial statements, which have been audited by KPMG LLP, independent certified public accountants, and are incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations and other data set forth below for the years ended January 2, 2000 and January 3, 1999 and the consolidated balance sheet data as of January 2, 2000 have been derived from Dallas Semiconductor's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations data and other data set forth below for the years ended December 28, 1997 and December 29, 1996 and the consolidated balance sheet data as of January 3, 1999, December 28, 1997 and December 29, 1996 have been derived from Dallas Semiconductor's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are not incorporated in this proxy statement/ prospectus. All share and per share amounts have been restated to reflect all prior stock splits through the date of this proxy statement/prospectus.

           DALLAS SEMICONDUCTOR SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                        FOR THE YEARS ENDED
                                              ------------------------------------------------------------------------
                                              DECEMBER 31,    JANUARY 2,    JANUARY 3,    DECEMBER 28,    DECEMBER 29,
                                                  2000           2000          1999           1997            1996
                                              ------------    ----------    ----------    ------------    ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net sales.................................   $ 516,965      $ 390,207     $ 341,333      $ 368,212       $ 288,354
  Cost of goods sold........................   $ 247,400      $ 188,650     $ 162,418      $ 178,441       $ 157,056
  Gross margin %............................        52.1%          51.7%         52.4%          51.5%           45.5%
  Income from operations....................   $ 125,566      $  89,944     $  74,940      $  89,855       $  54,149
  Income from operations % of net sales.....        24.3%          23.1%         22.0%          24.4%           18.8%
  Net income................................   $  95,415      $  68,338     $  55,410      $  64,555       $  38,363
  Earnings per share:
    Basic...................................   $    1.58      $    1.18     $    0.99      $    1.19       $    0.72
    Diluted.................................   $    1.49      $    1.11     $    0.93      $    1.10       $    0.69
  Shares used in per share calculation:
    Basic...................................      60,241         57,704        55,986         54,412          52,916
    Diluted.................................      64,031         61,768        59,914         58,914          55,980
  Dividends declared per share..............   $    0.13      $    0.10     $    0.08      $    0.07       $    0.06
CONSOLIDATED BALANCE SHEET DATA:
  Working capital...........................   $ 335,090      $ 283,494     $ 218,073      $ 184,155       $ 128,838
  Total assets..............................   $ 728,352      $ 568,292     $ 461,038      $ 417,142       $ 313,863
  Long-term liabilities.....................   $      --      $      --     $      --      $      --       $      --
  Total stockholders' equity................   $ 615,567      $ 500,742     $ 414,752      $ 351,057       $ 272,738
  Book value per common share...............   $   10.12      $    8.46     $    7.35      $    6.37       $    5.13
OTHER DATA:
  Net cash provided by (used in):
    Operating activities....................   $ 182,845      $ 140,349     $  87,814      $  97,238       $  63,603
    Investment activities...................   $(169,559)     $(122,353)    $ (92,680)     $(115,593)      $ (43,593)
    Financing and other activities..........   $  (1,209)     $  (5,129)    $   1,687      $   5,887       $  (1,493)
  Increase (decrease) in cash and cash
    equivalents.............................   $  12,077      $  12,867     $  (3,179)     $ (12,468)      $  18,517

                 COMPARATIVE PER SHARE INFORMATION (UNAUDITED)

     The following table summarizes per share information for Maxim and Dallas Semiconductor on a historical, pro forma combined and equivalent pro forma combined basis. The following information should be read in conjunction with the audited consolidated financial statements of Maxim and Dallas Semiconductor, the unaudited interim consolidated financial statements of Maxim, the selected historical consolidated financial data of Maxim and Dallas Semiconductor, the selected pro forma combined financial data and the unaudited pro forma combined financial statements included elsewhere or incorporated by reference in this proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

                                     MAXIM

                                                      SIX MONTHS            FISCAL YEAR ENDED
                                                        ENDED        --------------------------------
                                                     DECEMBER 30,    JUNE 24,    JUNE 26,    JUNE 27,
                                                         2000          2000        1999        1998
                                                     ------------    --------    --------    --------
HISTORICAL PER COMMON SHARE DATA:
  Basic net income per share(1)....................     $0.68         $1.01       $0.74       $0.69
  Diluted net income per share(1)..................     $0.60         $0.88       $0.64       $0.59
  Book value per common share(2)...................     $4.38         $3.95       $3.24       $2.41

                              DALLAS SEMICONDUCTOR

                                               SIX MONTHS     TWELVE MONTHS       FISCAL YEAR ENDED
                                                 ENDED            ENDED        ------------------------
                                              DECEMBER 31,       JULY 2,       JANUARY 2,    JANUARY 3,
                                                  2000            2000            2000          1999
                                              ------------    -------------    ----------    ----------
HISTORICAL PER COMMON SHARE DATA:
  Basic net income per share(1)(4)..........    $ 0.81           $1.41           $1.18         $0.99
  Diluted net income per share(1)(4)........    $ 0.77           $1.32           $1.11         $0.93
  Book value per common share(2)............    $10.12           $9.29           $8.46         $7.35
  Dividends declared per share(3)(4)........    $ 0.065          $0.115          $0.100        $0.080

              PRO FORMA COMBINED AND EQUIVALENT PRO FORMA COMBINED


                                                     SIX MONTHS            FISCAL YEAR ENDED
                                                       ENDED        --------------------------------
                                                    DECEMBER 30,    JUNE 24,    JUNE 26,    JUNE 27,
                                                        2000          2000        1999        1998
                                                    ------------    --------    --------    --------
PRO FORMA COMBINED PER MAXIM COMMON SHARE DATA:
  Basic net income per share(5)(6)................    $0.75         $1.15        $0.88       $0.79
  Diluted net income per share(5)(6)..............    $0.67         $1.01        $0.77       $0.69
  Book value per common share(5)(7)...............    $5.67
  Dividends declared per share(5)(8)..............    $0.012        $0.022       $0.019      $0.015
EQUIVALENT PRO FORMA COMBINED PER DALLAS
  SEMICONDUCTOR COMMON SHARE DATA:
  Basic net income per share(5)(9)................    $0.47         $0.72        $0.55       $0.49
  Diluted net income per share(5)(9)..............    $0.42         $0.63        $0.48       $0.43
  Book value per common share(5)(9)...............    $3.55
  Dividends declared per share(5)(9)..............    $0.008        $0.014       $0.012      $0.009

-------------------------
(1) The historical basic and diluted net income per share is computed by dividing net income for each respective period by the number of weighted average common and common equivalent shares outstanding during each respective period, restated to reflect all previous stock splits.

(2) The historical book value per share is computed by dividing total stockholders' equity at the end of each respective period by the number of common shares outstanding at the end of each respective period, restated to reflect all previous stock splits.

(3) The historical dividends declared per share is based upon historical dividends declared for each respective period, restated to reflect all previous stock splits.

(4) The historical basic and diluted net income per share and dividends declared per share for Dallas Semiconductor for the twelve months ended July 2, 2000 includes the last two reported quarters of Dallas Semiconductor's fiscal year ended January 2, 2000 and the first two reported quarters of its fiscal year ended December 31, 2000. This presentation has the effect of including Dallas Semiconductor's unaudited results of operations and dividends declared per share for the six-month period ended January 2, 2000 in both the fiscal year ended January 2, 2000 and the twelve-month period ended July 2, 2000.


(5) The unaudited pro forma combined and equivalent pro forma combined basic and diluted net income per Maxim common share data are based upon the unaudited pro forma combined net income divided by the unaudited pro forma combined weighted average number of common and common equivalent shares outstanding of Maxim and Dallas Semiconductor for each respective period, at an assumed exchange ratio of 0.6262 shares of Maxim common stock for each share of Dallas Semiconductor common stock. The actual exchange ratio will not be determined until the close of business on the date immediately prior to the effective time of the merger. See "The Merger -- What You Will Receive in the Merger." The unaudited pro forma combined net income for the six months ended December 30, 2000 combines Maxim's net income for the six months ended December 30, 2000 with Dallas Semiconductor's net income for the six months ended December 31, 2000. Net income for the fiscal year ended June 24, 2000 combines Maxim's net income for the fiscal year ended June 24, 2000 with Dallas Semiconductor's net income for the twelve months ended July 2, 2000. This combining methodology includes the last two reported quarters of Dallas Semiconductor's fiscal year ended January 2, 2000 and the first two reported quarters of its fiscal year ended December 31, 2000. Net income for the fiscal years ended June 26, 1999 and June 27, 1998 combines Maxim's net income for the fiscal years ended June 26, 1999 and June 27, 1998 with Dallas Semiconductor's net income for the fiscal years ended January 2, 2000 and January 3, 1999, respectively. This presentation has the effect of including Dallas Semiconductor's unaudited results of operations for the six-month period ended January 2, 2000 in both the fiscal year ended January 2, 2000 and the twelve-month period ended July 2, 2000 included in the unaudited pro forma combined statements of operations. The unaudited pro forma combined and equivalent pro forma combined book value per Maxim share data reflect Maxim's per share data as of December 30, 2000 and Dallas Semiconductor's per share data as of December 31, 2000. The unaudited pro forma combined and equivalent pro forma combined dividends declared per Maxim share data reflect Dallas Semiconductor's historical dividends declared per share data as described in (3) and (4) above.



(6) The unaudited pro forma combined basic and diluted net income per Maxim share is computed by dividing the unaudited pro forma combined net income for each respective period by the unaudited pro forma combined weighted average number of common and common equivalent shares outstanding for each respective period.



(7) The unaudited pro forma combined book value per Maxim share is computed by dividing the unaudited pro forma combined stockholders' equity at the end of each respective period by the number of combined common shares outstanding at the end of the period, at an assumed exchange ratio of 0.6262 shares of Maxim common stock for each share of Dallas Semiconductor common stock. The actual exchange ratio will not be determined until the close of business on the date immediately prior to the effective time of the merger. See "The
    Merger -- What You Will Receive in the Merger."


(8) The unaudited pro forma combined dividends declared per Maxim share amounts are computed by dividing the historical dividends declared by Dallas Semiconductor by the unaudited pro forma combined weighted average basic shares outstanding for each respective period.


(9) The unaudited equivalent pro forma combined basic and diluted net income per Dallas Semiconductor share amounts, the unaudited equivalent pro forma book value per Dallas Semiconductor share amount, and the unaudited equivalent dividends declared per Dallas Semiconductor share amounts are calculated by multiplying the respective unaudited pro forma combined Maxim per share amounts by an assumed exchange ratio of 0.6262 shares of Maxim common stock for each share of Dallas Semiconductor common stock. The actual exchange ratio will not be determined until the close of business on the date immediately prior to the effective time of the merger. See "The
    Merger -- What You Will Receive in the Merger."

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


     Maxim common stock is traded on the Nasdaq National Market under the symbol "MXIM." The following table shows the high and low closing prices for a share of Maxim common stock on the Nasdaq National Market, based on published financial sources. The closing prices in the following table have been adjusted to reflect all previous stock splits through the date of this proxy statement/prospectus. Maxim has never paid a cash dividend since its inception and does not anticipate paying any cash dividends in the foreseeable future.



                                                               HIGH      LOW
                                                              ------    ------
Year Ended June 30, 1997
  First Quarter.............................................  $ 9.72    $ 5.16
  Second Quarter............................................  $12.06    $ 7.56
  Third Quarter.............................................  $14.16    $10.53
  Fourth Quarter............................................  $14.81    $11.38
Year Ended June 27, 1998
  First Quarter.............................................  $18.75    $13.97
  Second Quarter............................................  $19.10    $14.25
  Third Quarter.............................................  $21.00    $14.25
  Fourth Quarter............................................  $20.31    $13.81
Year Ended June 26, 1999
  First Quarter.............................................  $18.03    $13.60
  Second Quarter............................................  $22.47    $11.28
  Third Quarter.............................................  $27.50    $20.44
  Fourth Quarter............................................  $32.41    $24.60
Year Ended June 24, 2000
  First Quarter.............................................  $36.91    $30.13
  Second Quarter............................................  $47.94    $31.55
  Third Quarter.............................................  $73.69    $45.50
  Fourth Quarter............................................  $75.69    $50.31
Year Ended June 30, 2001
  First Quarter.............................................  $87.69    $62.19
  Second Quarter............................................  $85.06    $47.75
  Third Quarter through March 5, 2001(1)....................  $69.06    $46.13


-------------------------

(1) March 5, 2001 was the last trading day prior to the date of this proxy statement/prospectus.

     Dallas Semiconductor common stock is traded on the New York Stock Exchange under the symbol "DS." The following table shows the high and low closing prices for a share of Dallas Semiconductor common stock on the New York Stock Exchange and the cash dividend declared per share, based on published financial sources. The closing prices and cash dividends declared per share in the following table have been adjusted to reflect all previous stock splits through the date of this proxy statement/prospectus.



                                                                           CASH DIVIDEND
                                                        HIGH      LOW        PER SHARE
                                                       ------    ------    -------------
Year Ended December 28, 1997
  First Quarter......................................  $13.50    $11.38       $0.0175
  Second Quarter.....................................  $20.50    $12.82       $0.0175
  Third Quarter......................................  $21.25    $16.41       $0.0175
  Fourth Quarter.....................................  $27.50    $17.75       $0.0175
Year Ended January 3, 1999
  First Quarter......................................  $25.00    $16.60       $0.0200
  Second Quarter.....................................  $19.35    $14.35       $0.0200
  Third Quarter......................................  $17.69    $13.07       $0.0200
  Fourth Quarter.....................................  $20.38    $11.63       $0.0200
Year Ended January 2, 2000
  First Quarter......................................  $21.00    $16.75       $0.0250
  Second Quarter.....................................  $25.50    $20.07       $0.0250
  Third Quarter......................................  $27.72    $23.81       $0.0250
  Fourth Quarter.....................................  $32.22    $25.32       $0.0250
Year Ended December 31, 2000
  First Quarter......................................  $45.06    $28.92       $0.0325
  Second Quarter.....................................  $46.50    $33.88       $0.0325
  Third Quarter......................................  $47.00    $31.38       $0.0325
  Fourth Quarter.....................................  $39.63    $21.88       $0.0325
Year Ended December 30, 2001
  First Quarter through March 5, 2001(1).............  $37.90    $24.19       $0.0325


-------------------------

(1)March 5, 2001 was the last trading day prior to the date of this proxy statement/prospectus.



The following table sets forth the closing price per share of Maxim common stock on the Nasdaq National Market and of Dallas Semiconductor common stock on the New York Stock Exchange on January 26, 2001, the last full trading day prior to the announcement of the merger agreement; on March 5, 2001, the last full trading day before the date of this proxy statement/prospectus; and the equivalent per share prices for Dallas Semiconductor common stock based on the Maxim common stock prices multiplied by an assumed exchange ratio of 0.6262.



                                                                           ESTIMATED EQUIVALENT
                                      MAXIM        DALLAS SEMICONDUCTOR    DALLAS SEMICONDUCTOR
                                   COMMON STOCK        COMMON STOCK          PER SHARE PRICE
                                   ------------    --------------------    --------------------
January 26, 2001.................     $63.50              $26.81                  $39.76
March 5, 2001....................     $53.69              $32.56                  $33.62



     The actual equivalent per share price of a share of Dallas Semiconductor common stock that Dallas Semiconductor stockholders will receive if the merger is completed may increase or decrease from that noted in the table above due to continuous fluctuations in the per share price of Maxim common stock on the Nasdaq National Market and changes in the number of fully-diluted shares of Dallas Semiconductor common stock outstanding under the treasury stock method. WE URGE DALLAS SEMICONDUCTOR STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR MAXIM COMMON STOCK AND DALLAS SEMICONDUCTOR COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER. WE CANNOT GIVE ANY ASSURANCE AS TO THE FUTURE PRICES OR MARKETS FOR MAXIM COMMON STOCK. Following the merger, Maxim common stock will continue to be traded on the Nasdaq National Market, and there will be no further market for Dallas Semiconductor common stock.

                      RISK FACTORS RELATING TO THE MERGER

     By voting in favor of the merger agreement and the merger, you will be choosing to invest in Maxim common stock. You should carefully consider the following important factors, in addition to those discussed in the documents that Maxim and Dallas Semiconductor have filed with the SEC, which are incorporated by reference in this proxy statement/prospectus, to determine whether to vote to approve the merger agreement and the merger.

THE EXCHANGE RATIO WILL FLUCTUATE SO WE CANNOT PREDICT WITH COMPLETE ACCURACY HOW MANY SHARES OF MAXIM COMMON STOCK YOU WILL RECEIVE IN THE MERGER.

     In the merger, each share of Dallas Semiconductor common stock will be converted into the right to receive a number of shares of Maxim common stock equal to the exchange ratio. The exchange ratio, or the number of shares of Maxim common stock into which each share of Dallas Semiconductor stock will be converted, will fluctuate depending on the average closing price of Maxim common stock on the Nasdaq National Market for the ten consecutive trading days ending on the trading day that is two trading days prior to the effective time of the merger. The exchange ratio will also fluctuate depending on the number of fully-diluted shares of Dallas Semiconductor common stock outstanding as of the close of business on the trading day immediately preceding the effective time of the merger, which will be calculated using the treasury stock method. As a result, until the close of business on the date immediately prior to the effective time of the merger, the exchange ratio could fluctuate significantly, which could affect the number of shares of Maxim common stock that you receive in the merger.

THE VALUE OF EACH SHARE OF MAXIM COMMON STOCK YOU WILL RECEIVE COULD FLUCTUATE.


     The market price of Maxim shares has been, and may continue to be, volatile. In addition to conditions that affect the market for stocks of technology companies generally, factors such as those discussed under "Risk Factors Relating to Maxim" as well as challenges associated with the integration of Dallas Semiconductor's business may have a significant impact on the market price of Maxim shares. These conditions could cause the price of Maxim shares to fluctuate substantially over short periods. Moreover, the volatility of the market price of Maxim's common stock directly affects the exchange ratio calculation, as described in this proxy statement/prospectus. We discuss and refer to other factors affecting the market price of Maxim shares under "Special Note Regarding Forward-Looking Statements" on page 73. For historical and current market prices of Maxim shares, see "Summary of the Proxy Statement/Prospectus -- Comparative Per Share Market Price and Dividend Information" on page 16.


DALLAS SEMICONDUCTOR OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR RECOMMEND THE MERGER.

     The officers and directors of Dallas Semiconductor participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, yours. These interests include the following:

     - Maxim has agreed to cause the surviving corporation in the merger to indemnify each present and former Dallas Semiconductor officer and director against liabilities arising out of that person's services as an officer or director. Maxim will also cause the surviving corporation to maintain officers' and directors' liability insurance to cover any such liability for six years. Maxim guarantees these obligations.

     - Certain unvested options of officers and directors of Dallas Semiconductor will vest at the effective time of the merger, pursuant to previously existing arrangements.


     - Each non-employee director of Dallas Semiconductor will receive other benefits related to the change of control of Dallas Semiconductor equal to ten times his existing annual directors' fees, or $500,000 in the aggregate for each director, pursuant to arrangements that were put in place in 1993.

     - Certain officers and employee directors of Dallas Semiconductor will receive payments under their change of control agreements.

     - The right of Dallas Semiconductor officers who participate in the Dallas Semiconductor Executive Deferred Compensation Plan to receive a distribution of the shares of Dallas Semiconductor common stock held in the plan trust will accelerate at the effective time of the merger, pursuant to the terms previously established for the plan.

     - M.D. Sampels, currently a director of Dallas Semiconductor, will be elected to serve as a director on the Maxim board of directors at the effective time of the merger and will be eligible for compensation from Maxim for that service.


     As a result of these interests, these officers and directors could be more likely to support or recommend to Dallas Semiconductor stockholders the approval of the merger agreement and the merger than if they did not have these interests. Dallas Semiconductor stockholders should consider whether these interests may have influenced these officers and directors to support or recommend the approval of the merger agreement and the merger. For a more complete description of these interests, see "The Merger -- Interests of Dallas Semiconductor Officers and Directors in the Merger" beginning on page 41.


MAXIM MAY HAVE DIFFICULTY INTEGRATING DALLAS SEMICONDUCTOR'S OPERATIONS AND ATTRACTING AND RETAINING EMPLOYEES OF DALLAS SEMICONDUCTOR.

     There can be no guarantee that Maxim's management will be able to successfully integrate Dallas Semiconductor's employees and operations following the merger, and there is the risk that Maxim will be unable to retain all of Dallas Semiconductor's key employees for a number of reasons, including the risk that the cultures of the companies will not blend. Similarly, prospective employees of Dallas Semiconductor may experience uncertainty about their future role with Dallas Semiconductor or Maxim. This may adversely affect the ability of Maxim to attract and retain key management, engineering, sales, marketing and technical personnel. In addition, Maxim's limited experience in business acquisitions may limit Maxim's ability to plan for, and manage, the integration of the two companies. There also can be no assurance that any contemplated operating benefits from the merger will be realized.

THE INTEGRATION OF DALLAS SEMICONDUCTOR WILL REQUIRE SUBSTANTIAL TIME AND EFFORT OF KEY MANAGERS OF MAXIM, WHICH COULD DIVERT THE ATTENTION OF THOSE MANAGERS FROM OTHER MATTERS.

     Maxim's performance is substantially dependent on the continued services and on the performance of its senior management, who have many years of experience and specialized expertise in its business. The merger will place significant demands on Maxim's senior management, as they attempt to introduce Maxim's operating and management processes and methods at Dallas Semiconductor, and reduce the amount of time and resources they may otherwise be able to allocate to Maxim's business.

THE MERGER MAY CAUSE DALLAS SEMICONDUCTOR CUSTOMERS TO DELAY OR DEFER PURCHASING DECISIONS.

     Uncertainty regarding the merger may cause customers of Dallas Semiconductor to delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Dallas Semiconductor's customers could have a material adverse effect on Dallas Semiconductor's business, regardless of whether or not the merger is ultimately completed. There also can be no assurance that customers of each of Dallas Semiconductor and Maxim will continue their current buying patterns without regard to the proposed merger.

THE PRICE OF MAXIM COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF DALLAS SEMICONDUCTOR COMMON STOCK.

     Upon completion of the merger, holders of Dallas Semiconductor common stock will become holders of Maxim common stock. Maxim's business differs from that of Dallas Semiconductor, and Maxim's results of operations, as well as the price of Maxim common stock, may be affected by factors different from those affecting Dallas Semiconductor's results of operations and the price of Dallas Semiconductor common stock. For a discussion of Maxim's and Dallas Semiconductor's businesses and factors to consider in connection with their businesses, see Dallas Semiconductor's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Maxim's Annual Report on Form 10-K for the fiscal year ended June 24, 2000, which are incorporated by reference in this proxy statement/prospectus.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT DALLAS SEMICONDUCTOR'S OPERATIONS.

     If the merger is not completed, Dallas Semiconductor may be subject to a number of material risks, including the following:

     - if the merger agreement is terminated under specific circumstances, Dallas Semiconductor will be required to pay Maxim a termination fee of $75 million;

     - if the merger agreement is terminated under specific circumstances, the stock option granted to Maxim by Dallas Semiconductor will become exercisable;

     - the price of Dallas Semiconductor common stock may decline to the extent that the current market price of Dallas Semiconductor common stock reflects a market assumption that the merger will be completed;

     - costs related to the merger, such as legal, accounting and fairness opinion fees, must be paid even if the merger is not completed; and

     - Maxim could require Dallas Semiconductor to repurchase the stock option or shares of Dallas Semiconductor common stock it acquired under the stock option, resulting in additional costs to Dallas Semiconductor, subject to the limitation that the total economic benefit to Maxim resulting from specified terminations of the merger agreement not exceed $75 million.

     Further, if the merger agreement is terminated and Dallas Semiconductor's board of directors determines to seek another merger or business combination, it is not certain that it will be able to find another party willing to pay an equivalent or more attractive price than that which would have been paid in the merger. In addition, if the merger agreement is terminated and Maxim exercises its option to purchase Dallas Semiconductor common stock, Dallas Semiconductor would not be able to account for future transactions as a pooling of interests business combination, which could adversely affect Dallas Semiconductor's ability to enter into another merger or business combination.

                         RISK FACTORS RELATING TO MAXIM

MAXIM'S FUTURE OPERATING RESULTS ARE SUBJECT TO UNCERTAINTIES.

     The semiconductor market has historically been cyclical and subject to significant economic downturns at various times. After a period of increasing demand that extended through fiscal 2000, more recently the semiconductor industry, including the portions in which Maxim participates, has been experiencing decreased demand. It is unclear whether this decrease, as it relates to Maxim, is attributable principally to certain customers' having over-ordered in prior periods so that they now have more inventory on hand than they have a current need for or whether the decline has more fundamental and potentially longer-lasting bases. Maxim's ability to achieve future revenue growth depends on whether, and the extent to which, demand for its products increases and reflects real end-user demand, and whether customer cancellations and delays of outstanding orders increase.

THE COMPLEXITY OF MAXIM'S BUSINESS AND THE UNPREDICTABILITY OF THE MARKETS IT SERVES MAY IMPACT ITS QUARTERLY RESULTS.

     Maxim's ability to realize its quarterly revenue goals and projections is affected to a significant extent by its ability to match inventory and current production mix with the product mix required to fulfill orders on hand and orders received within a quarter for delivery in that quarter. This issue, which has been one of the distinguishing characteristics of the analog integrated circuit industry, results from the very large number of individual parts offered for sale and the very large number of customers combined with limitations on Maxim's and its customers' ability to forecast orders accurately and relatively lengthy manufacturing cycles. Because of this extreme complexity in Maxim's business, no assurance can be given that Maxim will achieve a match of inventory on hand, production units and shippable orders sufficient to realize quarterly revenue goals.

     In addition, in certain markets where end-user demand may be particularly volatile and difficult to predict, such as notebook computers and telephones, some Maxim customers place orders that require Maxim to manufacture product and have it available for shipment, even though the customer is unwilling to make a binding commitment to purchase all, or even any, of the product. At any given time this situation could affect a portion of Maxim's 90-day backlog. As a result, in any quarterly fiscal period, Maxim is subject to the risk of cancellation of orders leading to a sharp fall-off of sales and backlog. Further, those orders may be for products that meet the customer's unique requirements so that those cancelled orders would, in addition, result in an inventory of unsaleable products, and consequent inventory write-offs. Because of lengthy manufacturing cycles for certain of the products subject to these uncertainties, the amount of unsaleable product could be substantial. Maxim routinely estimates inventory reserves required for such product. Actual results may differ from these reserve estimates, and such differences may be material to Maxim's financial condition, gross margins and results of operations.

IF MAXIM IS UNABLE TO INTRODUCE NEW PRODUCTS, DEVELOP NEW PROCESS TECHNOLOGIES AND PENETRATE NEW MARKETS, ITS FUTURE SUCCESS MAY BE THREATENED.

     Maxim's future success will continue to depend on its continued ability to introduce new products and to develop new process technologies. Semiconductor design and process technology are subject to rapid technological change, requiring a high level of expenditures for research and development. Design and process development for the analog portion of the market in which Maxim participates are particularly challenging. The success of new product introductions is dependent on several factors, including proper new product selection, timely product introduction, achievement of acceptable production yields and market acceptance. From time to time, Maxim has not fully achieved its new product introduction and process development goals. There can be no assurance that Maxim will successfully develop or implement new process technologies or that new products will be introduced on a timely basis or receive substantial market acceptance.

     In addition, Maxim's growth is dependent on its continued ability to penetrate new markets where Maxim has limited experience and competition is intense. There can be no assurance that the markets being served by Maxim will continue to grow, that Maxim's existing and new products will meet the requirements of such markets, that Maxim's products will achieve customer acceptance in such markets, that competitors will not force prices to an unacceptably low level or take market share from Maxim or that Maxim can achieve or maintain profitability in these markets.


MAXIM'S MANUFACTURING FACILITIES AND PROCESSES ARE SUBJECT TO RISKS THAT MAY IMPACT ITS RESULTS OF OPERATIONS.

     The fabrication of integrated circuits is a highly complex and precise process. Minute impurities, contaminants in the manufacturing environment, difficulties in the fabrication process, defects in the masks used in the wafer manufacturing process, manufacturing equipment failures, wafer breakage, or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. Maxim has from time to time experienced lower-than-expected production yields, which have delayed product shipments and adversely affected gross margins. There can be no assurance that Maxim will not experience a decrease in manufacturing yields or that Maxim will be able to maintain acceptable manufacturing yields in the future.

     The number of shippable die per wafer for a given product is critical to Maxim's results of operations. To the extent Maxim does not achieve acceptable manufacturing yields or experiences delays in its wafer fabrication, assembly or final test operations, its results of operations could be adversely affected. During periods of decreased demand, fixed wafer fabrication costs could have an adverse effect on Maxim's financial condition, gross margins and results of operations.

     Maxim is currently in the process of expanding its wafer manufacturing capacity at its existing wafer manufacturing facilities in order to meet increased customer demand for its products. Should Maxim be unsuccessful in completing this expansion on time or should customer demand decrease and Maxim no longer need the additional capacity, Maxim's financial position and results of operation could be adversely impacted.

     Maxim manufactures over 95% of its wafer production requirements internally. Given the nature of Maxim's products, it would be difficult to arrange for independent manufacturing facilities to supply these products. Any prolonged inability to utilize one of Maxim's manufacturing facilities as a result of fire, natural disaster, unavailability of electric power or otherwise, would have a material adverse effect on Maxim's results of operations.

COMPETITION COULD REDUCE MAXIM'S MARKET SHARE AND DECREASE ITS PROFIT MARGINS.

     Maxim experiences intense competition from a number of companies, some of which have significantly greater financial, manufacturing, technical and marketing resources than Maxim and intellectual property rights to which Maxim is not privy. To the extent that Maxim's proprietary products become more successful, competitors will offer second source products for some of those products, possibly causing some erosion of profit margins. Although foreign manufacturers have not played a major role in the markets from which Maxim currently derives the bulk of its revenue, some possess the necessary technical and financial capabilities to participate in these markets, and there can be no assurance that significant foreign competition will not develop in the future.

MAXIM'S DEPENDENCE ON INDEPENDENT DISTRIBUTORS AND SALES REPRESENTATIVES MAY IMPACT ITS BUSINESS.

     A significant portion of Maxim's sales is realized through independent electronics distributors and independent sales representatives that are not under the control of Maxim. A larger percentage of the sales of Dallas Semiconductor are through such channels. These independent sales organizations generally represent product lines offered by several companies and thus could reduce their sales efforts applied to Maxim's products or terminate their representation of Maxim. Payment terms for foreign distributors are substantially longer, either according to contract or by practice, than for U.S. customers. The inability to collect open accounts could adversely affect Maxim's results of operations. In fiscal 1999, Maxim initiated its own distribution activities in the U.S. It is uncertain how Maxim's independent distributors will react to this change. Termination of a significant distributor, whether at Maxim's or the distributor's initiative, could be disruptive to Maxim's current business. If Maxim were unable to find suitable replacements, terminations by significant distributors or representatives could have a material adverse impact on Maxim.

MAXIM'S DEPENDENCE ON INDEPENDENT FOUNDRIES AND SUBCONTRACTORS AND ON ITS PHILIPPINES TEST FACILITY MAY IMPACT MAXIM'S BUSINESS AND RELATIONSHIPS WITH ITS CUSTOMERS.

     Although Maxim has an internal capability to fabricate most of its wafers, Maxim remains dependent on outside silicon foundries for a small but important portion of its wafer fabrication. None of the foundries currently used by Maxim is affiliated with Maxim. As is typical in the semiconductor industry, from time to time Maxim has experienced disruptions in the supply of processed wafers from these foundries due to quality problems, failure to achieve satisfactory electrical yields and capacity limitations. Procurement from foundries is done by purchase order and long-term contracts. If these foundries are unable or unwilling to produce adequate supplies of processed wafers conforming to Maxim's quality standards, Maxim's business and relationships with its customers for the limited quantities of products produced by these foundries would be adversely affected. Finding alternate sources of supply or initiating internal wafer processing for these products would not be economically feasible.

     Maxim relies on subcontractors located in the Philippines, Malaysia, Thailand and South Korea to separate wafers into individual integrated circuits and package them. Maxim performs final testing for almost all of its products at a facility owned by Maxim in the Philippines. In the past, South Korea and the Philippines have experienced political disorders, labor disruptions and natural disasters. Although Maxim has been affected by these problems, none has materially affected Maxim's revenues or costs to date. However, similar problems in the future, or more aggravated consequences of current problems, could affect deliveries to Maxim of assembled, tested product, possibly resulting in substantial delayed or lost sales and/or increased expense.

THE AVAILABILITY OF MATERIALS, SUPPLIES AND SUBCONTRACT SERVICES MAY IMPACT MAXIM'S ABILITY TO ACHIEVE ITS MANUFACTURING AND REVENUE PLANS.

     Over the past few years, the semiconductor industry has experienced a very large expansion of fabrication capacity and production worldwide. As a result of increasing demands from semiconductor manufacturers, availability of certain basic materials and supplies, such as polysilicon, silicon wafers, lead frames and molding compounds, and of subcontract services, such as epitaxial growth and ion implantation, and assembly of integrated circuits into packages, have, from time to time, been in short supply, and may be expected to come into short supply again if overall industry demand increases. Maxim devotes continuous efforts to maintain availability of all required materials, supplies and subcontract services. However, Maxim does not have long-term agreements providing for all of these materials, supplies and services, and shortages could occur as a result of capacity limitations or production constraints on suppliers that could have materially adverse effects on Maxim's ability to achieve its planned production.

     In addition, suppliers of semiconductor manufacturing equipment are sometimes unable to deliver test and/or fabrication equipment to a schedule that meets Maxim's requirements. Delays in delivery of equipment needed for planned growth could adversely affect Maxim's ability to achieve its manufacturing and revenue plans in the future.

MAXIM'S ABILITY TO PROTECT ITS PROPRIETARY INFORMATION MAY IMPACT ITS BUSINESS AND REVENUES.

     Maxim relies primarily upon know-how, rather than on patents, to develop and maintain its competitive position. There can be no assurance that others will not develop or patent similar technology or reverse engineer Maxim's products or that the confidentiality agreements upon which Maxim relies will be adequate to protect its interests. Other companies have obtained patents covering a variety of semiconductor designs and processes, and Maxim might be required to obtain licenses under some of these patents or be precluded from making and selling the infringing products, if such patents are found to be valid. There can be no assurance that Maxim would be able to obtain licenses, if required, upon commercially reasonable terms.

DEFENDING INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS MAY BE EXPENSIVE AND DISRUPT MAXIM'S BUSINESS.


     Maxim is subject to various legal proceedings and other similar claims that involve possible infringement of patent or other intellectual property rights of third parties. Maxim is currently a defendant in a lawsuit brought by Linear Technology Corporation in which Linear alleges that Maxim has willfully infringed Linear's patent relating to control circuits and methods for maintaining high efficiencies over broad current ranges in a switching regulator circuit. Linear seeks unspecified actual and treble monetary damages and a permanent injunction against Maxim. In addition, from time to time, Maxim receives notices that its products or processes may be infringing the intellectual property rights of others.


     If one or more of Maxim's products or processes were determined to infringe any intellectual property rights, Maxim might be enjoined by a court from further manufacture and/or sale of the affected products. Maxim would then need to obtain a license from the holders of the rights and/or to reengineer Maxim's products or processes in such a way as to avoid the alleged infringement. In any of those cases, there can be no assurance that Maxim would be able to obtain any necessary license on commercially reasonable terms or that Maxim would be able to reengineer its products or processes to avoid infringement. An adverse result in litigation arising from such a claim could involve an injunction to prevent the sales of a material portion of Maxim's products, a reduction or the elimination of the value of related inventories and the assessment of a substantial monetary award for damages related to past sales.

FOREIGN LEGISLATION AND FLUCTUATIONS IN CURRENCY EXCHANGE MAY IMPACT MAXIM'S REVENUES.

     Many of the materials and manufacturing steps in Maxim's products are supplied by foreign companies or by Maxim's operations abroad, such as its test operations in the Philippines. Approximately 57% of Maxim's net revenues and 45% percent of Dallas Semiconductor's net revenues in fiscal 2000 were from foreign customers. Accordingly, both manufacturing and sales of Maxim's products may be adversely affected by political or economic conditions abroad. In addition, various forms of protectionist trade legislation have been proposed in the United States and certain foreign countries. A change in current tariff structures or other trade policies could adversely affect Maxim's foreign manufacturing or marketing strategies. Currency exchange fluctuations could also increase the cost of components manufactured abroad and the cost of Maxim's products to foreign customers or decrease the costs of products from Maxim's foreign competitors.

IF ONE OR MORE OF MAXIM'S KEY EMPLOYEES WERE TO LEAVE, IT COULD EXPERIENCE DIFFICULTIES IN REPLACING THEM AND MAXIM'S OPERATING RESULTS COULD SUFFER.

     Maxim's success depends to a significant extent upon the continued service of its president, John F. Gifford, its other executive officers and key management and technical personnel, particularly its experienced engineers, and on its ability to continue to attract, retain and motivate qualified personnel. The competition for these employees is very intense. The loss of the services of Mr. Gifford or several of Maxim's executive officers could have a material adverse effect on Maxim. In addition, there could be a material adverse effect on Maxim should the turnover rates for engineers and other key personnel increase significantly or should Maxim be unable to continue to attract qualified personnel.

                              THE SPECIAL MEETING


     This proxy statement/prospectus is furnished in connection with the solicitation of proxies from Dallas Semiconductor stockholders for use at the Dallas Semiconductor special meeting in connection with our proposed merger. This proxy statement/prospectus is also furnished to Dallas Semiconductor stockholders as a prospectus in connection with the issuance of Maxim shares in the merger. This proxy statement/prospectus and accompanying form of proxy are first being mailed to Dallas Semiconductor stockholders on or about March 8, 2001.


TIME AND PLACE; PURPOSES


     The special meeting will be held on April 11, 2001, at 8:30 a.m., at the offices of Dallas Semiconductor, 4401 South Beltwood Parkway, Dallas, Texas. At the special meeting, Dallas Semiconductor stockholders will be asked to vote on the proposal to approve and adopt the merger agreement and the merger and to conduct any other business as may properly come before the special meeting.


RECORD DATE


     Dallas Semiconductor's board of directors established the close of business on February 26, 2001 as the record date to determine which of its stockholders are entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, 62,836,712 shares of Dallas Semiconductor common stock were outstanding and entitled to vote at the special meeting, and were held by approximately 450 record holders. The shares of Dallas Semiconductor common stock constitute the only outstanding class of Dallas Semiconductor securities. Each share of Dallas Semiconductor common stock is entitled to one vote on the merger agreement and the merger.


QUORUM

     The presence at the special meeting, either in person or by proxy, of a majority of the shares of Dallas Semiconductor common stock outstanding on the record date is necessary to constitute a quorum to transact business at the special meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies.

     Abstentions and "broker non-votes" will be counted for the purpose of determining whether a quorum is present. Broker non-votes are shares held by brokers or nominees on behalf of customers that are represented at the meeting but with respect to which the broker or nominee has not been instructed how to vote. Brokers holding shares of Dallas Semiconductor common stock in street name for customers are prohibited from voting those customers' shares regarding the merger agreement and the merger in the absence of specific instructions from those customers.

VOTE REQUIRED

     Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Dallas Semiconductor common stock on the record date. Failure to vote, abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement and the merger. However, because approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Dallas Semiconductor common stock on the record date, failure to vote, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the merger agreement and the merger. Votes may be cast at the special meeting in person or by proxy by stockholders of record and by voting instruction by beneficial owners.


     Dallas Semiconductor's directors and executive officers owned, as of the record date, 2,066,061 shares of Dallas Semiconductor's common stock, which represented 3.3% of the outstanding shares.

PROXIES

     Shares of Dallas Semiconductor common stock represented by properly executed proxies, if the proxies are received in time and are not revoked, will be voted in accordance with instructions indicated on the proxies. Except for the broker non-votes, if no instructions are indicated, these proxies will be voted "FOR" approval and adoption of the merger agreement and the merger, and as determined by the Dallas Semiconductor board of directors as to any other matter that may properly come before the special meeting. In the event that a quorum is not present at the time the special meeting is convened, or if for any other reason Dallas Semiconductor believes that additional time should be allowed for the solicitation of proxies, Dallas Semiconductor may postpone the special meeting to a later date or time or may adjourn the special meeting with or without a vote of stockholders.

     Any Dallas Semiconductor stockholder who executes and returns a proxy may revoke it at any time prior to the voting of proxies by giving written notice to Dallas Semiconductor's corporate secretary by executing a later-dated proxy or by attending the special meeting and voting in person.

     All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Dallas Semiconductor Corporation, 4401 South Beltwood Parkway, Dallas, Texas, 75244, Attention:
Secretary. A proxy appointment will not be revoked by death or incapacity of the Dallas Semiconductor stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with Dallas Semiconductor's corporate secretary or other person responsible for tabulating votes on Dallas Semiconductor's behalf.

     Your attendance at the special meeting will not by itself constitute revocation of your proxy. Your proxy will be revoked if you elect to vote in person at the special meeting. If you instructed your broker to vote your shares of Dallas Semiconductor common stock, you must follow the broker's directions in order to change your vote.

SOLICITATION OF PROXIES AND EXPENSES


     Dallas Semiconductor will pay the cost of soliciting proxies. In addition to solicitation by mail, Dallas Semiconductor's officers and employees, without additional remuneration, may solicit proxies by telephone, fax, telegram or in person. Arrangements will also be made with brokerage houses and other nominees and fiduciaries for forwarding solicitation material to the beneficial owners of stock held of record by those persons, and Dallas Semiconductor will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. Dallas Semiconductor has retained Mellon Investor Services, LLC to assist in the solicitation of proxies for a customary fee, plus reimbursement of expenses.

                                   THE MERGER

STRUCTURE OF THE MERGER

     In accordance with the merger agreement and Delaware law, MI Acquisition Sub, Inc., a wholly owned subsidiary of Maxim formed for the purpose of the merger, will merge with and into Dallas Semiconductor. Dallas Semiconductor will be the surviving corporation in the merger and become a wholly owned subsidiary of Maxim. In the merger, each share of common stock, par value $0.02 per share, of Dallas Semiconductor outstanding as of the time of the merger will be converted into the right to receive a number of shares of Maxim common stock equal to the exchange ratio described in the merger agreement.


     The merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware or at such other time as will be specified in the certificate of merger. The effective time of the merger will occur as soon as practicable after the last of the conditions in the merger agreement has been satisfied or waived. We expect the merger to occur on or about April 11, 2001.


WHAT YOU WILL RECEIVE IN THE MERGER

     In the merger, each share of your Dallas Semiconductor common stock will be exchanged for a fraction of a share of Maxim common stock, with the fraction determined as follows:

     - if the average closing price of Maxim's common stock over the ten trading days ending the two trading days prior to the closing of the merger is equal to or greater than $61.00, then the fraction will be determined by dividing 40,000,000 by the number of fully-diluted shares of Dallas Semiconductor common stock outstanding;

     - if the average closing price of Maxim's common stock over the ten trading days ending the two trading days prior to the closing of the merger is equal to or less than $52.00, then the fraction will be determined by dividing 42,000,000 by the number of fully-diluted shares of Dallas Semiconductor common stock outstanding; and

     - if the average closing price of Maxim's common stock over the ten trading days ending the two trading days prior to the closing of the merger is greater than $52.00 but less than $61.00, then the fraction will be determined in the following manner: the numerator is derived by subtracting Maxim's average closing price during that period from $61.00, dividing the result by $9.00, multiplying that result by 2,000,000 and adding the total figure to 40,000,000; and the denominator is the number of fully-diluted shares of Dallas Semiconductor common stock outstanding.

     The number of fully-diluted shares of Dallas Semiconductor common stock outstanding will be calculated as of the close of business on the trading day immediately preceding the effective time of the merger. This calculation will be made using the treasury stock method as follows:

     - determine the number of outstanding shares of Dallas Semiconductor's common stock less all treasury shares;


     - add to that number all shares of Dallas Semiconductor's common stock issuable upon the exercise of dilutive stock options, warrants or other rights, of any kind; and


     - using the trading price of Dallas Semiconductor's common stock at the close of business on the trading day immediately preceding the effective time of the merger, subtract from the total determined above all shares of Dallas Semiconductor's common stock purchasable in the market with the proceeds Dallas Semiconductor would have received had all dilutive outstanding stock options, warrants or other rights been exercised at that time. These proceeds will be adjusted to take into account the income tax consequences that would have arisen from this exercise, had it in fact occurred, using a 35% effective income tax rate.

     No fractional Maxim shares will be issued in the merger, and cash equal to the value of any fraction of a share will be paid in place thereof. All shares of Dallas Semiconductor common stock held in the treasury of Dallas Semiconductor or by Maxim or MI Acquisition Sub will be canceled.


     The following is an illustration of implied exchange ratios assuming an average closing price of Maxim common stock between $100 and $15. For each average closing price an implied exchange ratio has been determined based on (1) the number of outstanding shares of Dallas Semiconductor common stock and options to purchase Dallas Semiconductor common stock outstanding as of February 26, 2001 and (2) a calculation of the number of fully-diluted Dallas Semiconductor shares of common stock that would have been outstanding on February 26, 2001, calculated using an implied price per share of Dallas Semiconductor common stock derived from the relevant average closing price and the exchange ratio formula contained in the merger agreement. The 0.6262 assumed exchange ratio used to prepare the unaudited pro forma combined financial statements contained in this proxy statement/prospectus was calculated using an assumed average closing price for Maxim of $56.24, which was the average closing price of Maxim common stock during the ten trading days ending on February 27, 2001, and applying the methodology described in this paragraph to determine the number of fully-diluted shares of Dallas Semiconductor common stock outstanding under the treasury stock method.



     The number of outstanding shares of Dallas Semiconductor common stock and options to purchase shares of Dallas Semiconductor common stock are subject to change between February 26, 2001 and the effective time of the merger. In addition, the actual closing price of Dallas Semiconductor common stock on the last trading day before the effective time of the merger, which is the price that will be used to determine the number of outstanding shares of Dallas Semiconductor common stock using the treasury stock method, is likely to be different from the implied share price derived from the average closing price of Maxim common stock during the ten trading days ending on the trading day that is two trading days prior to the effective time of the merger, which is the trading period that will be used to determine the numerator used to calculate the exchange ratio as described above. AS A RESULT, THE ACTUAL EXCHANGE RATIO DETERMINED PURSUANT TO THE MERGER

AGREEMENT IS LIKELY TO VARY FROM THE IMPLIED EXCHANGE RATIOS SET FORTH BELOW AND THE ASSUMED EXCHANGE RATIO USED TO PREPARE THE UNAUDITED PRO FORMA FINANCIAL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.



 MAXIM                MAXIM                MAXIM                MAXIM                MAXIM
AVERAGE   IMPLIED    AVERAGE   IMPLIED    AVERAGE   IMPLIED    AVERAGE   IMPLIED    AVERAGE   IMPLIED
CLOSING   EXCHANGE   CLOSING   EXCHANGE   CLOSING   EXCHANGE   CLOSING   EXCHANGE   CLOSING   EXCHANGE
 PRICE     RATIO      PRICE     RATIO      PRICE     RATIO      PRICE     RATIO      PRICE     RATIO
-------   --------   -------   --------   -------   --------   -------   --------   -------   --------
$100.00    0.5985     83.00     0.6018     66.00     0.6067     49.00     0.6439     32.00     0.6545
  99.50    0.5986     82.50     0.6019     65.50     0.6069     48.50     0.6443     31.50     0.6547
  99.00    0.5987     82.00     0.6020     65.00     0.6071     48.00     0.6446     31.00     0.6549
  98.50    0.5988     81.50     0.6022     64.50     0.6073     47.50     0.6449     30.50     0.6551
  98.00    0.5988     81.00     0.6023     64.00     0.6075     47.00     0.6453     30.00     0.6554
  97.50    0.5989     80.50     0.6024     63.50     0.6077     46.50     0.6456     29.50     0.6556
  97.00    0.5990     80.00     0.6025     63.00     0.6079     46.00     0.6459     29.00     0.6559
  96.50    0.5991     79.50     0.6027     62.50     0.6081     45.50     0.6463     28.50     0.6561
  96.00    0.5992     79.00     0.6028     62.00     0.6082     45.00     0.6467     28.00     0.6564
  95.50    0.5993     78.50     0.6029     61.50     0.6084     44.50     0.6470     27.50     0.6566
  95.00    0.5994     78.00     0.6031     61.00     0.6087     44.00     0.6474     27.00     0.6569
  94.50    0.5994     77.50     0.6032     60.50     0.6105     43.50     0.6478     26.50     0.6572
  94.00    0.5995     77.00     0.6033     60.00     0.6123     43.00     0.6482     26.00     0.6575
  93.50    0.5996     76.50     0.6035     59.50     0.6142     42.50     0.6486     25.50     0.6578
  93.00    0.5997     76.00     0.6036     59.00     0.6160     42.00     0.6490     25.00     0.6581
  92.50    0.5998     75.50     0.6037     58.50     0.6178     41.50     0.6494     24.50     0.6584
  92.00    0.5999     75.00     0.6039     58.00     0.6197     41.00     0.6498     24.00     0.6588
  91.50    0.6000     74.50     0.6040     57.50     0.6215     40.50     0.6503     23.50     0.6591
  91.00    0.6001     74.00     0.6042     57.00     0.6234     40.00     0.6507     23.00     0.6595
  90.50    0.6002     73.50     0.6043     56.50     0.6252     39.50     0.6512     22.50     0.6599
  90.00    0.6003     73.00     0.6045     56.00     0.6271     39.00     0.6517     22.00     0.6603
  89.50    0.6004     72.50     0.6046     55.50     0.6290     38.50     0.6520     21.50     0.6607
  89.00    0.6005     72.00     0.6048     55.00     0.6308     38.00     0.6523     21.00     0.6612
  88.50    0.6006     71.50     0.6049     54.50     0.6327     37.50     0.6525     20.50     0.6616
  88.00    0.6007     71.00     0.6051     54.00     0.6346     37.00     0.6527     20.00     0.6621
  87.50    0.6008     70.50     0.6052     53.50     0.6365     36.50     0.6529     19.50     0.6626
  87.00    0.6009     70.00     0.6054     53.00     0.6384     36.00     0.6530     19.00     0.6632
  86.50    0.6010     69.50     0.6056     52.50     0.6403     35.50     0.6532     18.50     0.6638
  86.00    0.6011     69.00     0.6057     52.00     0.6422     35.00     0.6534     18.00     0.6644
  85.50    0.6012     68.50     0.6059     51.50     0.6424     34.50     0.6535     17.50     0.6647
  85.00    0.6014     68.00     0.6061     51.00     0.6427     34.00     0.6537     17.00     0.6649
  84.50    0.6015     67.50     0.6062     50.50     0.6430     33.50     0.6539     16.50     0.6651
  84.00    0.6016     67.00     0.6064     50.00     0.6433     33.00     0.6541     16.00     0.6654
  83.50    0.6017     66.50     0.6066     49.50     0.6436     32.50     0.6543     15.50     0.6656
                                                                                     15.00     0.6659


EXCHANGE OF DALLAS SEMICONDUCTOR STOCK CERTIFICATES FOR MAXIM STOCK CERTIFICATES

     When the merger is completed, Maxim will mail to Dallas Semiconductor stockholders a letter of transmittal and instructions for use in surrendering Dallas Semiconductor stock certificates in exchange for Maxim stock certificates. When you deliver your Dallas Semiconductor stock certificates to the transfer agent along with a properly executed letter of transmittal and any other required documents, your Dallas Semiconductor stock certificates will be canceled and you will receive Maxim stock certificates representing the number of full shares of Maxim common stock to which you are entitled under the merger agreement.

     You will receive payment in cash, without interest, in place of any fractional shares of Maxim common stock which would have been otherwise issuable to you as a result of the merger based on the average closing price of Maxim common stock for the ten consecutive trading days ending on the trading day that is two trading days prior to the effective time of the merger. Maxim will only issue a Maxim stock certificate or a check in place of a fractional share in a name other than that in which a surrendered Dallas Semiconductor stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes or that such transfer taxes were not applicable.

     PLEASE DO NOT SUBMIT YOUR DALLAS SEMICONDUCTOR STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.

     You will not be entitled to receive any dividends or other distributions on Dallas Semiconductor common stock after the merger is completed. If there is any dividend or other distribution on Maxim common stock with a record date after the merger and a payment date prior to the date you surrender your Dallas Semiconductor stock certificates in exchange for Maxim stock certificates, you will receive the dividend or distribution with respect to the whole shares of Maxim common stock issued to you promptly after they are issued.

BACKGROUND OF THE MERGER

     On November 16, 2000, Mr. C.V. Prothro, age 58, the founder, chairman of the board and chief executive officer of Dallas Semiconductor died suddenly. At a meeting of Dallas Semiconductor's board of directors on November 18, 2000, the Interim Office of the Chief Executive was formed, with its members being the non-employee directors of Dallas Semiconductor -- Richard L. King, M.D. Sampels and Carmelo J. Santoro. The Interim Office of the Chief Executive was created to seek out and evaluate all available alternatives to replace the leadership lost as a result of Mr. Prothro's death.

     While no determination had been made as to any specific alternative, on or about November 20, 2000, Mr. Sampels, with the concurrence of the Dallas Semiconductor board of directors, identified several semiconductor companies with strong management and leadership that might be candidates for a strategic business combination with Dallas Semiconductor. The first call made by Mr. Sampels was to Mr. Jack Gifford, the chairman of the board and chief executive officer of Maxim. Mr. Sampels and Mr. Gifford determined that there might be some interest on the part of both parties in exploring the possibility of a strategic business combination. They scheduled a meeting at Maxim's offices for December 7, 2000. Prior to the meeting, Mr. Sampels provided Mr. Gifford certain background information regarding Dallas Semiconductor.

     On December 6, 2000, Maxim's board of directors met by telephone. Mr. Gifford informed Maxim's board of directors of his discussions with Mr. Sampels and reviewed the current status and the background of a possible strategic business combination with Dallas Semiconductor. Members of Maxim's senior management provided an overview of Dallas Semiconductor's business, operations, financial results, financial condition and prospects. Mr. Gifford advised Maxim's board of directors that he would report further following a meeting with Dallas Semiconductor representatives.

     On December 7, 2000, Mr. Sampels and Mr. Alan Hale, Dallas Semiconductor's chief financial officer, met with Mr. Gifford and members of Maxim's board of directors and senior management at Maxim's offices. A general discussion of the semiconductor industry and of Dallas Semiconductor and Maxim ensued. At the conclusion of the meeting, both parties indicated further interest in exploring the possibility of a strategic business combination and agreed to schedule a follow-up meeting.

     Mr. Sampels also received inquiries from other semiconductor companies. These inquiries were reported to Dallas Semiconductor's board of directors and Mr. Sampels, with the concurrence of Dallas Semiconductor's board of directors, followed up on these inquiries. From this time up to the execution of the definitive merger agreement, Mr. Sampels and Mr. Hale met with certain of these companies to discuss in general terms the possibility of a strategic business combination with Dallas Semiconductor. Dallas Semiconductor's board of directors was kept apprised of the nature of these discussions. These discussions, however, remained general and exploratory in nature and definitive terms of a possible transaction were not discussed.

     On December 8, 2000, Dallas Semiconductor's board of directors met. The current status of the company was discussed, and Mr. Sampels updated Dallas Semiconductor's board of directors on the discussions that had taken place with Maxim and another potential candidate he had contacted, as well as interest expressed by others in a possible strategic business combination. After discussing the options and alternatives available to Dallas Semiconductor with respect to its future management and direction, Dallas Semiconductor's board of directors unanimously authorized Mr. Sampels to proceed with discussions, which thereafter included several telephone conversations between Mr. Sampels and Mr. Gifford.

     On December 11, 2000, Maxim's board of directors met by telephone to discuss the progress of Mr. Gifford's discussions with representatives of Dallas Semiconductor. Mr. Gifford reported the results of those discussions and was instructed by Maxim's board of directors to continue discussing the possibility of a strategic business combination with Dallas Semiconductor.

     On December 14, 2000, Mr. Sampels and Mr. Hale met at the offices of Maxim with Mr. Gifford and members of Maxim's board of directors and senior management. The parties continued to discuss the relative merits of a strategic business combination between Dallas Semiconductor and Maxim.

     On December 18, 2000, Mr. Sampels and Mr. Hale, together with Mr. Richard King, a director of Dallas Semiconductor, met with representatives of Robertson Stephens, Inc. The parties generally discussed valuations of companies in the semiconductor industry and the potential engagement of Robertson Stephens to render a fairness opinion.

     On December 18, 2000, Dallas Semiconductor's board of directors met by telephone. Mr. Sampels and Mr. Hale updated Dallas Semiconductor's board of directors on the ongoing discussions with Maxim and on their meeting with Robertson Stephens. Dallas Semiconductor's board of directors authorized Mr. Sampels and Mr. Hale to continue their discussions with Maxim.

     On December 18, 2000, Maxim's board of directors met by telephone. Mr. Gifford reported on developments regarding the possible strategic business combination with Dallas Semiconductor. Maxim's board of directors and members of Maxim's senior management discussed the business, operations, financial results, financial condition and prospects of Dallas Semiconductor and Maxim. Maxim's board of directors instructed Mr. Gifford and Maxim's senior management to continue discussions with Dallas Semiconductor.

     On December 19, 2000, Mr. Sampels and Mr. Hale again met at the offices of Maxim with Mr. Gifford and members of Maxim's board of directors and senior management. Legal representatives of Maxim and Dallas Semiconductor were also present. At that meeting, various structures and exchange ratios for a possible strategic business combination were discussed. The parties did not reach any agreement on the possible terms of a transaction. Mr. Gifford instructed his representatives and legal counsel to begin preliminary due diligence of Dallas Semiconductor.

     Between December 19, 2000 and December 24, 2000, Mr. Sampels had numerous conversations with Mr. Gifford and Mr. Kip Hagopian, a Maxim director, concerning the potential terms of a strategic business combination of Maxim and Dallas Semiconductor. During this period, both Maxim's board of directors and Dallas Semiconductor's board of directors were regularly kept apprised of the discussions between the Maxim representatives and Dallas Semiconductor's legal counsel. On December 24, 2000, Mr. Sampels and Mr. Gifford reached a tentative understanding as to the potential exchange ratio that they would find mutually acceptable under which Maxim and Dallas Semiconductor might effect a strategic business combination, subject to the approval of their respective boards of directors. Mr. Sampels and Mr. Gifford instructed the representatives of Maxim and respective legal counsel of Dallas Semiconductor and Maxim to expand their due diligence of the other party and commence the drafting of definitive documentation.

     At a meeting of Dallas Semiconductor's board of directors held on December 27, 2000, Mr. Sampels explained in detail the tentative understanding reached with Mr. Gifford. After discussion, the members of Dallas Semiconductor's board of directors, each of whom had been in regular contact with Mr. Sampels regarding the discussions with Maxim, indicated their belief that the proposed transaction had the potential to bring to Dallas Semiconductor the required leadership to maximize stockholder value and, therefore, was in the best interests of Dallas Semiconductor and its stockholders. Accordingly, Dallas Semiconductor's board of directors authorized Mr. Sampels to proceed with the negotiation and preparation of a definitive agreement documenting the proposed transaction with Maxim, subject to further review and approval by Dallas Semiconductor's board of directors.

     On December 28, 2000, Maxim retained Thomas Weisel Partners to evaluate the fairness, to Maxim's stockholders, of the terms of any proposed strategic business combination with Dallas Semiconductor.

     From December 27, 2000 through January 9, 2001, Dallas Semiconductor, Maxim and their respective legal counsel met repeatedly to negotiate the terms of a definitive agreement and perform due diligence of the other party. Due to market conditions, Dallas Semiconductor's board of directors, at a meeting held on January 10, 2001, determined that it was not prepared to proceed with the proposed strategic business combination at the proposed exchange ratio. Mr. Sampels telephoned Mr. Gifford to convey the position of Dallas Semiconductor's board of directors. The parties terminated discussions at that time.

     Over the next twelve days, the trading prices of Maxim's and Dallas Semiconductor's common stock changed significantly. On January 22, 2001, Mr. Sampels contacted Mr. Gifford and indicated Dallas Semiconductor's interest in renewing discussions about a potential strategic business combination. Mr. Gifford explained that Maxim remained interested in pursuing a transaction with Dallas Semiconductor on the terms and at the exchange ratio previously discussed, and negotiations between the parties recommenced.

     From January 23, 2001 through the execution of the definitive merger agreement, Maxim and its legal counsel and Dallas Semiconductor and its legal counsel continued their due diligence of each other, and met and participated by telephone in a series of negotiations finalizing the terms of the merger agreement, the stock option agreement and the related agreements. These negotiations covered all aspects of the transaction, which included, among other items, the representations and warranties made by the parties, the restrictions on the conduct of their businesses, the terms of the non-solicitation covenant, the termination sections, the provisions regarding payment of the termination fee and the consequences of termination and the operation of the stock option agreement. On January 28, 2001, Dallas Semiconductor executed an engagement letter with Robertson Stephens, engaging them for the purpose of evaluating the fairness of the merger, from a financial point of view, to Dallas Semiconductor's stockholders.


     On January 28, 2001, Dallas Semiconductor's board of directors held a special meeting by telephone beginning at 4:00 p.m., Central Standard Time. During the meeting, representatives of Jenkens & Gilchrist advised Dallas Semiconductor's board of directors regarding its fiduciary duties to the stockholders of Dallas Semiconductor. Representatives of Jenkens & Gilchrist reviewed and discussed with Dallas Semiconductor's board of directors the terms of the merger agreement, the stock option agreement and the other related agreements. Representatives of Robertson Stephens made a presentation to Dallas Semiconductor's board of directors regarding the financial analyses it had performed with respect to Maxim, Dallas Semiconductor and the possible strategic business combination. Following the presentation, Robertson Stephens rendered an oral opinion, subsequently confirmed by delivery of a written opinion, dated as of January 28, 2001, that the exchange ratio provided in the merger agreement was fair to the stockholders of Dallas Semiconductor, from a financial point of view. Following a continued discussion of the terms of the merger agreement, as well as the board of directors' duties to the stockholders, Dallas Semiconductor's board of directors unanimously approved the final terms of the merger agreement, the stock option agreement and the related agreements and unanimously resolved to recommend that the Dallas Semiconductor stockholders approve and adopt the merger agreement and the merger.


     On January 28, 2001, Maxim's board of directors met beginning at 3:00 p.m., Central Standard Time, in Dallas, Texas. At this meeting, a representative of Simpson Thacher & Bartlett discussed Maxim's board of directors' fiduciary duties when considering the proposed strategic business combination and reviewed the terms of the merger agreement, the stock option agreement and the related agreements. Representatives of Thomas Weisel Partners presented to Maxim's board of directors a summary of its financial analyses related to the proposed transaction. Upon completing its deliberations, Maxim's board of directors, by unanimous vote, approved the merger agreement, the stock option agreement and the related agreements and the transactions contemplated by those agreements.

     The merger agreement and related transaction documents were signed on January 28, 2001 and Maxim and Dallas Semiconductor jointly announced the merger on January 29, 2001.

MAXIM'S REASONS FOR THE MERGER

     Maxim believes that the merger will enable the combined company, with its larger and more diversified portfolio of products and resources, to more effectively compete and achieve a number of key strategic objectives. In addition, Maxim believes that as a subsidiary of Maxim, Dallas Semiconductor has the potential to achieve improved operating and financial results. In particular:

     - Dallas Semiconductor brings to Maxim ten product lines that complement Maxim's. These new product lines will provide Maxim with additional market diversification and a new customer base, including that of mobile networking.

     - Dallas Semiconductor has a team of over 300 engineers who, Maxim believes, will increase in productivity as part of the Maxim team and will help further expand Maxim's product lines. It is anticipated that Dallas Semiconductor's rate of product development should also benefit from Maxim's proprietary methods and manufacturing techniques.

     - Maxim believes that Dallas Semiconductor will benefit in both the long and short term from Maxim's operating efficiencies, overseas manufacturing capacity, its worldwide sales and applications organizations and marketing capability, which should improve Dallas Semiconductor's financial performance and operating margins.

DALLAS SEMICONDUCTOR'S REASONS FOR THE MERGER

     Dallas Semiconductor's board of directors has determined that the terms of the merger agreement and the merger are fair to, and in the best interest of, Dallas Semiconductor and its stockholders. Accordingly, Dallas Semiconductor's board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger. In reaching its decision, Dallas Semiconductor's board of directors identified several potential benefits of the merger, which include:

     - the potential for accelerated revenue growth resulting from combining the companies' diversified product portfolios;

     - the ability of Dallas Semiconductor, as part of Maxim, to increase distribution of its products by accessing Maxim's sales channels to reach Maxim's broader customer base;

     - Maxim's strong management, the complementary cultures of the two companies and Maxim's commitment to growing Dallas Semiconductor's business, all of which, when combined with the complementary nature of the two companies' product lines, provided the best strategic fit for Dallas Semiconductor;

     - the likelihood that the merger will result in a combined company with greater financial, technological and human resources to develop new products or acquire new technologies, and greater sales and marketing resources to help promote and sell Dallas Semiconductor products; and

     - the trend toward increasing consolidation in, and the highly competitive nature of, the market in which Dallas Semiconductor operates and the competitive benefits of combining with a larger, more diversified company such as Maxim.

     In reaching its decision to approve the merger agreement and the merger and to recommend that the stockholders of Dallas Semiconductor approve and adopt the merger agreement and the merger, Dallas Semiconductor's board of directors considered a number of factors, including the following:

     - the information and presentations by Dallas Semiconductor's management and Robertson Stephens regarding the financial condition, cash flows and results of operations of Dallas Semiconductor and Maxim, on both a historical and prospective basis;

     - information relating to the business, assets, management, competitive position, operating performance and prospects of each of Dallas Semiconductor and Maxim, including the prospects of Dallas Semiconductor if it were to continue as an independent company;

     - current industry, market and economic conditions;

     - the possibility of strategic alternatives to the merger for enhancing long-term stockholder value, including the possibility of other potential strategic transactions;

     - historical market prices, trading information and volatility with respect to Dallas Semiconductor shares and Maxim shares;

     - the opinion of Robertson Stephens, that, as of January 28, 2001, the exchange ratio was fair to Dallas Semiconductor stockholders, other than Maxim or its subsidiaries, from a financial point of view;

     - the $39.13 per share of Dallas Semiconductor common stock implied by the exchange ratio, based on the closing prices of Maxim's and Dallas Semiconductor's common stock on January 26, 2001, which represented:

       - a 68% premium over the closing price of Dallas Semiconductor common stock on the 30th trading day prior to the public announcement of the merger; and

       - a 46% premium over the closing price of Dallas Semiconductor common stock on January 26, 2001, the last trading day prior to the public announcement of the merger;

     - the amount and form of consideration to be received by stockholders of Dallas Semiconductor in the merger in light of comparable transactions;

     - the opportunity for Dallas Semiconductor's stockholders to participate, as stockholders of Maxim after the merger, in a larger, more diversified company, including participation in the value that may be created through combining the businesses of Dallas Semiconductor and Maxim;

     - the fact that the increase or the decrease in the aggregate value of the Maxim common stock to be received by all Dallas Semiconductor stockholders will be somewhat limited by the pricing mechanism in the merger agreement;

     - the arm's-length negotiations between Dallas Semiconductor and Maxim and their advisors, including that the negotiations resulted in the ability of Dallas Semiconductor to provide information to, and negotiate with, a third party that might make an unsolicited acquisition proposal and of the ability of Dallas Semiconductor's board of directors to withdraw its recommendation of the merger agreement and the merger if a superior acquisition proposal is made;

     - Dallas Semiconductor's board of directors' belief, after review of the termination fee payable by Dallas Semiconductor with its legal counsel, that the amount of the termination fee would not meaningfully impair the possibility of a competing transaction;

     - the other terms and conditions of the merger agreement and the stock option agreement, including the limited number of closing conditions, that provide increased certainty that the merger will be completed; and

     - the fact that the merger is intended to be a tax-free exchange to stockholders of Dallas Semiconductor.


     Dallas Semiconductor's board of directors also considered the risks described under the caption "Risk Factors Relating to the Merger" beginning on page 18 as potentially negative factors in its evaluation of the merger, as well as the following potentially negative factors:



     - The merger is subject to the closing conditions described under the caption "The Merger Agreement -- Conditions to the Completion of the Merger" beginning on page 54, and, if the merger is not completed for any reason, Dallas Semiconductor may be subject to a number of material risks, including, among other things, the following:

       - Dallas Semiconductor may be required to pay Maxim a termination fee of $75 million;

       - the price of Dallas Semiconductor's common stock may decline to the extent that the current market price of Dallas Semiconductor's common stock reflects a market assumption that the merger will be completed; and

       - costs related to the merger, such as legal, accounting and fairness opinion fees, must be paid even if the merger is not completed.

     - If the merger agreement is terminated and Dallas Semiconductor's board of directors determines to seek a merger or business combination with a party other than Maxim, Dallas Semiconductor cannot assure you that Dallas Semiconductor will be able to find a partner willing to provide its stockholders with a value equivalent to or more attractive than the value they would have received in the merger with Maxim.

     Dallas Semiconductor's board of directors, however, believed that these negative factors were outweighed by the potential advantages of the merger.

     The discussion of the information and factors considered by Dallas Semiconductor's board of directors includes the material factors considered by Dallas Semiconductor's board of directors in reaching its conclusions and recommendations, but is not meant to be exhaustive. In light of the variety of factors considered in reaching its determination, Dallas Semiconductor's board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusions and recommendations. In addition, individual members of Dallas Semiconductor's board of directors may have given different weights to different factors.

RECOMMENDATION OF DALLAS SEMICONDUCTOR'S BOARD OF DIRECTORS

     After careful consideration, Dallas Semiconductor's board of directors unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Dallas Semiconductor and its stockholders. Dallas Semiconductor's board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that its stockholders vote FOR approval and adoption of the merger agreement and the merger.

OPINION OF FINANCIAL ADVISOR TO DALLAS SEMICONDUCTOR

     Under a letter agreement dated January 28, 2001, Dallas Semiconductor engaged Robertson Stephens to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to Dallas Semiconductor's stockholders.

     In connection with the evaluation and approval by Dallas Semiconductor's board of directors of the merger agreement and the merger, Robertson Stephens delivered a written opinion, dated January 28, 2001, that as of such date and based on the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Dallas Semiconductor common stock. Robertson Stephens has consented to the use of its opinion in this proxy statement/prospectus, and the full text of this opinion is attached as Annex C to this proxy statement/prospectus. No limitations were imposed by Dallas Semiconductor's board of directors on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio was determined through negotiations between the managements of Dallas Semiconductor and Maxim. Robertson Stephens was not asked by Dallas Semiconductor to propose or recommend, and did not propose or recommend, any specific exchange ratio for the merger.

     You should consider the following when reading the discussion of the opinion of Robertson Stephens in this document:

     - We urge you to read carefully the entire opinion of Robertson Stephens, which is set forth in Annex C to this proxy statement/prospectus and is incorporated by reference.

     - The following description of the Robertson Stephens opinion is qualified by reference to the full opinion attached as Annex C to this proxy statement/prospectus. The full opinion sets forth, among other things, the assumptions made by Robertson Stephens, the matters it considered and the limitations on the review undertaken.

     - The Robertson Stephens opinion is provided for the information of Dallas Semiconductor's board of directors in connection with its evaluation of the merger. The Robertson Stephens opinion is not intended to be and does not constitute a recommendation to any stockholder of Dallas Semiconductor as to how such stockholder should vote, or take any other action, with respect to the merger. This opinion may not be summarized, described or referred to or furnished to any party except with Robertson Stephens' express prior written consent.

     - Robertson Stephens' opinion does not address the relative merits of the merger and the other business strategies that the Dallas Semiconductor board of directors has considered or may be considering, nor does it address the decision of the Dallas Semiconductor board of directors to proceed with the merger.

     It should be understood that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may come or be brought to its attention after the date of its opinion. Its opinion is limited to the fairness, from a financial point of view and as of January 28, 2001, to the holders of Dallas Semiconductor common stock, of the exchange ratio.

     In connection with the preparation of its opinion, Robertson Stephens has, among other things:

     - reviewed certain publicly available financial statements and other business and financial information of Dallas Semiconductor and Maxim;

     - reviewed certain publicly available estimates of research analysts relating to Dallas Semiconductor and Maxim;

     - held discussions with the respective managements of Dallas Semiconductor and Maxim concerning the businesses, past and current operations, financial condition and future prospects of both Dallas Semiconductor and Maxim, independently and combined, including discussions with the managements of Dallas Semiconductor and Maxim concerning their views regarding the strategic rationale for the merger;

     - reviewed the financial terms and conditions set forth in a draft, dated January 26, 2001, of the merger agreement;

     - reviewed the stock price and trading history of Dallas Semiconductor common stock and Maxim common stock;

     - compared the financial performance of Dallas Semiconductor and Maxim and the prices and trading activity of Dallas Semiconductor common stock and Maxim common stock with that of certain other publicly traded companies comparable with Dallas Semiconductor and Maxim;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

     - reviewed the pro forma impact of the merger on Maxim's earnings per share;

     - participated in discussions among representatives of Dallas Semiconductor and Maxim and their financial and legal advisors; and

     - made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

     In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, including information furnished to it orally or otherwise discussed with Robertson Stephens by the managements of Dallas Semiconductor and Maxim, or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of the managements of Dallas Semiconductor and Maxim that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of Dallas Semiconductor or Maxim, nor was Robertson Stephens furnished with any such evaluation or appraisal.

     With respect to the financial forecasts and projections, and the assumptions and bases on which they are founded, for Maxim and Dallas Semiconductor, including projections with respect to operations of the combined companies following the merger, that Robertson Stephens reviewed, Robertson Stephens assumed that:

     - these forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions;

     - these forecasts reflected the best currently available estimates and judgments of the managements of Maxim and Dallas Semiconductor;

     - these forecasts reflected the best currently available estimates and judgments of the managements of Maxim and Dallas Semiconductor as to the future financial condition and performance of Dallas Semiconductor and Maxim; and

     - Robertson Stephens further assumed that such projections and forecasts would be realized in the amounts and in the time periods estimated.

     The Robertson Stephens opinion is based on market, economic and other conditions as they existed or were disclosed to Robertson Stephens and could be evaluated as of the date of the Robertson Stephens opinion and made available to Robertson Stephens on that date. In addition, Robertson Stephens assumed that:

     - the merger will be consummated upon the terms set forth in the draft agreement without material alteration, including, among other things, that the merger will be accounted for as a pooling of interests business combination in accordance with U.S. generally accepted accounting principles;

     - the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

     - the historical financial statements of each of Dallas Semiconductor and Maxim reviewed by Robertson Stephens have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

     Robertson Stephens expressed no opinion as to:

     - the value of any employee agreement or other arrangement entered into in connection with the merger;

     - any tax or other consequences that might result from the merger; or


     - what the value of Maxim common stock will be when issued to Dallas Semiconductor's stockholders pursuant to the merger or the price at which the shares of Maxim common stock that are issued pursuant to the merger may be traded in the future. The Robertson Stephens opinion does not address the relative merits of the merger and the other business strategies that the Dallas Semiconductor board of directors has considered or may be considering, nor does it address the decision of the Dallas Semiconductor board of directors to proceed with the merger.

     The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in tabular form.

     IN ORDER TO UNDERSTAND BETTER THE FINANCIAL ANALYSES PERFORMED BY ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE ROBERTSON STEPHENS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE.

Comparable Company Analysis

     Using publicly available information, Robertson Stephens analyzed, among other things, the trading multiples of selected publicly traded large and diversified semiconductor companies, including:

     - Analog Devices

     - National Semiconductor

     - Texas Instruments

     - STMicroelectronics

     - Intersil Holdings

     - Infineon Technologies

     - Fairchild Semiconductor

     - ON Semiconductor

     As set forth in the following table, applying a range of multiples for these companies for calendar year 2000 to 2002 revenue or net income publicly available estimates for Dallas Semiconductor resulted in the following range of implied equity values:

            IMPLIED CALENDAR YEAR DALLAS SEMICONDUCTOR EQUITY VALUE
                          (DOLLAR AMOUNTS IN MILLIONS)

 REVENUE    MULTIPLE RANGE   IMPLIED EQUITY VALUE
 -------    --------------   --------------------
   2000      2.7x - 6.0x      1$,648 - $3,354
   2001      2.5x - 5.0x      1$,576 - $2,900

NET INCOME  MULTIPLE RANGE   IMPLIED EQUITY VALUE
----------  --------------   --------------------
   2000     15.0x - 30.0x     1$,431 - $2,862
   2001     15.0x - 30.0x     1$,368 - $2,736
   2002     12.5x - 25.0x     1$,401 - $2,803

The above implied equity reference ranges compared to an equity value of approximately $2,540 million as implied by the exchange ratio based on the closing price of Maxim common stock on January 26, 2001.

Selected Precedent Transaction Analysis

     Robertson Stephens analyzed the adjusted aggregate value paid or proposed to be paid in selected public to public precedent transactions for semiconductor companies and public and private precedent transactions for companies in the analog integrated circuit industry, including:

     - Public to Public Semiconductor Precedent Transactions:
       - Xircom/Intel
       - TelCom Semiconductor/Microchip Technology
       - Galileo Technology/Marvell Technology
       - MMC Networks/Applied Micro Circuits

       - Quantum Effect Devices/PMC Sierra
       - Burr-Brown/Texas Instruments
       - Maker Communications/Conexant
       - DSP Communications/Intel
       - Unitrode Corp./Texas Instruments
       - Level One Communications/Intel
       - VLSI/Phillips Electronics
       - SEEQ Technology/LSI Logic Corporation
       - Benchmarq Microelectronics/Unitrode

     - Analog Integrated Circuit Precedent Transactions:
       - Burr-Brown/Texas Instruments
       - Unitrode Corp./Texas Instruments
       - Motorola (Semi. Components Group)/Texas Pacific Group
       - Unisem/International Rectifier
       - TelCom Semiconductor/Microchip Technology
       - Micro Linear's PM/Fairchild Semiconductor
       - KOTA Microcircuits/Fairchild Semiconductor
       - Cherry Semiconductor/ON Semiconductor
       - USAR/Semtech
       - Calogic/Sipex
       - Power Trends/Texas Instruments
       - Harris Corp (Semiconductor)/Intersil Corp.
       - Linfinity Microelectronics/Microsemiconductor
       - IC Works/Cypress
       - Samsung (Power Devices)/Fairchild Semiconductor
       - BKC Semiconductors/Microsemi
       - Raytheon Semiconductor Unit/Fairchild Semiconductor
       - Edge Semiconductor/Semtech

     Robertson Stephens compared, among other things, the aggregate value in these transactions as a multiple of LTM, last twelve months, and NTM, next twelve months, revenue and net income. Applying these multiples to Dallas Semiconductor's LTM and NTM revenue and net income respectively, resulted in the following range of implied equity values.

 AGGREGATE VALUE OVER REVENUE MULTIPLE APPLIED TO DALLAS SEMICONDUCTOR REVENUE
                          (DOLLAR AMOUNTS IN MILLIONS)

                      REVENUE                        MULTIPLE RANGE    IMPLIED EQUITY VALUE
                      -------                        --------------    --------------------
LTM REVENUE........................................     3.0x - 6.0x      $1,803 - $3,354
NTM REVENUE........................................     2.5x - 5.0x      $1,576 - $2,900

                    NET INCOME                       MULTIPLE RANGE    IMPLIED EQUITY VALUE
                    ----------                       --------------    --------------------
LTM NET INCOME.....................................   20.0x - 50.0x      $1,908 - $4,770
NTM NET INCOME.....................................   15.0x - 40.0x      $1,368 - $3,648

     The above implied equity reference ranges compared to an equity value of approximately $2,540 million as implied by the exchange ratio based on the closing price of Maxim common stock on January 26, 2001.

     Robertson Stephens also analyzed such adjusted market consideration paid as a premium paid to the share price of the target the day prior to and one month prior to the announcement of the transaction of the selected private precedent transactions listed above. As set forth in the following table, Robertson

Stephens applied a range of premiums paid to the Dallas Semiconductor day prior and one month prior stock price.

                          (DOLLAR AMOUNTS IN MILLIONS)

                    STOCK PRICE                      PREMIUM RANGE    IMPLIED EQUITY VALUE
                    -----------                      -------------    --------------------
1 DAY PRIOR........................................  25.0% - 50.0%      $2,131 - $2,557
1 MONTH PRIOR......................................  40.0% - 80.0%      $2,069 - $2,660

     The above implied equity reference ranges compared to an equity value of approximately $2,540 million as implied by the exchange ratio based on the closing price of Maxim common stock on January 26, 2001.

     No company, transaction or business used in the comparable company analysis or the selected precedent transaction analysis is identical to Dallas Semiconductor, Maxim or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors and trends that could affect the acquisition, public trading and other values of the comparable companies or the business segment, company or transactions to which they are compared.

Pro Forma Merger Analysis

     Robertson Stephens analyzed the impact of the merger on the earnings of the combined company for fiscal year 2001 and 2002 based on the publicly available estimates for Dallas Semiconductor and Maxim. Without taking into account certain synergies that the combined company may realize in its operations, the results of this analysis suggested that the merger is accretive to Maxim earnings per share, "EPS," in fiscal year 2001 and 2002. The following table summarizes the results of this analysis:

Fiscal year 2001 estimated EPS accretion....................  8.8%
Fiscal year 2002 estimated EPS accretion....................  6.6%

     The actual results achieved by the combined company may vary from projected results and such variations may be material.

     While the foregoing summary describes the analysis and factors that Robertson Stephens deemed material in its presentation to the Dallas Semiconductor board of directors, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, and industry and transaction trends, many of which are beyond the control of Dallas Semiconductor or Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty. Furthermore, no opinion is being expressed as to the prices at which shares of Dallas Semiconductor common stock may be traded at any future time. In the ordinary course of business, Robertson Stephens acts as a market maker and broker in the publicly traded securities of Dallas Semiconductor and Maxim and receives customary compensation in connection therewith. In the ordinary course of business, Robertson Stephens actively trades in the equity and derivative securities of Dallas Semiconductor and Maxim for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Dallas Semiconductor engaged Robertson Stephens under a letter agreement dated January 28, 2001. The agreement provides that, for its services, Robertson Stephens is entitled to receive a customary fee, which was payable upon the delivery of its opinion. In addition, Dallas Semiconductor has agreed to indemnify Robertson Stephens for certain liabilities that may arise out of the engagement. The terms of the fee arrangement with Robertson Stephens were negotiated at arm's-length between Dallas Semiconductor and Robertson Stephens, and the Dallas Semiconductor board of directors was aware of these fee arrangements. Robertson Stephens was retained based on Robertson Stephens' experience in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with Dallas Semiconductor. Robertson Stephens has provided investment banking services to Dallas Semiconductor from time to time, including acting as a lead underwriter for its initial public offering. Robertson Stephens may in the future provide investment banking or other financial advisory services to the Dallas Semiconductor or Maxim.

     Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

ACCOUNTING TREATMENT

     The merger is intended to qualify for the pooling of interests method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, Maxim's stockholders and Dallas Semiconductor's stockholders will be deemed to have combined their existing voting common stock interests in the merger. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of Maxim and Dallas Semiconductor, as reported on their consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company. No goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the merger occurs, and prior years' income statements will be restated to include the combined results of operations of Maxim and Dallas Semiconductor for all prior periods reported.

INTERESTS OF DALLAS SEMICONDUCTOR OFFICERS AND DIRECTORS IN THE MERGER


     When considering the recommendation of Dallas Semiconductor's board of directors, you should be aware that some of Dallas Semiconductor's officers and directors have interests in the merger that are different from, or are in addition to, yours. Dallas Semiconductors' board of directors was aware of these interests and considered them, among other things, in approving the merger agreement and the merger. These interests are described below.


     Director and Officer Indemnification and Insurance. Pursuant to the merger agreement, for six years after the effective time of the merger, Maxim will cause Dallas Semiconductor, as the surviving corporation, to provide customary indemnification to Dallas Semiconductor's present and former directors and officers for claims brought as a result of actions or omissions occurring prior to the effective time of the merger. Maxim has guaranteed these obligations to the extent they are unsatisfied by the surviving corporation or by directors' and officers' liability insurance. For six years after the effective time of the merger, Maxim will cause Dallas Semiconductor, as the surviving corporation, to maintain in effect the coverage provided by Dallas Semiconductor's current directors' and officers' liability insurance policies with respect to matters or events occurring before the effective time of the merger, unless the cost of such insurance exceeds 1.5 times the most recent annual premium paid by Dallas Semiconductor, in which case Maxim will be obligated to obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount.

     Accelerated Vesting of Stock Options. All unvested stock options held by the executive officers and directors of Dallas Semiconductor that were granted pursuant to the Dallas Semiconductor 1993 Officer and Director Stock Option Plan will vest and become exercisable upon the effectiveness of the merger. All unvested stock options held by the non-employee directors of Dallas Semiconductor that were granted pursuant to the Dallas Semiconductor 1987 Stock Option Plan will also vest and become exercisable upon the effectiveness of the merger.

     Other Non-Employee Director Arrangements. In December 1993, Dallas Semiconductor's board of directors adopted non-employee director arrangements pursuant to which each non-employee director would be entitled to a payment of ten times his or her annual retainer once his or her service as a director of Dallas Semiconductor ends for any reason following a change in control of Dallas Semiconductor. As a result of this arrangement, M.D. Sampels, Richard L. King and Carmelo J. Santoro will each receive a payment of $500,000 at the effective time of the merger.


     Change in Control Agreements and Transitional Employment Agreements. On May 20, 1999, Dallas Semiconductor entered into change in control agreements with Chao C. Mai, currently its President and Chief Operating Officer, Michael L. Bolan, currently its Vice President, Marketing and Product Development, and Alan
P. Hale, currently its Vice President-Finance and Chief Financial Officer. Under these agreements, as amended to date, upon the occurrence of a change in control of Dallas Semiconductor, each of these officers is entitled to receive certain benefits, including the following:


     - a lump sum severance payment equal to 299% of his annual compensation, which is defined to include base salary, annual bonus and deferred compensation account balances, in effect at the time of the change in control;

     - immediate vesting of all incentives, awards and other benefits previously made available to him by Dallas Semiconductor, including options granted under the Dallas Semiconductor 1987 Stock Option Plan;

     - a lump sum payment, payable in shares of common stock of Dallas Semiconductor, equal to any amounts due him under any of Dallas Semiconductor's deferred compensation plans, as if he was fully vested under the plan; and

     - lifetime coverage for him and his spouse under Dallas Semiconductor's health, dental, disability, accident and life insurance.

In addition, upon the change in control of Dallas Semiconductor, these executives are entitled to certain retirement benefits under these agreements.

     Prior to the execution of the merger agreement, these agreements were amended to remove any entitlement to payments intended to compensate the executives for the imposition of any excise tax under the Internal Revenue Code. Prior to the effective time of the merger, these agreements will be further amended in the following manner:

     - The aggregate amount owed to Mr. Mai as a result of the completion of the merger will be reduced by $1,007,728. Subject to Mr. Mai's continued employment with the surviving corporation after the merger, he will be paid a bonus of $553,864 on the one year anniversary of the merger, unless he is earlier terminated by the surviving corporation, dies or is disabled, in which case he will receive the bonus payment upon termination, death or disability.

     - The aggregate amount owed to Mr. Bolan as a result of the completion of the merger will be reduced by $793,846. Subject to Mr. Bolan's continued employment with the surviving corporation after the merger, he will be paid a bonus of $396,923 on the one year anniversary of the merger, unless he is earlier terminated by the surviving corporation, dies or is disabled, in which case he will receive the bonus payment upon termination, death or disability.

     - The aggregate amount owed to Mr. Hale as a result of the completion of the merger will be reduced by $498,462. Subject to Mr. Hale's continued employment with the surviving corporation after the merger, he will be paid a bonus of $249,231 on the one year anniversary of the merger, unless he is earlier terminated by the surviving corporation, dies or is disabled, in which case he will receive the bonus payment upon termination, death or disability.

     Deferred Compensation Plan Distributions. At the effective time of the merger, participants, including the officers covered by the change in control agreements, in Dallas Semiconductor's Executive Deferred Compensation Plan will be entitled to receive distributions of their accounts under the plan, payable in shares of common stock of Dallas Semiconductor, pursuant to the terms previously established under the plan. Three of Dallas Semiconductors' executive officers are participants in the plan and will be entitled to those distributions.

     Maxim Board Seat. M.D. Sampels, a non-employee director of Dallas Semiconductor, will join Maxim's board of directors following the effectiveness of the merger, until his successor is duly elected or appointed and qualified or until Mr. Sampels' earlier death, resignation or removal in accordance with Maxim's certificate of incorporation and bylaws. As a non-employee director of Maxim, Mr. Sampels will be eligible to receive the compensation paid to other non-employee directors of Maxim.


     Directorships of the Surviving Corporation. Richard L. King and Carmelo J. Santoro, directors of Dallas Semiconductor, will serve as directors of the surviving corporation for a transition period which will expire 90 days after the public announcement by Maxim of at least 30 days of combined operations of Maxim and Dallas Semiconductor.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the material United States federal income tax consequences of the merger to holders of Dallas Semiconductor common stock. The discussion is based upon the Internal Revenue Code of 1986, as amended
(Code), applicable Treasury regulations under the Code and administrative rulings and judicial authority as of the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion. This discussion assumes that you hold your shares of Dallas Semiconductor common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances, or if you are subject to special rules, such as treatment under the United States federal income tax laws, including if you are:

     - not a citizen or resident of the United States;

     - a financial institution;

     - a tax-exempt organization;

     - an insurance company;

     - a dealer in securities;

     - a Dallas Semiconductor stockholder who received your shares under Dallas Semiconductor's equity-based compensation plans or otherwise as compensation, or through a tax-qualified retirement plan; or

     - a Dallas Semiconductor stockholder who holds Dallas Semiconductor shares as part of a hedge, straddle, constructive sale or conversion transaction.

     This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction or under federal laws other than the United States federal income tax laws.

     Based upon representations contained in representation letters provided by Maxim, MI Acquisition Sub and Dallas Semiconductor, and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Jenkens & Gilchrist, a Professional Corporation, counsel to Dallas Semiconductor, that the material United States federal income tax consequences of the merger are:

     - the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

     - no gain or loss will be recognized for federal income tax purposes by holders of Dallas Semiconductor shares who exchange their Dallas Semiconductor shares solely for Maxim shares pursuant to the merger;

     - the aggregate adjusted tax basis of the Maxim shares received in the merger by a Dallas Semiconductor stockholder, treating fractional share interests in Maxim shares as having been issued to such holder in the merger and then redeemed for cash, will be the same as the aggregate adjusted tax basis of the Dallas Semiconductor shares surrendered in the merger;

     - the holding period of the Maxim shares received by a Dallas Semiconductor stockholder in the merger will include the period during which such holder held the Dallas Semiconductor shares surrendered in the merger; and

     - cash received by a Dallas Semiconductor stockholder in place of a fractional share interest in the Maxim shares will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the Dallas Semiconductor share allocable to this fractional share interest. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Dallas Semiconductor stockholder's holding period in the fractional Maxim share interest is more than one year at the effective time of the merger and such share was held as a capital asset.


     The respective obligations of the parties to complete the merger are conditioned on the receipt by Dallas Semiconductor of an opinion of Jenkens & Gilchrist, on the closing date of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. See "The Merger Agreement -- Conditions to the Completion of the Merger" beginning on page 54. The opinion will be based upon customary assumptions, covenants and representations, including those contained in representation letters of Maxim, MI Acquisition Sub and Dallas Semiconductor in form and substance reasonably satisfactory to such tax counsel. Although the merger agreement allows Dallas Semiconductor to waive this condition to closing, Dallas Semiconductor currently does not anticipate doing so. If Dallas Semiconductor does waive this condition, Dallas Semiconductor will inform you of this decision and ask you to vote on the merger taking this into consideration. Maxim and Dallas Semiconductor have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described in this proxy statement/prospectus.


     Reporting Requirements. A holder of Dallas Semiconductor shares receiving Maxim shares as a result of the merger will be required to retain records and file with its United States federal income tax return a statement setting forth facts relating to the merger.

     Backup Withholding. Certain non-corporate Dallas Semiconductor stockholders may be subject to backup withholding at a 31% rate on cash payments received in place of a fractional share interest in the Maxim shares. Backup withholding will not apply, however, to a Dallas Semiconductor stockholder who:

     - furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Dallas Semiconductor stockholders;

     - provides a certification of foreign status on Internal Revenue Service Form W-8 or successor form; or

     - is otherwise exempt from backup withholding.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. DALLAS SEMICONDUCTOR STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY MATTERS


     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated under that act by the U.S. Federal Trade Commission, which prevent some transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the waiting periods end or expire. On January 31, 2001, we filed the requisite Pre-Merger Notification and Report Forms with the Federal Trade Commission and the Department of Justice and the waiting period was terminated on February 26, 2001. The Antitrust Division of the Department of Justice, the Federal Trade Commission and others may challenge the merger on antitrust grounds either before or after expiration of the applicable waiting periods. Accordingly, at any time before or after the completion of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if made, it will not prevail.


NO DISSENTER'S APPRAISAL RIGHTS

     Under Delaware law, stockholders of Dallas Semiconductor will not be entitled to exercise dissenter's appraisal rights or to demand payment for their shares in connection with the merger.


RESTRICTIONS ON THE ABILITY TO SELL MAXIM STOCK


     The Maxim shares to be issued to Dallas Semiconductor stockholders in the merger have been registered under the Securities Act. Upon issuance, these shares may be traded freely and without restriction by those stockholders not deemed to be affiliates of Dallas Semiconductor, as that term is defined under the Securities Act. An "affiliate" of Dallas Semiconductor, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Dallas Semiconductor. Any transfer of Maxim shares after the merger by an affiliate of Dallas Semiconductor must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act, or Rule 144 promulgated under the Securities Act, in the case of persons who become affiliates of Maxim, or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors, executive officers and holders of 10% or more of the Dallas Semiconductor shares, as well as to certain other related individuals or entities.

     Dallas Semiconductor has agreed to use its reasonable best efforts to cause each of its affiliates to deliver to Maxim a written agreement that such person will not dispose of any Maxim shares in violation of the Securities Act or the rules and regulations promulgated under the Securities Act. A copy of the form of affiliate pooling agreement is attached as Annex D to this proxy statement/prospectus.

     This proxy statement/prospectus does not cover resales of Maxim shares to be received by the stockholders of Dallas Semiconductor in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

RIGHTS AGREEMENT

     In connection with the execution of the merger agreement, Dallas Semiconductor amended its rights agreement with Mellon Investors Services, LLC, as rights agent, to provide that:

     - each of Maxim and MI Acquisition Sub is considered to be an "exempt person," as that term is defined in the rights agreement, solely for purposes of completing the specific transactions described in the merger agreement or the stock option agreement;

     - neither Maxim nor MI Acquisition Sub will become an "acquiring person," as that term is defined in the rights agreement, solely as a result of the execution, delivery or performance of the merger agreement or the stock option agreement; and

     - neither the execution, delivery or performance of the merger agreement or the stock option agreement, nor the consummation of the transactions contemplated by the merger agreement or the stock option agreement, will give rise to a "distribution date," as defined in the rights agreement, nor entitle any rights holder to acquire any securities of Maxim or Dallas Semiconductor.

     Dallas Semiconductor has agreed that the rights agreement will be terminated immediately prior to the effective time of the merger without any consideration being payable with respect to any outstanding rights issued under the rights agreement.

                              THE MERGER AGREEMENT

     The following is a description of the material terms of the merger agreement but does not purport to describe all the terms of the merger agreement. The full text of the merger agreement, the stock option agreement and the form of affiliate pooling agreement are attached as Annex A, Annex B and Annex D to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference. Dallas Semiconductor stockholders are urged to read the merger agreement, the stock option agreement and the form of affiliate pooling agreement in their entirety.

THE MERGER

     Subject to the terms and conditions of the merger agreement, MI Acquisition Sub will merge with and into Dallas Semiconductor at the effective time of the merger. The separate corporate existence of MI Acquisition Sub will cease. Dallas Semiconductor will be the surviving corporation in the merger and will continue its corporate existence as a wholly owned subsidiary of Maxim and will continue to be governed by the laws of the State of Delaware.

     Effective Time. Dallas Semiconductor, MI Acquisition Sub, and Maxim will complete the merger by filing a certificate of merger with the Secretary of State of the State of Delaware as soon as practicable following the satisfaction or waiver of the conditions to the merger. The date and time the certificate of merger is filed or another later time specified in the certificate of merger is the effective time of the merger.

     Certificate of Incorporation and Bylaws. The merger agreement provides that the restated certificate of incorporation of Dallas Semiconductor will be the certificate of incorporation of the surviving corporation, and the bylaws of MI Acquisition Sub will be the bylaws of the surviving corporation.

     Directors and Officers. The merger agreement provides that the directors of MI Acquisition Sub immediately prior to the effective time of the merger, along with Richard L. King and Carmelo J. Santoro, who are currently non-employee directors of Dallas Semiconductor, will be the initial directors of the surviving corporation, and that the officers of Dallas Semiconductor immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

CONVERSION OR CANCELLATION OF DALLAS SEMICONDUCTOR SHARES AND OPTIONS IN THE MERGER

     Conversion of Shares and Options. The merger agreement provides that, at the effective time of the merger and without any action on the part of MI Acquisition Sub, Dallas Semiconductor, or the holders of any of the securities of Dallas Semiconductor:

     - each share of your Dallas Semiconductor common stock will be exchanged for a fraction of a share of Maxim common stock, as previously described in this proxy statement/prospectus;


     - all outstanding options to purchase Dallas Semiconductor common stock, whether vested or unvested, will be assumed by Maxim at the effective time of the merger. Each outstanding option will be subject to the same terms and conditions set forth in the option plan and form of option agreement under which it was issued, except that each outstanding option will be exercisable solely for that number of whole shares of Maxim common stock equal to the product of the number of shares of Dallas Semiconductor common stock for which the option was exercisable multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Maxim common stock, and the per-share exercise price per share for the shares of Maxim common stock issuable upon exercise of the assumed option will be equal to the quotient determined by dividing the exercise price per share of Dallas Semiconductor common stock at which the option was exercisable immediately prior to the effective time of the merger by the exchange ratio and rounding the resulting exercise price up to the nearest whole cent; and

     - each share of Dallas Semiconductor common stock held in the treasury of Dallas Semiconductor or owned by Maxim or MI Acquisition Sub will be canceled and retired without any conversion or payment made with respect to such share.

     Fractional Shares. No fractional Maxim shares will be issued in the merger. In place of any fractional Maxim shares, each holder of Dallas Semiconductor shares who would otherwise have been entitled to a fraction of a Maxim share will be paid an amount in cash, rounded down to the nearest cent and without interest, equal to the product of the fractional part of a share of Maxim common stock multiplied by the average closing price of Maxim common stock for the ten consecutive trading days ending on the trading day that is two trading days prior to the effective time of the merger.

     Exchange of Certificates in the Merger. Maxim will designate a bank or trust company to act as transfer agent for Dallas Semiconductor stockholders to receive the Maxim shares and any cash payable in place of any fractional interests in Maxim shares to which Dallas Semiconductor stockholders become entitled as provided in the merger agreement, and will deposit Maxim shares and cash sufficient to make all required payments under the merger agreement with the transfer agent. Promptly after the effective time of the merger, the transfer agent will mail to each holder of record of certificates that immediately prior to the effective time of the merger represented outstanding shares of Dallas Semiconductor common stock a letter of transmittal and instructions for use in surrendering of certificates. We request that you not surrender your certificates for exchange until you receive the letter of transmittal and instructions. No dividends or other distributions declared or made after the effective time of the merger with respect to Maxim shares will be paid to the holder of record of any unsurrendered certificate. However, upon surrender of the certificate, the holder of record will be paid, without interest, any dividends or distributions with a record date after the effective time but a payment date between the effective time of the merger and the time of surrender. No transfers of shares of Dallas Semiconductor common stock will be made after the effective time of the merger.

NASDAQ LISTING


     Maxim has agreed to use its reasonable best efforts to cause the Maxim shares to be issued in the merger and upon exercise of the Dallas Semiconductor options to be assumed by Maxim to be approved for listing on the Nasdaq National Market, subject to official notice of issuance. This approval is a condition to the obligations of the parties to complete the merger.


REPRESENTATIONS AND WARRANTIES

     Representations and Warranties by Dallas Semiconductor. The merger agreement includes various representations and warranties by Dallas Semiconductor to Maxim, including, among others, representations and warranties as to:

     - corporate organization, good standing and power and authority of Dallas Semiconductor and its subsidiaries;

     - the certificate of incorporation and bylaws of Dallas Semiconductor and its subsidiaries;

     - capitalization of Dallas Semiconductor and its subsidiaries;

     - power and authority of Dallas Semiconductor to execute and deliver the merger agreement and to perform its obligations under, and to complete the transactions contemplated by, the merger agreement, including approval of the Dallas Semiconductor board of directors;

     - no conflict of the merger with organizational documents, laws and orders, and required consents and authorizations of governmental entities and third parties;

     - material agreements;

     - compliance with applicable organizational documents, laws and agreements and possession and validity of necessary government permits;

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

     - Dallas Semiconductor's financial statements and reports filed with the SEC and compliance with SEC rules and regulations;

     - conduct by Dallas Semiconductor and its subsidiaries of business in the ordinary course and consistent with past practice since December 31, 2000 and the absence of any event or development since that date which would reasonably be expected to have a material adverse effect on Dallas Semiconductor or prevent or materially impair Dallas Semiconductor's performance under the merger agreement;

     - undisclosed liabilities;

     - litigation;

     - Dallas Semiconductor's employee benefit plans;

     - employment and labor matters;

     - accuracy of information in the registration statement and this proxy statement/prospectus;

     - tax matters;

     - environmental matters;

     - intellectual property matters;

     - insurance matters;

     - restrictions on the merger;

     - qualification of the merger as a pooling of interests;

     - qualification of the merger as a tax-free reorganization;

     - brokers and finders employed by Dallas Semiconductor;

     - interested party transactions;

     - opinion delivered by Dallas Semiconductor's financial advisor; and

     - amendment of Dallas Semiconductor's rights plan so that the merger will not trigger the rights under the rights plan and that the rights plan will terminate immediately prior to the effective time of the merger.

     Representations and Warranties by Maxim and MI Acquisition Sub. The merger agreement also includes various representations and warranties by Maxim and MI Acquisition Sub to Dallas Semiconductor, including, among others, representations and warranties as to:

     - corporate organization, good standing and power and authority of Maxim and MI Acquisition Sub;

     - the certificates of incorporation and bylaws of Maxim and MI Acquisition Sub;

     - capitalization of Maxim and MI Acquisition Sub;

     - power and authority of Maxim and MI Acquisition Sub to execute and deliver the merger agreement and to perform their obligations under, and to complete the transactions contemplated by, the merger agreement;

     - no conflict of the merger with organizational documents, laws and orders and required consents and authorizations of governmental entities and third parties;

     - compliance with applicable organizational documents, laws and agreements and possession and validity of necessary government permits;

     - Maxim's financial statements and reports filed with the SEC and compliance with SEC rules and regulations;

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

     - conduct by Maxim and its subsidiaries of business in the ordinary course and consistent with past practice since September 30, 2000 and the absence since that date of any event or development which would reasonably be expected to have a material adverse effect on Maxim or materially impair Maxim's performance under the merger agreement;

     - undisclosed liabilities;

     - litigation;

     - environmental matters;

     - accuracy of information in the registration statement and this proxy statement/prospectus;

     - brokers and finders employed by Maxim;

     - qualification of the merger as a pooling of interests;

     - tax matters; and

     - intellectual property matters.

CONDUCT OF BUSINESS PENDING THE MERGER

     Conduct of Business of Dallas Semiconductor Pending the Merger. Dallas Semiconductor has agreed to conduct its business in the ordinary course consistent with past practice and to use its reasonable best efforts to preserve substantially intact its business organization, and to keep available the services of its current officers, consultants and employees and to preserve its current relationships with customers, suppliers, licensors, licensees and others having significant business relations with Dallas Semiconductor. Dallas Semiconductor has agreed that, with certain exceptions, it will not do, and will not permit any of its subsidiaries to do, any of the following without the prior written consent of Maxim, which consent, in certain instances, cannot be unreasonably withheld or delayed:

     - amend its certificate of incorporation or bylaws or equivalent organizational documents;

     - issue any shares of capital stock, or any options or other rights to acquire any shares of capital stock in Dallas Semiconductor or any of its subsidiaries;

     - other than regular quarterly dividends of $0.0325 per share in accordance with past practice, declare or pay any dividend in respect of Dallas Semiconductor's capital stock;

     - split, combine or reclassify any of Dallas Semiconductor's capital stock;

     - amend the terms of or repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any Dallas Semiconductor securities or any securities of its subsidiaries;

     - sell, transfer or encumber any of the assets of Dallas Semiconductor or any of its subsidiaries, other than in the ordinary course of business;

     - acquire any corporation or other entity or any business organization or division;

     - incur any indebtedness for borrowed money or assume or guarantee the obligations of any person;

     - make any loans or enter into any financial commitments, other than in the ordinary course of business;

     - make any material capital expenditures, other than in the ordinary course of business;

     - hire or terminate any employee or consultant, other than in the ordinary course of business;

     - increase the compensation or fringe benefits payable to directors or officers or increase the salary or wages of employees who are not officers, other than in the ordinary course of business;

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

     - make any loans to, or grant any bonus, severance or termination pay not required under existing severance plans to, or enter into any employment or severance agreements with, any director, officer or other employee or establish or amend any employee benefit program;

     - change any accounting policies or procedures;

     - enter into, modify or terminate material agreements within certain specified limits;

     - make or change any material tax election, other than an election in the ordinary course of business, file any amended tax return, settle or compromise any income tax liability, agree to an extension of a statute of limitations, enter into any closing agreement relating to any tax or surrender any right to claim a tax refund;

     - settle any litigation for a cost of more than $250,000 or that would impose any injunctive or similar order on Dallas Semiconductor or any of its subsidiaries;

     - pay, discharge or satisfy any liabilities or obligations, other than in the ordinary course of business;

     - engage in or amend any transaction with any of the directors or other affiliates of Dallas Semiconductor or its subsidiaries or any of their affiliates or family members; or

     - fail to use commercially reasonable best efforts to maintain its insurance.

     Conduct of Business of Maxim Pending the Merger. Maxim has agreed to conduct and cause the business of each of its subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws. Maxim has agreed not to declare or pay any dividend or split, combine or reclassify any of its capital stock prior to the effective time of the merger without the prior written consent of Dallas Semiconductor.

NON-SOLICITATION COVENANT

     The merger agreement provides that neither Dallas Semiconductor nor any of its affiliates, including their directors, officers, employees, representatives or agents, will, directly or indirectly:

     - solicit, facilitate, initiate, entertain, knowingly encourage or take any action to solicit, facilitate, initiate, entertain or knowingly encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal; or

     - participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any person concerning any possible Acquisition Proposal or any inquiry or communication that might reasonably be expected to result in an Acquisition Proposal.

     However, Dallas Semiconductor may comply with its obligations under the Securities Exchange Act of 1934. In addition, Dallas Semiconductor may engage in discussions or negotiations with, or provide information to, any person in response to an unsolicited bona fide written Acquisition Proposal by that person, to the extent that:

     - the terms of the non-solicitation covenant have not been violated;

     - the Dallas Semiconductor board of directors by majority vote concludes, in good faith, after consultation with its outside counsel, that such action is necessary in order to fulfill its fiduciary duties under applicable law, and provides prior written notice to Maxim of its decision to so engage or provide information; and

     - prior to providing any information or data to that person, the Dallas Semiconductor board of directors receives an executed confidentiality agreement from that person on terms no less favorable to Dallas Semiconductor than those in place with Maxim.

     The Dallas Semiconductor board of directors will promptly notify Maxim of any such proposal, including the name of the person and the material terms and conditions of any proposals or offers. Dallas
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

Semiconductor will keep Maxim informed, on a current basis, of the status and terms of any proposals or offers and the status of any such discussions or negotiations.

     "Acquisition Proposal" means any inquiry, proposal or offer relating to:

     - any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving Dallas Semiconductor or any material subsidiary; or

     - the issuance or acquisition of shares of capital stock or other equity securities of Dallas Semiconductor or any material subsidiary representing 15% or more of the outstanding capital stock of Dallas Semiconductor or such material subsidiary or any tender or exchange offer that, if consummated, would result in any person beneficially owning shares of capital stock or other equity securities of Dallas Semiconductor or any material subsidiary representing 15% or more of the outstanding capital stock of Dallas Semiconductor or such material subsidiary, or the sale, lease, exchange, license, or other disposition of any significant portion of the business or assets of Dallas Semiconductor or any material subsidiary.

ADDITIONAL AGREEMENTS

     Stockholders' Meeting. Dallas Semiconductor's board of directors has agreed to recommend that its stockholders approve the merger agreement and the merger and to take all reasonable and lawful action to solicit and obtain stockholder approval. The Dallas Semiconductor board of directors may withdraw or modify its recommendation of the merger in a manner adverse to Maxim only if:

     - Dallas Semiconductor receives a Superior Proposal; and

     - Dallas Semiconductor has notified Maxim of the Superior Proposal at least two business days in advance of Dallas Semiconductor's intention to effect the withdrawal or modification.

     "Superior Proposal" means any bona fide Acquisition Proposal which Dallas Semiconductor's board of directors concludes in good faith, after consultation with its outside counsel and investment advisors, taking into account all relevant factors, to be more favorable to the Dallas Semiconductor stockholders than the merger with Maxim.

     Access to Information; Confidentiality. Dallas Semiconductor will provide Maxim and its representatives reasonable access during normal business hours to all of Dallas Semiconductor's properties, books, contracts, commitments and records, and will give Maxim all information concerning its business, properties, books, contracts, commitments, records and personnel as Maxim may reasonably request. In addition, Dallas Semiconductor will make available to Maxim appropriate individuals for discussion of the business, properties and personnel of Dallas Semiconductor as Maxim may reasonably request. Maxim will keep all such information confidential. All requests for access will be requested through and coordinated with Messrs. Alan Hale and M.D. Sampels.

     Reasonable Best Efforts. Maxim and Dallas Semiconductor will each use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary to consummate the merger. Maxim will not be required to take any action to obtain antitrust clearance that might result in a limitation of the benefit expected to be derived by Maxim as a result of the merger or might adversely affect Dallas Semiconductor or Maxim.


     Employee Benefits. For five years following the merger, no salaried employee of Dallas Semiconductor will be terminated without 90 days notice. After the merger, employees of Dallas Semiconductor at the effective time of the merger will be eligible to participate in the employee benefit plans of Maxim to the same extent as any similarly situated employee of Maxim located in the same country, except to the extent that the on-site management of the surviving corporation determines to provide such employees the same benefits that they currently have.


     Employees will be allowed credit for their service with Dallas Semiconductor and its subsidiaries for purposes of vesting and participation only with respect to the employee benefit plans in which those

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

employees are entitled to participate following the effective time of the merger. Maxim has agreed that, after the effective time of the merger, Dallas Semiconductor's employees may participate in the employee stock purchase plan sponsored by Maxim, subject to the terms and conditions of Maxim's employee stock purchase plan, and service with Dallas Semiconductor will be treated as service with Maxim for determining eligibility of Dallas Semiconductor's employees under Maxim's employee stock purchase plan.

     Dallas Semiconductor will terminate its 401(k) plan, effective as of the day immediately preceding the effective time of the merger, unless Maxim provides written notice to Dallas Semiconductor prior to the effective time of the merger that the 401(k) plan will not be terminated. Employees will be eligible to participate in a 401(k) plan sponsored by Maxim.

     Pooling; Reorganization. Neither Maxim nor Dallas Semiconductor will take any action that could prevent the merger from being treated for financial accounting purposes as a pooling of interests, and each of Maxim and Dallas Semiconductor will use its reasonable best efforts to obtain an executed affiliate pooling agreement from its respective affiliates regarding compliance with Rule 145 under the Securities Act and the requirements for pooling of interests accounting treatment.

     Notification of Certain Matters

     - Each of Dallas Semiconductor and Maxim must promptly notify the other if any representation or warranty made by that party in the merger agreement becomes untrue in any material respect and of any failure by that party to satisfy in any material respect any condition or agreement under the merger agreement.

     - Each of Dallas Semiconductor and Maxim must give the other prompt notice of any communication from a person alleging that this person's consent is required in connection with the merger, any communication from any governmental authority in connection with the merger, any litigation that relates to the merger and any change that could reasonably be expected to have a material adverse effect on the ability of either Maxim or Dallas Semiconductor to consummate the merger.

     - Dallas Semiconductor must notify Maxim within one business day of any indication it receives from any engineer or key employee that he or she may terminate his or her employment with Dallas Semiconductor.

     Listing on the Nasdaq National Market. Maxim will use its reasonable best efforts to cause the Maxim common stock to be issued in the merger and upon exercise of the Dallas Semiconductor options to be assumed in the merger to be approved for listing on the Nasdaq National Market.

     Public Announcements. Maxim and Dallas Semiconductor will consult with, and obtain the approval of, the other party before issuing any press release or other public announcement with respect to the merger or the merger agreement.

     Takeover Laws. Dallas Semiconductor and the Dallas Semiconductor board of directors will take all necessary actions to eliminate or minimize the effects of any form of anti-takeover statute, regulation, charter provision or contract that becomes applicable to the merger, the merger agreement or the stock option agreement.

     Directors and Officers Indemnification and Insurance. For six years after the effective time of the merger, Maxim will cause Dallas Semiconductor to continue to indemnify Dallas Semiconductor's directors and officers for actions and omissions made in their official capacities and occurring prior to the effective time of the merger. For six years after the merger, Maxim will cause Dallas Semiconductor to maintain in effect the amount of coverage provided under Dallas Semiconductor's directors' and officers' liability insurance policies with respect to matters occurring before the merger, provided that the cost of such insurance does not exceed 150% of the most recent annual premium paid by Dallas Semiconductor. In the event the premium exceeds that amount, Maxim must cause Dallas Semiconductor to obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount. Maxim

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

unconditionally guarantees these obligations to the extent that they are not satisfied by Dallas Semiconductor as the surviving corporation or by its directors' and officers' liability coverage.

     Rights Agreement. The Dallas Semiconductor board of directors will take all action necessary in order to render its rights agreement inapplicable to the merger, the transactions contemplated by the merger agreement and the stock option agreement and will not take any action under the rights agreement to facilitate an Acquisition Proposal.

     Section 16 of Securities Exchange Act. The boards of directors of Maxim and/or Dallas Semiconductor, as applicable, will adopt a resolution so that the assumption of outstanding employee options held by Dallas Semiconductor insiders and the receipt by Dallas Semiconductor insiders of Maxim common stock in exchange for Dallas Semiconductor common stock pursuant to the merger will be exempt transactions for purposes of Section 16 of the Securities Exchange Act.

     Maxim Board Seat. When the merger is completed, the number of directors on Maxim's board of directors will be increased by one and M.D. Sampels, currently a director of Dallas Semiconductor, will be elected to serve as a director on Maxim's board of directors until the next annual stockholders' meeting of Maxim or such time as his successor will have been duly elected or appointed and qualified.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

     - the registration statement on Form S-4, of which this proxy statement/prospectus is a part, will have been declared effective by the SEC and no stop order suspending its effectiveness will have been issued;


     - the merger agreement will have been approved and adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of Dallas Semiconductor common stock;


     - the shares of Maxim common stock issuable to Dallas Semiconductor stockholders will have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

     - all applicable waiting periods or approvals under the Hart-Scott-Rodino Act and foreign competition laws will have expired, been terminated or been received;

     - no laws and no temporary restraining order, preliminary or permanent injunction, or other order issued by any court or other governmental entity will be in effect that would make the merger illegal or would otherwise prohibit the consummation of the merger on substantially the same terms as contemplated in the merger agreement;

     - the representations and warranties of the other party contained in the merger agreement which are qualified as to material adverse effect will be true in all respects and the representations and warranties which are not qualified as to material adverse effect will be true in all respects, except where the failure in any case to be true would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

     - the other party will have performed its agreements required by the merger agreement and the stock option agreement on or before the closing of the merger, except where failure to perform will not result in any material effect that is adverse to either Maxim or Dallas Semiconductor;

     - as to Maxim only, Maxim will have received evidence that all necessary approvals of governmental authorities and other third parties have been obtained, except where failure to obtain the approvals would not result in a material adverse effect;

     - as to Maxim only, Maxim will have received a letter from Maxim's independent auditors regarding their concurrence with Maxim management's conclusions that the merger will qualify for pooling of interests accounting;

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

     - as to Maxim only, each person required to execute a Dallas Semiconductor affiliate pooling agreement will have done so;


     - as to Maxim only, the change in control agreements of each of Messrs. Alan P. Hale, Michael L. Bolan and Chao C. Mai will be amended in the manner provided in the merger agreement to reduce the amounts payable to them upon consummation of the merger and to provide for a payment to them in consideration for their continued services to the surviving corporation with certain qualifications;


     - as to Dallas Semiconductor only, Dallas Semiconductor will have received a written opinion of Jenkens & Gilchrist, its legal counsel, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

     - as to Dallas Semiconductor only, Maxim will have made arrangements for the payment at the effective time of the merger of certain agreed upon obligations to the extent not satisfied by Dallas Semiconductor prior to the effective time of the merger.

TERMINATION

     The merger agreement may be terminated and the merger abandoned at any time by either Maxim or Dallas Semiconductor, whether before or after the special meeting, if:

     - Maxim and Dallas Semiconductor mutually agree to terminate the merger agreement;

     - the merger is not completed by June 30, 2001, other than as a result of the failure by the party proposing to terminate the merger agreement to perform its obligations;

     - a final and nonappealable order is entered enjoining or prohibiting the completion of the merger;

     - the Dallas Semiconductor stockholders fail to approve the merger agreement at the special meeting; or

     - the other party materially breaches its representations or agreements so that a closing condition would not be satisfied and the breach remains uncured 30 days following notice.

     In addition, Maxim may terminate the merger agreement if:

     - the Dallas Semiconductor board of directors withdraws or modifies in an adverse manner its recommendation of the merger or approves or recommends another Acquisition Proposal;

     - Dallas Semiconductor breaches in any material respect the non-solicitation covenant;

     - Dallas Semiconductor fails to mail this proxy statement/prospectus or fails to include in this proxy statement/prospectus the approval and recommendation of its board of directors;

     - the Dallas Semiconductor board of directors fails to publicly reaffirm its approval and recommendation of the merger after a written request from Maxim to do so following the announcement of another Acquisition Proposal; or

     - any third party acquires beneficial ownership of or the right to acquire 15% or more of the outstanding shares of Dallas Semiconductor common stock.

     Effect of Termination. The merger agreement provides that, upon termination, the merger agreement will become void, other than those sections of the merger agreement that expressly survive the termination, and neither Maxim nor Dallas Semiconductor will have any liability to the other except for any termination fee that may become payable by Dallas Semiconductor and except that no party will be relieved from liability for any breach of the merger agreement prior to its termination.

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

TERMINATION FEE


     Dallas Semiconductor will pay to Maxim a $75 million termination fee if any of the following events occur:


     - Maxim terminates the merger agreement due to:

       - the Dallas Semiconductor board of directors withdrawing or modifying in an adverse manner its recommendation of the merger or approving or recommending another Acquisition Proposal;

       - Dallas Semiconductor's material breach of the non-solicitation covenant;

       - Dallas Semiconductor's failure to mail the proxy statement/prospectus or failure to include in the proxy statement/prospectus the approval and recommendation of its board of directors; or

       - the Dallas Semiconductor board of director's failure to publicly reaffirm its approval and recommendation after a written request from Maxim to do so following the announcement of another Acquisition Proposal.

     - While an Acquisition Proposal for Dallas Semiconductor has been publicly announced or communicated to the Dallas Semiconductor board of directors, the merger agreement is terminated due to the material breach of the merger agreement by Dallas Semiconductor, the failure to obtain the Dallas Semiconductor stockholder approval or the acquisition by any third party of beneficial ownership of or the right to acquire 15% or more of the outstanding shares of capital stock or other equity interests of Dallas Semiconductor, and within 12 months after such termination, Dallas Semiconductor enters into an agreement with respect to an alternative Acquisition Proposal or consummates an alternative Acquisition Proposal.

AMENDMENT; WAIVER

     The merger agreement may be amended by written agreement of Maxim and Dallas Semiconductor at any time prior to the effective time of the merger, except that after approval of the merger by the Dallas Semiconductor stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Dallas Semiconductor common stock shall be converted on consummation of the merger.

     The merger agreement provides that any party to the merger agreement may:
(1) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement; (2) waive any inaccuracies in the representations and warranties contained in the merger agreement; and (3) waive compliance with any of the agreements and conditions contained in the merger agreement.

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                        AGREEMENTS RELATED TO THE MERGER

     This section of the proxy statement/prospectus describes the stock option agreement entered into by Dallas Semiconductor in connection with the merger agreement and the affiliate pooling agreements entered into, or to be entered into, between Dallas Semiconductor and its affiliates. The stock option agreement and the form of affiliate pooling agreement are attached at Annex B and Annex D. While we believe that this description covers the material terms of these agreements, this summary may not contain all of the information that is important to you. We encourage you to read these agreements in their entirety.

STOCK OPTION AGREEMENT

     In connection with the merger agreement, Maxim and Dallas Semiconductor entered into a stock option agreement under which Dallas Semiconductor granted to Maxim an irrevocable option to purchase, in whole or in part, an aggregate of up to 9,259,002 shares of Dallas Semiconductor common stock at a price of $26.8125 per share, exercisable as described below.

When the Option May Be Exercised

     Maxim may exercise the option at any time following the date on which it becomes entitled to receive a termination fee of $75 million under the merger agreement. The right of Maxim to exercise the option expires on the first to occur of:

     - the completion of the merger;

     - twelve months following the date on which the option first became exercisable;

     - written notice of termination of the stock option agreement by Maxim; or

     - the termination of the merger agreement, as long as no event has occurred or could occur during a specified future period that would entitle Maxim to a termination fee under the merger agreement, in which case the option shall not expire until the earlier to occur of (1) 15 business days from the date on which the termination fee under the merger agreement becomes unconditionally payable and (2) the expiration of such future period.

Adjustments Upon Changes in Capitalization and Substitute Option

     The number and kind of securities subject to the stock option agreement and the exercise price will be adjusted for any change in the number of issued and outstanding shares of common stock or other change in capitalization of Dallas Semiconductor. Accordingly, Maxim will receive, upon exercise of the option, the number and class of shares or other securities or property that Maxim would have received if the option had been exercised immediately before the event or record date for the event, as applicable. In addition, if additional shares of common stock of Dallas Semiconductor become outstanding after January 28, 2001, the total number of shares of Dallas Semiconductor's common stock subject to the option will be automatically increased to 14.9% of its issued and outstanding common stock, excluding any shares previously issued upon exercise of the option.

     In the event that Dallas Semiconductor enters into any agreement:

     - to consolidate with or merge into any person other than Maxim, and Dallas Semiconductor will not be the continuing or surviving corporation in the consolidation or merger;

     - to permit any person, other than Maxim, to merge into Dallas Semiconductor in a transaction in which the outstanding shares of common stock of Dallas Semiconductor will be changed into cash, securities or any other property;

     - to enter into any merger with or into any person in which the outstanding shares of common stock of Dallas Semiconductor will, after the merger, represent less than 50% of the outstanding voting securities of the merged company; or

     - to sell or otherwise transfer all or substantially all of its assets to any person other than Maxim;

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

then, in each case, the agreement governing the transaction must contain a provision that the option granted under the stock option agreement will upon completion of the transaction be converted into a substitute option with substantially identical terms.

Repurchase at the Option of Maxim

     After the option becomes exercisable, Maxim has the right to require Dallas Semiconductor to repurchase the option, in whole or in part, and any shares acquired upon exercise of the option at any time. The repurchase price for any such repurchase will equal:

     - the excess of the market/offer price referred to below over the exercise price times the number of shares with respect to which the option has not been exercised; and

     - the market/offer price multiplied by the number of shares purchased by Maxim upon exercise of the option.

     The term "market/offer price" is defined in the stock option agreement to mean the highest of:

     - the highest price per share at which a tender offer or exchange offer for Dallas Semiconductor's common stock has been made; or

     - the highest closing price for shares of Dallas Semiconductor's common stock for the six months prior to the exercise of the repurchase right by Maxim.

Repurchase at the Option of Dallas Semiconductor

     If Maxim has purchased shares of Dallas Semiconductor common stock pursuant to the stock option agreement, then Dallas Semiconductor may, between six and twelve months after the option originally became exercisable, repurchase those shares. The repurchase price for any such purchase will equal the number of shares to be repurchased multiplied by the market/offer price referred to above.

Right of First Refusal

     The stock option agreement provides that Dallas Semiconductor shall have a right of first refusal with respect to any significant sale by Maxim of shares of Dallas Semiconductor's common stock purchased by Maxim pursuant to the stock option agreement, other than sales to Maxim's affiliates or in registered offerings.

Registration Rights

     The stock option agreement provides Maxim demand and piggyback registration rights with respect to all shares purchased by Maxim under the stock option agreement.

Profit Limitation

     The stock option agreement provides that in no event will the actual or imputed profit made by Maxim on the actual or hypothetical disposition of the shares of common stock of Dallas Semiconductor for which the option is exercisable, together with any termination fees paid to Maxim under the merger agreement, exceed, in the aggregate, $75 million.

     In addition, the option may not be exercised for a number of shares that would result in a "notional total profit," as defined below, together with any termination fees paid to Maxim under the merger agreement, of more than $75 million. If exercise of the option would otherwise result in the notional total profit exceeding that amount, Maxim, in its discretion, may take any of several actions so that the notional total profit does not exceed $75 million.

     For purposes of the stock option agreement, "total profit" means the aggregate amount, before taxes, of:

     - any amounts received by Maxim upon repurchase of the option by Dallas Semiconductor;


     - the excess of (1) amounts received by Maxim upon repurchase by Dallas Semiconductor of shares of its common stock purchased by Maxim under the stock option agreement over (2) the exercise price paid for such shares by Maxim; and



     - the excess of (1) the net cash received by Maxim for third-party, arm's length sales of Dallas Semiconductor common stock purchased by Maxim under the stock option agreement over (2) the exercise price paid for such shares of Dallas Semiconductor common stock.


     For purposes of the stock option agreement, "notional total profit" with respect to any number of shares Maxim proposes to purchase under the option means the total profit on the proposed purchase date assuming that those shares were purchased and, together with all other shares received upon exercise of the option and held by Maxim and its affiliates as of that date, were sold for cash at the closing market price for Dallas Semiconductor's common stock as of the close of business on the preceding trading day, less customary brokerage commissions.

Assignment

     The stock option agreement may not be assigned by either of the parties without the prior written consent of the other party.

Effect of Stock Option Agreement


     The stock option agreement is intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement and to compensate Maxim for the efforts undertaken and the expenses and losses incurred by it if the merger is not completed. The stock option, if exercised, may prevent a third party from completing a pooling of interests transaction with Dallas Semiconductor for a period of two years and could make any business combination with a third party more expensive than would otherwise be the case.


     Consequently, the stock option agreement may discourage persons who might be interested in acquiring all or a significant interest in Dallas Semiconductor before completion of the merger from considering or proposing an acquisition, even if those persons were prepared to offer higher consideration per share of Dallas Semiconductor common stock than the consideration implicit in the merger.

AFFILIATE POOLING AGREEMENT

     In connection with the merger, each of Dallas Semiconductor's affiliates has executed an affiliate pooling agreement. Under these agreements Dallas Semiconductor affiliates have agreed not to make any sale or transfer of either Dallas Semiconductor common stock or Maxim common stock that would cause the merger not to be treated as a pooling of interests in accordance with generally accepted accounting principles and the regulations of the SEC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements give effect to the proposed merger of Maxim and Dallas Semiconductor on a pooling of interests basis. The unaudited pro forma combined financial statements are based on the respective historical consolidated financial statements and the accompanying notes of Maxim and Dallas Semiconductor, which are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined balance sheet assumes that the merger took place on December 30, 2000 and combines Maxim's December 30, 2000 unaudited consolidated balance sheet with Dallas Semiconductor's December 31, 2000 consolidated balance sheet. The unaudited pro forma combined statements of operations assume that the merger took place as of the beginning of the periods presented. Maxim's unaudited consolidated statement of operations for the six months ended December 30, 2000 has been combined with Dallas Semiconductor's unaudited consolidated statement of operations for the six months ended December 31, 2000. Maxim's consolidated statement of operations for the fiscal year ended June 24, 2000 has been combined with Dallas Semiconductor's unaudited consolidated statement of operations for the twelve months ended July 2, 2000. This combining methodology includes the last two reported quarters of Dallas Semiconductor's fiscal year ended January 2, 2000 and the first two reported quarters of its fiscal year ended December 31, 2000. Maxim's consolidated statements of operations for the fiscal years ended June 26, 1999 and June 27, 1998 have been combined with Dallas Semiconductor's consolidated statements of operations for the fiscal years ended January 2, 2000 and January 3, 1999, respectively. This presentation has the effect of including Dallas Semiconductor's unaudited results of operations for the six-month period ended January 2, 2000 in both the fiscal year ended January 2, 2000 and the twelve-month period ended July 2, 2000 included in the unaudited pro forma combined statements of operations. The periods combined for purposes of presenting the unaudited pro forma combined statements of operations are not necessarily indicative of the periods expected to be combined after the date of the closing of the merger.

     The unaudited pro forma combined financial statements are based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the SEC. The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or the results that actually would have been realized had the entities been a single entity during these periods.

     Maxim and Dallas Semiconductor estimate that they will incur direct transaction costs of approximately $25.1 million associated with the merger, which are expected to be charged to operations in the fiscal quarter in which the merger is consummated. There can be no assurance that Maxim will not incur additional charges in subsequent quarters to reflect costs associated with the merger.

     These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Maxim and Dallas Semiconductor, which are incorporated by reference in this proxy statement/prospectus.

                         MAXIM AND DALLAS SEMICONDUCTOR

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


                                                              DALLAS
                                           MAXIM           SEMICONDUCTOR      PRO FORMA         PRO FORMA
                                     DECEMBER 30, 2000   DECEMBER 31, 2000   ADJUSTMENTS*        COMBINED
                                     -----------------   -----------------   ------------       ----------
ASSETS
Current Assets:
  Cash and cash equivalents........     $   59,702           $ 29,160          $                $   88,862
  Short-term investments...........        697,569            223,435                              921,004
  Accounts receivable, net.........        127,420             81,673                              209,093
  Inventories......................         63,451             81,084                              144,535
  Deferred tax assets..............         51,393             24,166             8,693(3,6)        84,252
  Income tax refund receivable.....          6,500                 --                                6,500
  Other current assets.............          5,231              8,357                               13,588
                                        ----------           --------          --------         ----------
     Total current assets..........      1,011,266            447,875             8,693          1,467,834
Property, plant and equipment
  net..............................        486,534            266,646                              753,180
Other assets.......................          6,214             13,831                               20,045
                                        ----------           --------          --------         ----------
     Total assets..................     $1,504,014           $728,352          $  8,693         $2,241,059
                                        ==========           ========          ========         ==========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................     $   81,197           $ 56,150          $                $  137,347
  Income taxes payable.............          8,555              4,488                               13,043
  Accrued salaries.................         42,719             25,103            (1,012)(3)         66,810
  Accrued expenses.................         73,195             27,044            17,737(2)         117,976
  Deferred income on shipments to
     distributors..................         24,904                 --            21,280(3)          46,184
                                        ----------           --------          --------         ----------
     Total current liabilities.....        230,570            112,785            38,005            381,360
Deferred tax liabilities...........         19,500                 --             1,194(6)          20,694
Other liabilities..................          4,000                 --                --              4,000
                                        ----------           --------          --------         ----------
     Total liabilities.............        254,070            112,785            39,199            406,054
Stockholders' equity
  Preferred stock..................             --                 --                --                 --
  Common stock (Maxim: 285,642,300
     shares; Dallas Semiconductor:
     60,850,353 shares; 323,746,791
     shares on a pro forma combined
     basis)........................            286              1,243            (1,205)(4)            324
  Additional paid-in capital.......         30,103            201,618           (33,889)(4,5)      197,832
  Treasury stock, shares at cost...             --            (35,094)           35,094(5)              --
  Retained earnings................      1,221,025            446,423           (30,506)(2,3)    1,636,942
  Accumulated other comprehensive
     income........................         (1,470)             1,377                                  (93)
                                        ----------           --------          --------         ----------
     Total stockholders' equity....      1,249,944            615,567           (30,506)         1,835,005
                                        ----------           --------          --------         ----------
     Total liabilities &
       stockholders' equity........     $1,504,014           $728,352          $  8,693         $2,241,059
                                        ==========           ========          ========         ==========


-------------------------
* See accompanying notes to unaudited pro forma combined financial statements.

                         MAXIM AND DALLAS SEMICONDUCTOR

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 DALLAS
                                              MAXIM           SEMICONDUCTOR
                                        SIX MONTHS ENDED    SIX MONTHS ENDED     PRO FORMA       PRO FORMA
                                        DECEMBER 30, 2000   DECEMBER 31, 2000   ADJUSTMENTS*     COMBINED
                                        -----------------   -----------------   ------------     ---------
Net sales.............................      $590,199            $269,595          $   (370)(3)   $859,424
Cost of goods sold....................       173,789             129,172              (134)(3)    302,827
                                            --------            --------          --------       --------
Gross margin..........................       416,410             140,423              (236)       556,597
Operating expenses:
  Research and development............        97,997              35,226                --        133,223
  Selling, general and
     administrative...................        47,867              41,229               (18)(3)     89,078
                                            --------            --------          --------       --------
     Total operating expenses.........       145,864              76,455               (18)       222,301
                                            --------            --------          --------       --------
Income from operations................       270,546              63,968              (218)       334,296
Interest income and other, net........        20,924               8,554                --         29,478
                                            --------            --------          --------       --------
Income before income taxes............       291,470              72,522              (218)       363,774
Provision for income taxes............        99,100              23,205               (81)(6)    122,224
                                            --------            --------          --------       --------
Net income............................      $192,370            $ 49,317          $   (137)      $241,550
                                            ========            ========          ========       ========
Net income per common share:
  Basic...............................      $   0.68            $   0.81                         $   0.75
  Diluted.............................      $   0.60            $   0.77                         $   0.67
Shares used in the calculation of net
  income per share:
  Basic...............................       284,274              60,545           (22,632)(7)    322,187
  Diluted.............................       321,298              64,053           (23,943)(7)    361,408
Dividends declared per share..........      $     --            $  0.065                         $  0.012


-------------------------
* See accompanying notes to unaudited pro forma combined financial statements.

                         MAXIM AND DALLAS SEMICONDUCTOR

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 DALLAS
                                            MAXIM            SEMICONDUCTOR
                                         FISCAL YEAR         TWELVE MONTHS       PRO FORMA       PRO FORMA
                                     ENDED JUNE 24, 2000   ENDED JULY 2, 2000   ADJUSTMENTS*      COMBINED
                                     -------------------   ------------------   ------------     ----------
Net sales..........................       $864,924              $456,009          $(9,698)(3)    $1,311,235
Cost of goods sold.................        260,171               219,256           (4,623)(3)       474,804
                                          --------              --------          -------        ----------
Gross margin.......................        604,753               236,753           (5,075)          836,431
Operating expenses:
  Research and development.........        142,279                56,848               --           199,127
  Selling, general and
     administrative................         77,082                69,414             (485)(3)       146,011
                                          --------              --------          -------        ----------
     Total operating expenses......        219,361               126,262             (485)          345,138
                                          --------              --------          -------        ----------
Income from operations.............        385,392               110,491           (4,590)          491,293
Interest income and other, net.....         39,789                12,024               --            51,813
                                          --------              --------          -------        ----------
Income before income taxes.........        425,181               122,515           (4,590)          543,106
Provision for income taxes.........        144,562                39,275           (1,697)(6)       182,140
                                          --------              --------          -------        ----------
Net income.........................       $280,619              $ 83,240          $(2,893)       $  360,966
                                          ========              ========          =======        ==========
Net income per common share:
  Basic............................       $   1.01              $   1.41                         $     1.15
  Diluted..........................       $   0.88              $   1.32                         $     1.01
Shares used in the calculation of
  net income per share:
  Basic............................        277,640                59,119          (22,099)(7)       314,660
  Diluted..........................        317,832                63,193          (23,622)(7)       357,403
Dividends declared per share.......       $     --              $  0.115                         $    0.022


-------------------------
* See accompanying notes to unaudited pro forma combined financial statements.

                         MAXIM AND DALLAS SEMICONDUCTOR

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               DALLAS
                                          MAXIM             SEMICONDUCTOR
                                       FISCAL YEAR        FISCAL YEAR ENDED     PRO FORMA       PRO FORMA
                                   ENDED JUNE 26, 1999     JANUARY 2, 2000     ADJUSTMENTS*      COMBINED
                                   -------------------   -------------------   ------------     ----------
Net sales........................       $606,965              $390,207           $  3,443(3)    $1,000,615
Cost of goods sold...............        189,673               188,650              1,658(3)       379,981
                                        --------              --------           --------       ----------
Gross margin.....................        417,292               201,557              1,785          620,634
Operating expenses:
  Research and development.......         88,249                50,354                 --          138,603
  Selling, general and
     administrative..............         52,275                61,259                172(3)       113,706
                                        --------              --------           --------       ----------
     Total operating expenses....        140,524               111,613                172          252,309
                                        --------              --------           --------       ----------
Income from operations...........        276,768                89,944              1,613          368,325
Interest income and other, net...         20,386                 9,717                 --           30,103
                                        --------              --------           --------       ----------
Income before income taxes.......        297,154                99,661              1,613          398,428
Provision for income taxes.......        101,032                31,323                597(6)       132,952
                                        --------              --------           --------       ----------
Net income.......................       $196,122              $ 68,338           $  1,016       $  265,476
                                        ========              ========           ========       ==========
Net income per common share:
  Basic..........................       $   0.74              $   1.18                          $     0.88
  Diluted........................       $   0.64              $   1.11                          $     0.77
Shares used in the calculation of
  net income per share:
  Basic..........................        265,444                57,704            (21,570)(7)      301,578
  Diluted........................        304,118                61,768            (23,089)(7)      342,797
Dividends declared per share.....       $     --              $  0.100                          $    0.019


-------------------------
* See accompanying notes to unaudited pro forma combined financial statements.

                         MAXIM AND DALLAS SEMICONDUCTOR

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               DALLAS
                                          MAXIM             SEMICONDUCTOR
                                       FISCAL YEAR        FISCAL YEAR ENDED     PRO FORMA        PRO FORMA
                                   ENDED JUNE 27, 1998     JANUARY 3, 1999     ADJUSTMENTS*      COMBINED
                                   -------------------   -------------------   ------------      ---------
Net sales........................       $560,220              $341,333           $  1,486(3)     $903,039
Cost of goods sold...............        183,724               162,418                703(3)      346,845
                                        --------              --------           --------        --------
Gross margin.....................        376,496               178,915                783         556,194
Operating expenses:
  Research and development.......         72,204                47,452                 --         119,656
  Selling, general and
     administrative..............         49,256                56,523                 75(3)      105,854
                                        --------              --------           --------        --------
     Total operating expenses....        121,460               103,975                 75         225,510
                                        --------              --------                           --------
Income from operations...........        255,036                74,940                708         330,684
Interest income and other, net...         14,879                 6,390                 --          21,269
                                        --------              --------           --------        --------
Income before income taxes.......        269,915                81,330                708         351,953
Provision for income taxes.......         91,771                25,920                262(6)      117,953
                                        --------              --------           --------        --------
Net income.......................       $178,144              $ 55,410           $    446        $234,000
                                        ========              ========           ========        ========
Net income per common share:
  Basic..........................       $   0.69              $   0.99                           $   0.79
  Diluted........................       $   0.59              $   0.93                           $   0.69
Shares used in the calculation of
  net income per share:
  Basic..........................        259,676                55,986            (20,928)(7)     294,734
  Diluted........................        301,322                59,914            (22,396)(7)     338,840
Dividends declared per share.....       $     --              $  0.080                           $  0.015


-------------------------
* See accompanying notes to unaudited pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) PERIODS COMBINED

     The Maxim unaudited consolidated balance sheet as of December 30, 2000 has been combined with the Dallas Semiconductor unaudited consolidated balance sheet as of December 31, 2000.

     Maxim's unaudited consolidated statement of operations for the six months ended December 30, 2000 has been combined with Dallas Semiconductor's unaudited consolidated statement of operations for the six months ended December 31, 2000. Maxim's consolidated statement of operations for the fiscal year ended June 24, 2000 has been combined with Dallas Semiconductor's unaudited consolidated statement of operations for the twelve months ended July 2, 2000. This combining methodology includes the last two reported quarters of Dallas Semiconductor's fiscal year ended January 2, 2000 and the first two reported quarters of its fiscal year ended December 31, 2000. Maxim's consolidated statements of operations for the fiscal years ended June 26, 1999 and June 27, 1998 have been combined with Dallas Semiconductor's consolidated statement of operations for the fiscal years ended January 2, 2000 and January 3, 1999, respectively. This presentation has the effect of including Dallas Semiconductor's unaudited results of operations for the six-month period ended January 2, 2000 in both the fiscal year ended January 2, 2000 and the twelve-month period ended July 2, 2000 included in the unaudited pro forma combined statements of operations. Dallas Semiconductor's net sales, net income and diluted net income per common share for the six-month period ended January 2, 2000 as derived from the unaudited historical consolidated financial statements of Dallas Semiconductor are $208.6 million, $37.1 million and $0.60 per share, respectively.

     The periods combined for purposes of presenting the unaudited pro forma combined statements of operations are not necessarily indicative of the periods expected to be combined after the date of the closing of the merger.

(2) MERGER COSTS

     Maxim and Dallas Semiconductor estimate that they will incur direct transaction costs, or merger expenses, of approximately $25.1 million associated with the merger. These costs consist of approximately $14.4 million, which is intended to satisfy existing employment contracts and other non-employee director arrangements; a $5.4 million payment to be made under a previously existing life insurance arrangement, which results from the change in control arising from the merger; and $5.3 million for investment banking, legal, accounting, filings with regulatory agencies, financial printing and other related costs.

     The merger expenses are expected to be charged to operations in the fiscal quarter in which the merger is consummated. The unaudited pro forma combined balance sheet gives effect to such charges as if they had been incurred as of December 30, 2000, but the effects of these costs have not been reflected in the unaudited pro forma combined statements of income as they are nonrecurring in nature. It is expected that substantially all of these merger expenses will be paid out of existing cash reserves within twelve months after the consummation of the merger.

     The income tax effect of these charges has also been reflected as a pro forma adjustment.

(3) DEFERRED INCOME ON SHIPMENTS TO DISTRIBUTORS

     Both Maxim and Dallas Semiconductor have sales to domestic distributors under agreements that provide for certain price rebates, allowances and return privileges. Maxim defers recognition of these sales until the merchandise is sold by the domestic distributors. Dallas Semiconductor recognizes these sales, which are reduced by estimated future price reductions and returns, upon shipment to domestic distributors. This adjustment reflects the conforming of Dallas Semiconductor's revenue recognition policy and presentation to that of Maxim.

(4) EXCHANGE OF STOCK

     This adjustment reflects the reclassification of additional paid-in capital of Dallas Semiconductor to conform to the presentation of Maxim.

(5) TREASURY STOCK


     This adjustment reflects the retirement of Dallas Semiconductor treasury stock to conform to the presentation of Maxim.


(6) INCOME TAXES

     This adjustment conforms the classification of deferred taxes to the presentation of Maxim and records the income tax effect of the pro forma adjustments.

(7) PRO FORMA NET INCOME PER SHARE


     The unaudited pro forma combined basic and diluted net income per share are based upon the pro forma combined weighted average number of common and common equivalent shares of Maxim and Dallas Semiconductor outstanding for each period at an assumed exchange ratio of 0.6262 shares of Maxim common stock for each share of Dallas Semiconductor common stock. The assumed exchange ratio was calculated based on the average closing price of Maxim's common stock over the ten trading days ended February 27, 2001 of $56.24 per share and the number of fully diluted Dallas Semiconductor shares of common stock that would have been outstanding on February 26, 2001, calculated under the treasury stock method using an implied price per share of Dallas Semiconductor common stock derived from the Maxim average closing price of $56.24 and the exchange ratio formula contained in the merger agreement. The actual exchange ratio will not be determined until the close of business on the date immediately prior to the effective time of the merger. See "The Merger -- What You Will Receive in the Merger."

                       DESCRIPTION OF MAXIM CAPITAL STOCK


     The following description of certain rights, preferences and privileges of the capital stock of Maxim does not purport to be complete and is qualified in its entirety by reference to Maxim's certificate of incorporation. For more information as to how you can obtain a copy of Maxim's certificate of incorporation, see "Where You Can Find More Information" on page 73.


MAXIM COMMON STOCK


     Maxim's certificate of incorporation authorizes Maxim to issue up to 960,000,000 shares of common stock, par value $0.001 per share. Each Maxim share is entitled to one vote, in person or by proxy, at any and all meetings of the Maxim stockholders on all propositions before such meetings other than the election of directors. Directors are elected by cumulative voting. Subject to any preferential rights of any outstanding series of Maxim preferred stock created by Maxim's board of directors from time to time, the holders of Maxim common stock are entitled to dividends only if, when and as the dividends are declared by Maxim's board of directors and as may be permitted by law, and, upon liquidation, will be entitled to receive pro rata all assets of Maxim available for distribution to such holders. As of February 28, 2001, 286,241,710 Maxim shares were issued and outstanding. For a description of voting requirements and change of control restrictions, see "Comparison of Certain Rights of Stockholders of Maxim and Dallas Semiconductor" beginning on page 69.


MAXIM PREFERRED STOCK

     Maxim is also authorized to issue 2,000,000 shares of preferred stock, par value $0.001 per share, from time to time in one or more series and with such designation for each such series as determined by the Maxim board of directors. The Maxim board of directors may, without further action by the Maxim stockholders, issue a series of Maxim preferred stock and state and fix the relative rights, preferences and limitations of those shares, including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences. Maxim does not currently have any preferred stock outstanding.

TRANSFER AGENT AND REGISTRAR

     Boston EquiServe is the transfer agent and registrar for the Maxim common stock.

                  COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS
                       OF MAXIM AND DALLAS SEMICONDUCTOR

     Upon completion of the merger, the stockholders of Dallas Semiconductor will become stockholders of Maxim, and Maxim's certificate of incorporation and bylaws will govern the rights of former Dallas Semiconductor stockholders. Both Maxim and Dallas Semiconductor are incorporated under, and subject to, Delaware law.


     The following is a summary of the material differences between the rights of holders of Maxim common stock and the rights of holders of Dallas Semiconductor common stock. These differences arise from differences between Maxim's certificate of incorporation and bylaws, on the one hand, and Dallas Semiconductor's certificate of incorporation and bylaws, on the other hand. See "Description of Maxim Capital Stock" on page 68. This discussion is not, and does not purport to be, complete or to identify all differences that may, under given situations, be material to Dallas Semiconductor stockholders. The following summaries are qualified in their entirety by reference to Maxim's certificate of incorporation and bylaws, which are filed, or incorporated by reference, as exhibits to Maxim's Annual Report on Form 10-K for the year ended June 24, 2000 and Maxim's Quarterly Report on Form 10-Q for each of the periods ended December 31, 1999 and December 30, 2000, and to Dallas Semiconductor's certificate of incorporation and bylaws, which are filed, or incorporated by reference, as exhibits to Dallas Semiconductor's Annual Report on Form 10-K for the year ended December 31, 2000. To obtain these documents, see "Where You Can Find More Information" on page 73.


                                       DALLAS SEMICONDUCTOR
                                        STOCKHOLDER RIGHTS             MAXIM STOCKHOLDER RIGHTS
                                       --------------------            ------------------------
AUTHORIZED CAPITAL STOCK:        The authorized capital stock of   The authorized capital stock of
                                 Dallas Semiconductor consists of  Maxim consists of 960 million
                                 100 million shares of common      shares of common stock and two
                                 stock and five million shares of  million shares of preferred
                                 preferred stock.                  stock.
NUMBER OF DIRECTORS:             The Dallas Semiconductor bylaws   The Maxim bylaws provide that
                                 provide that the board of         the Maxim board of directors
                                 directors shall consist of more   shall have five directors,
                                 than one director or a number as  subject to an amendment to the the board of directors shall fix  bylaws. The Maxim board of
                                 from time to time by resolution   directors will be increased to
                                 of the board of directors then    six upon completion of the
                                 in office. The board of           merger.
                                 directors currently consists of
                                 five directors.
QUORUM FOR MEETING OF            The Dallas Semiconductor bylaws   The Maxim bylaws provide that
DIRECTORS:                       provide that a majority of the    the majority of the number of
                                 total number of directors shall   directors specified in the
                                 constitute a quorum.              bylaws will constitute a quorum.
ELECTION OF DIRECTORS:           The Dallas Semiconductor bylaws   The Maxim certificate of
                                 provide that directors are        incorporation provides that
                                 elected by a plurality vote of    directors may be elected by
                                 the holders of Dallas             cumulative voting. Each
                                 Semiconductor shares which are    stockholder entitled to vote
                                 entitled to vote in the election  generally in the election of of directors. Neither the Dallas  directors is entitled to cast
                                 Semiconductor certificate of      that number of votes as equal
                                 incorporation nor the Dallas      the number of shares of Maxim
                                 Semiconductor bylaws provide for  common stock owned by such
                                 cumulative voting in the          stockholder multiplied by the
                                 election of directors.            number of directors to be
                                                                   elected, with the

                                       DALLAS SEMICONDUCTOR
                                        STOCKHOLDER RIGHTS             MAXIM STOCKHOLDER RIGHTS
                                       --------------------            ------------------------
                                                                   stockholder able to distribute
                                                                   the votes for a single director
                                                                   or any number of directors to be
                                                                   elected.
REMOVAL OF DIRECTORS:            The Dallas Semiconductor bylaws   The Maxim bylaws provide that
                                 generally provide that directors  directors may be removed, with may be removed only for cause at  or without cause, at a special
                                 a special or annual meeting of    meeting of stockholders called
                                 stockholders, and only by the     for such purpose by a vote of
                                 affirmative vote of the holders   the holders of a majority of the
                                 of at least 80% of the voting     outstanding shares entitled to
                                 power of common stock entitled    vote in the election of
                                 to elect that director, voting    directors.
                                 together as a single class;
                                 provided that, if a director is
                                 being removed on behalf of an
                                 "interested" or 10% owner of
                                 Dallas Semiconductor common
                                 stock, the director may not be
                                 removed without the approval of
                                 a majority of the outstanding
                                 shares not held by the
                                 "interested" or 10% owner. A
                                 director may be removed with or
                                 without cause upon a
                                 recommendation of a majority of
                                 the disinterested directors and
                                 the affirmative vote of the
                                 holders of a majority of shares
                                 of common stock entitled to vote
                                 in the election of directors.
LIMITATIONS ON STOCKHOLDER       The Dallas Semiconductor bylaws   The Maxim bylaws provide that
ACTION BY WRITTEN CONSENT:       provide that Dallas               Maxim stockholders may take
                                 Semiconductor's stockholders may  action by written consent in
                                 take action by written consent    lieu of a meeting, provided that
                                 in lieu of a meeting, provided    the consent is signed by the
                                 that the consent is signed by     minimum number of votes
                                 all of the stockholders entitled  necessary to take such action at
                                 to vote on the matter to be       a meeting at which all shares
                                 voted upon.                       entitled to vote were present
                                                                   and voted.
AMENDMENT OF BYLAWS:             The Dallas Semiconductor          The Maxim certificate of
                                 certificate of incorporation and  incorporation and bylaws provide
                                 bylaws provide that the bylaws    that the bylaws may be altered,
                                 may be altered, amended or        amended or repealed and new
                                 repealed and new bylaws may be    bylaws may be adopted by action
                                 adopted by action of a majority   of the Maxim board of directors
                                 of the Dallas Semiconductor       or the affirmative vote of
                                 board of directors or the         holders of a majority of the
                                 affirmative vote of holders of a  outstanding shares entitled to
                                 majority of the outstanding       vote on that subject matter.
                                 shares entitled to vote on that
                                 subject matter, provided that
                                 certain bylaws related to
                                 transactions with 10%, or

                                       DALLAS SEMICONDUCTOR
                                        STOCKHOLDER RIGHTS             MAXIM STOCKHOLDER RIGHTS
                                       --------------------            ------------------------
                                 "interested," stockholders may
                                 not be amended without the
                                 approval of a majority of the
                                 disinterested directors and
                                 stockholders holding a majority
                                 of the outstanding common stock
                                 or by the approval of holders of
                                 80% of the common stock and a
                                 majority of the common stock
                                 held by disinterested
                                 stockholders.
VOTING STOCK:                    The outstanding voting            The outstanding voting
                                 securities of Dallas              securities of Maxim are the
                                 Semiconductor are the Dallas      Maxim common stock.
                                 Semiconductor common stock.
STOCKHOLDER RIGHTS PLANS:        Each share of Dallas              Maxim does not have a rights
                                 Semiconductor common stock has    plan in place.
                                 attached to it the right to
                                 purchase preferred shares issued
                                 pursuant to the Dallas
                                 Semiconductor rights plan.
                                 Dallas Semiconductor has taken
                                 all action necessary to ensure
                                 that the rights issued under the
                                 rights plan agreement do not
                                 apply to the merger.
SPECIAL MEETINGS OF              The Dallas Semiconductor bylaws   The Maxim bylaws provide that
STOCKHOLDERS:                    provide that a special meeting    the board of directors or the
                                 of stockholders may be called by  holders of 10% or more of the chairman of the board or the  Maxim's common stock may call a
                                 board of directors.               special meeting for any purpose.
FILLING VACANCIES ON THE BOARD   The Dallas Semiconductor bylaws   The Maxim bylaws provide that
OF DIRECTORS:                    provide that any vacancy on       any vacancies on Maxim's board
                                 Dallas Semiconductor's board of   of directors may be filled by a
                                 directors may be filled by a      majority of the directors then
                                 majority of the remaining board   in office.
                                 members.
LIMITATION ON BUSINESS           The Dallas Semiconductor bylaws   The Maxim bylaws do not restrict
TRANSACTED AT SPECIAL MEETINGS:  provide that business transacted  the business to be conducted at at any annual or special meeting  a special meeting of Maxim's
                                 of Dallas Semiconductor's         stockholders.
                                 stockholders is limited to the
                                 purposes specified in the notice
                                 of the meeting or to purposes
                                 otherwise properly brought
                                 before the meeting.
RESTRICTIONS ON TRANSACTIONS     Dallas Semiconductor's            Maxim's certificate of
WITH INTERESTED STOCKHOLDERS:    certificate of incorporation      incorporation requires the
                                 requires the approval of 80% of   approval of 66.67% of its
                                 its stockholders, voting as a     stockholders prior to Maxim's
                                 single class, and a majority of   consummating a business
                                 the shares of common stock held   combination with a stockholder
                                 by disinterested stockholders,    holding 20% or more of its
                                 voting as a separate class,       common stock.
                                 prior to Dallas Semiconductor's
                                 consummating a business
                                 combination with a

                                       DALLAS SEMICONDUCTOR
                                        STOCKHOLDER RIGHTS             MAXIM STOCKHOLDER RIGHTS
                                       --------------------            ------------------------
                                 stockholder holding 10% or more
                                 of its common stock.

                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Maxim incorporated by reference in Maxim's Annual Report on Form 10-K for the year ended June 24, 2000 and included in its 2000 Annual Report to Stockholders, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. The consolidated financial statements of Maxim are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


     The consolidated financial statements of Dallas Semiconductor as of December 31, 2000 and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Dallas Semiconductor as of January 2, 2000 and for each of the two fiscal years in the period ended January 2, 2000, included in Dallas Semiconductor's Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. The consolidated financial statements of Dallas Semiconductor are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                             LEGAL AND TAX MATTERS

     The validity of the Maxim shares to be issued in connection with the merger is being passed upon for Maxim by Simpson Thacher & Bartlett, counsel to Maxim.


     Certain of the tax consequences of the merger will be passed upon at the effective time, as a condition to the merger, by Jenkens & Gilchrist, a Professional Corporation, counsel to Dallas Semiconductor.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

     If the merger and the merger agreement are approved and adopted by Dallas Semiconductor stockholders and the merger is completed, Dallas Semiconductor will not hold a 2001 annual meeting of stockholders. If the merger agreement and the merger are not approved and adopted by Dallas Semiconductor stockholders or the merger is not completed for any other reason, the Dallas Semiconductor board of directors requests that any stockholder proposals intended for presentation at the 2001 annual meeting be submitted to the corporate secretary of Dallas Semiconductor, in writing, no later than ten days after the first public announcement of the date of such meeting for consideration for inclusion in Dallas Semiconductor's proxy materials for such meeting.

     In addition, under Dallas Semiconductor's bylaws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at the 2001 annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing. To be in proper written form, a stockholder's notice must contain the specific information required by Dallas Semiconductor's bylaws. A copy of the bylaws which describes the advance notice procedures can be obtained from the corporate secretary of Dallas Semiconductor.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This proxy statement/prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "expects," "expected," "anticipates" and "anticipated." These forward-looking statements are based on current expectations of Maxim or Dallas Semiconductor, as the case may be. All statements other than statements of historical facts included in this proxy statement/prospectus, including those regarding the financial position, results of operations, cash flows, business strategy, projected costs, growth opportunities for existing products, benefits from new technology, strategic and other benefits of the merger, cost savings and plans and objectives of management for future operations of Maxim or Dallas Semiconductor, as the case may be, are forward-looking statements. Although Maxim or Dallas Semiconductor believes that the expectations of Maxim or Dallas Semiconductor, as the case may be, reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Because forward-looking statements involve risks and uncertainties, the actual results of Maxim and Dallas Semiconductor, as the case may be, could differ materially. Important factors that could cause actual results to differ materially from the expectations of Maxim or Dallas Semiconductor, as the case may be, are the cautionary statements disclosed under "Risk Factors Relating to the Merger," "Risk Factors Relating to Maxim," "Maxim's Reasons for the Merger," "Dallas Semiconductor's Reasons for the Merger" and elsewhere in this proxy statement/prospectus and in Maxim's and Dallas Semiconductor's SEC filings listed below. These forward-looking statements represent the judgment of Maxim or Dallas Semiconductor, as the case may be, as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements attributable to Maxim or Dallas Semiconductor or persons acting on behalf of Maxim or Dallas Semiconductor are expressly qualified in their entirety by the cautionary statements. Maxim and Dallas Semiconductor disclaim, however, any intent or obligation to update their respective forward-looking statements.


                      WHERE YOU CAN FIND MORE INFORMATION

     Maxim and Dallas Semiconductor file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms in Washington, D.C., 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

     Maxim has filed a registration statement on Form S-4 to register with the SEC the Maxim common stock to be issued to Dallas Semiconductor stockholders in the merger. This proxy statement/prospectus is a part of the Maxim registration statement and constitutes both a prospectus of Maxim and a proxy statement of Dallas Semiconductor for its special meeting.

     As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Maxim registration statement or the exhibits to the Maxim registration statement.

     The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.


              MAXIM SEC FILINGS
            (FILE NO. 000-16538)                            PERIODS/FILING DATE
            --------------------                            -------------------
Annual Report on Form 10-K                     Year ended June 24, 2000
Quarterly Reports on Form 10-Q                 Quarters ended September 23, 2000 and
                                               December 30, 2000
Proxy Statement                                Filed on October 6, 2000
Current Report on Form 8-K                     Filed on January 30, 2001
The description of Maxim's common stock
contained in its Registration Statement on
Form 8-A dated February 11, 1988, including
any amendments or reports filed for the
purpose of updating such description.



      DALLAS SEMICONDUCTOR SEC FILINGS
            (FILE NO. 001-10464)                            PERIODS/FILING DATE
      --------------------------------                      -------------------
Annual Report on Form 10-K                     Year ended December 31, 2000
Proxy Statement                                Filed on March 17, 2000
Current Reports on Form 8-K                    Filed on February 28, 2001 and January 30,
                                               2001
The description of Dallas Semiconductor's
common stock contained in its Registration
Statement on Form 8-A dated September 20,
1999, including any amendments or reports
filed for the purpose of updating such
description.
The description of the rights contained in
its Registration Statement on Form 8-A dated
September 20, 1999, including any amendments
or reports filed for the purpose of updating
such description.


     Maxim and Dallas Semiconductor also incorporate by reference into this proxy statement/prospectus additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the Dallas Semiconductor special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Maxim has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Maxim, and Dallas Semiconductor has supplied all such information relating to Dallas Semiconductor.

     If you are a stockholder, we may already have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/ prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:


Maxim Integrated Products, Inc.            Dallas Semiconductor Corporation
120 San Gabriel Drive                      4401 South Beltwood Parkway
Sunnyvale, California 94086                Dallas, Texas 75244-3292
Tel: 408-737-7600                          Tel: 972-371-4300
Attn.: Investor Relations                  Attn.: Investor Relations



     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY APRIL 4, 2001, TO RECEIVE THEM BEFORE THE DALLAS SEMICONDUCTOR SPECIAL MEETING.



     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the transactions. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 6, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Maxim common stock in the merger shall create any implication to the contrary.


INFORMATION ON MAXIM'S WEB SITE


     Information on any Maxim Internet web site or the web site of any subsidiary of Maxim is not part of this proxy statement/prospectus, and you should not rely on that information in deciding whether to adopt the merger agreement unless that information is also in this proxy statement/prospectus or in a document that is incorporated by reference into this proxy statement/prospectus.


INFORMATION ON DALLAS SEMICONDUCTOR'S WEB SITE

     Information on any Dallas Semiconductor Internet web site or the web site of any subsidiary of Dallas Semiconductor is not part of this proxy statement/prospectus, and you should not rely on that information in deciding whether to adopt the merger agreement unless that information is also in this proxy statement/prospectus or in a document that is incorporated by reference into this proxy statement/ prospectus.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        MAXIM INTEGRATED PRODUCTS, INC.,

                            MI ACQUISITION SUB, INC.

                                      AND

                        DALLAS SEMICONDUCTOR CORPORATION

                          DATED AS OF JANUARY 28, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE I  THE MERGER..................................................   A-1
     1.1.  The Merger..................................................   A-1
     1.2.  Effective Time..............................................   A-2
     1.3.  Effect of the Merger........................................   A-2
     1.4.  Certification of Incorporation; Bylaws......................   A-2
     1.5.  Directors and Officers......................................   A-2
     1.6.  Conversion of Company Common Stock, Etc.....................   A-2
     1.7.  Cancellation of Treasury Stock and Parent-Owned Stock.......   A-3
     1.8.  Stock Options and Warrants..................................   A-3
     1.9.  Capital Stock of Merger Sub.................................   A-4
           Adjustments to Exchange Ratio...............................
    1.10.                                                                 A-4
           Fractional Shares...........................................
    1.11.                                                                 A-4
           Surrender of Certificates...................................
    1.12.                                                                 A-4
           Further Ownership Rights in Company Common Stock............
    1.13.                                                                 A-5
           Closing.....................................................
    1.14.                                                                 A-5
           Lost, Stolen or Destroyed Certificates......................
    1.15.                                                                 A-6
           Tax Consequences............................................
    1.16.                                                                 A-6

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............   A-6
     2.1.  Organization and Qualification; Subsidiaries................   A-6
     2.2.  Certificate of Incorporation and Bylaws.....................   A-7
     2.3.  Capitalization..............................................   A-7
     2.4.  Authority; Enforceability...................................   A-8
     2.5.  Required Vote...............................................   A-9
     2.6.  No Conflict; Required Filings and Consents..................   A-9
     2.7.  Material Agreements.........................................  A-10
     2.8.  Compliance..................................................  A-11
     2.9.  SEC Filings; Financial Statements...........................  A-12
           Absence of Certain Changes or Events........................
    2.10.                                                                A-12
           No Undisclosed Liabilities..................................
    2.11.                                                                A-13
           Absence of Litigation.......................................
    2.12.                                                                A-13
           Employee Benefit Plans......................................
    2.13.                                                                A-13
           Employment and Labor Matters................................
    2.14.                                                                A-15
           Registration Statement; Proxy Statement/Prospectus..........
    2.15.                                                                A-15
           Taxes.......................................................
    2.16.                                                                A-16
           Environmental Matters.......................................
    2.17.                                                                A-17
           Intellectual Property.......................................
    2.18.                                                                A-18
           Insurance...................................................
    2.19.                                                                A-19
           No Restrictions on the Merger; Takeover Statutes............
    2.20.                                                                A-19
           Pooling; Tax Matters........................................
    2.21.                                                                A-20
           Brokers.....................................................
    2.22.                                                                A-20
           Interested Party Transactions...............................
    2.23.                                                                A-20
           Opinion of Financial Advisor................................
    2.24.                                                                A-20
           Company Rights Agreement....................................
    2.25.                                                                A-20

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND
                  MERGER SUB...........................................  A-21
     3.1.  Organization and Qualification..............................  A-21
     3.2.  Capitalization..............................................  A-21
     3.3.  Authority; Enforceability...................................  A-22

                                                                         PAGE
                                                                         ----
     3.4.  No Conflict; Required Filings and Consents..................  A-22
     3.5.  Compliance..................................................  A-23
     3.6.  SEC Filings; Financial Statements...........................  A-24
     3.7.  Absence of Certain Changes or Events........................  A-24
     3.8.  No Undisclosed Liabilities..................................  A-25
     3.9.  Absence of Litigation.......................................  A-25
           Environmental Matters.......................................
    3.10.                                                                A-25
           Registration Statement; Proxy Statement/Prospectus..........
    3.11.                                                                A-25
           Brokers.....................................................
    3.12.                                                                A-26
           Pooling; Tax Matters........................................
    3.13.                                                                A-26
           Taxes.......................................................
    3.14.                                                                A-26
           Intellectual Property.......................................
    3.15.                                                                A-27

ARTICLE IV  CONDUCT OF BUSINESS PENDING THE MERGER.....................  A-27
     4.1.  Conduct of Business by the Company Pending the Merger.......  A-27
     4.2.  Conduct of Business by Parent Pending the Merger............  A-29
     4.3.  Solicitation of Other Proposals.............................  A-30

ARTICLE V  ADDITIONAL AGREEMENTS.......................................  A-31
     5.1.  Registration Statement; Proxy Statement/Prospectus..........  A-31
     5.2.  Meeting of Company's Stockholders...........................  A-32
     5.3.  Access to Information; Confidentiality......................  A-32
     5.4.  Reasonable Best Efforts; Further Assurances.................  A-33
     5.5.  Stock Options and Stock Plan; Options.......................  A-34
     5.6.  Employee Benefits...........................................  A-35
     5.7.  Pooling; Reorganization.....................................  A-35
     5.8.  Notification of Certain Matters.............................  A-36
     5.9.  Listing on the NASDAQ National Market.......................  A-37
           Public Announcements........................................
    5.10.                                                                A-37
           Takeover Laws...............................................
    5.11.                                                                A-37
           Accountant's Letter.........................................
    5.12.                                                                A-37
           Indemnification; Directors and Officer Insurance............
    5.13.                                                                A-37
           Option Agreement............................................
    5.14.                                                                A-38
           Company Rights Agreement....................................
    5.15.                                                                A-38
           Action by Board of Directors................................
    5.16.                                                                A-38
           Board Seat..................................................
    5.17.                                                                A-39

ARTICLE VI  CONDITIONS OF MERGER.......................................  A-39
     6.1.  Conditions to Obligation of Each Party to Effect the
           Merger......................................................  A-39
     6.2.  Additional Conditions to Obligations of Parent and Merger
           Sub.........................................................  A-39
     6.3.  Additional Conditions to Obligations of the Company.........  A-41

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER.........................  A-42
     7.1.  Termination.................................................  A-42
     7.2.  Effect of Termination.......................................  A-43
     7.3.  Fees and Expenses...........................................  A-43
     7.4.  Amendment...................................................  A-43
     7.5.  Waiver......................................................  A-44

ARTICLE VIII  GENERAL PROVISIONS.......................................  A-44
     8.1.  Survival of Representations and Warranties..................  A-44
     8.2.  Notices.....................................................  A-44
     8.3.  Disclosure Schedules........................................  A-45
     8.4.  Certain Definitions.........................................  A-45

                                                                         PAGE
                                                                         ----
     8.5.  Interpretation..............................................  A-47
     8.6.  Severability................................................  A-48
     8.7.  Entire Agreement............................................  A-48
     8.8.  Assignment..................................................  A-48
     8.9.  Parties in Interest.........................................  A-48
           Failure or Indulgence Not Waiver; Remedies Cumulative.......
    8.10.                                                                A-48
           Governing Law; Enforcement..................................
    8.11.                                                                A-48
           Counterparts................................................
    8.12.                                                                A-49

                                    EXHIBITS

EXHIBIT A -- Form of Stock Option Agreement

EXHIBIT B -- Form of Company Affiliate Pooling Agreement

     AGREEMENT AND PLAN OF MERGER, dated as of January 28, 2001 (the "Agreement") among MAXIM INTEGRATED PRODUCTS, INC., a Delaware corporation ("Parent"), MI ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and DALLAS SEMICONDUCTOR CORPORATION, a Delaware corporation (the "Company"). Capitalized terms not elsewhere defined herein shall have the meaning ascribed to them in Section 8.4 hereof.

     WHEREAS, the Board of Directors of the Company has determined that it is consistent with the Company's long-term strategic plan and in the best interests of its stockholders and employees for the Company to pursue a strategic transaction with Parent in order to preserve the existence of the Company's corporate entity;

     WHEREAS, the Board of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance thereof, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly-owned subsidiary of Parent;

     WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company is entering into a Stock Option Agreement dated as of the date hereof (the "Option Agreement") in the form of Exhibit A attached hereto, granting Parent an irrevocable option to purchase up to that number of shares of Company Common Stock as shall represent 14.9% (by voting power) of the total outstanding Company Common Stock (as defined herein), on the terms and subject to the conditions set forth therein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall qualify for "pooling-of-interests" treatment.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger.

     At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the DGCL, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall, as the surviving corporation in the Merger, continue its existence under Delaware law as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2. Effective Time.

     As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company, being the "Effective Time").

     1.3. Effect of the Merger.

     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4. Certification of Incorporation; Bylaws.

     Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time and without any further action on the part of the parties hereto,
(a) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and by the DGCL and (b) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein and by the DGCL.

     1.5. Directors and Officers.

     Except as set forth on Section 1.5 of the Company Disclosure Schedule, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. Except as determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

     1.6. Conversion of Company Common Stock, Etc.

     At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities:

          (a) Subject to the provisions of this Article I, each share of common stock, par value $0.02 per share, of the Company ("Company Common Stock") including the associated Company Rights issued and outstanding immediately prior to the Effective Time (other than any shares of the Company Common Stock to be canceled pursuant to Section 1.7 and subject to Section 1.10 and Section 1.11), will be converted automatically into the right to receive from Merger Sub that number of fully paid and nonassessable shares of Common Stock, par value $0.001 per share (the "Parent Common Stock"), of Parent equal to the Exchange Ratio. For purposes of this Agreement, "Exchange Ratio" shall mean the decimal equivalent (rounded to four decimal places) of the quotient obtained by dividing the Aggregate Parent Share Amount (as defined below) by the Fully Diluted Company Share Amount (as defined below). For purposes hereof, the "Fully Diluted Company Share Amount" means the number of shares of Company Common Stock calculated as of the close of business on the day immediately preceding the Effective Time pursuant to the Treasury Stock Method (assuming a 35% effective tax rate) as defined by GAAP (as defined herein), which as of the close of business on January 26, 2001 and based on outstanding shares and options as of

     January 25, 2001, would have resulted in an Exchange Ratio of 0.6163. For purposes hereof, the "Aggregate Parent Share Amount" means the following:

             (i) if the Average Closing Price (as defined below) of Parent Common Stock is equal to or greater than $61.00 per share, then the Aggregate Parent Share Amount is 40,000,000;

             (ii) if the Average Closing Price of Parent Common Stock is equal to or less than $52.00 per share, then the Aggregate Parent Share Amount is 42,000,000; and

             (iii) if the Average Closing Price of Parent Common Stock is greater than $52.00 per share but less than $61.00 per share, then the Aggregate Parent Share Amount is the sum of (x) 40,000,000 plus (y) the product obtained by multiplying 2,000,000 times the quotient obtained by dividing (1) $61.00 minus the Average Closing Price of Parent Common Stock by (2) $9.00.

     The "Average Closing Price" means the average closing price of Parent Common Stock (rounded to the nearest cent) on the NASDAQ National Market System for the 10 consecutive trading days ending on the trading day that is two trading days prior to the Effective Time.

          (b) Each share of the Company Common Stock shall be deemed canceled and shall cease to exist, and each holder of a certificate representing any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.12 (together with the cash in lieu of fractional shares of Parent Common Stock as specified in Section 1.11, the "Merger Consideration"). Unless the context otherwise requires, each reference in this Agreement to shares of Company Common Stock shall include the associated Company Rights issued pursuant to the Company Rights Agreement.

     1.7. Cancellation of Treasury Stock and Parent-Owned Stock.

     Each share of the Company Common Stock held in the treasury of the Company, if any, and each share of Company Common Stock, if any, owned by Parent or Merger Sub, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

     1.8. Stock Options and Warrants.

     (a) At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's (i) 1984 Stock Option Plan, (ii) Amended 1987 Stock Option Plan and (iii) 1993 Officer and Director Stock Option Plan (each as amended, collectively, the "Option Plans"), by virtue of the Merger and without any action on the part of the holder thereof, shall be assumed by Parent in accordance with Section 5.5.

     (b) The Company and its Board of Directors shall promptly take all actions necessary to ensure that (i) immediately prior to the Effective Time the Purchase Plan (as defined in Section 2.3) shall be terminated and of no further force and effect and without any liability of the Company thereunder, and (ii) following the Effective Time no holder of any options or other rights pursuant to, nor any participant in or party to, the Option Plans or any other Employee Plan (as defined herein) or other plan, program, arrangement, agreement or other commitment providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary of the Company will have any rights thereunder to acquire equity securities, or any right to payment in respect of the equity securities, of Parent, the Company, or the Surviving Corporation or any of their Subsidiaries, except as provided herein.

     1.9. Capital Stock of Merger Sub.

     Each share of common stock, par value $0.01 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     1.10. Adjustments to Exchange Ratio.

     Without limiting any other provision of this Agreement, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

     1.11. Fractional Shares.

     No certificates or scrip representing the right to acquire fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu thereof, each holder of shares of Company Common Stock exchanged pursuant to Section 1.6 or of options or warrants exchanged pursuant to Section 1.8(a) who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to have been otherwise received by such holder) shall receive from Parent an amount of cash (rounded down to the nearest whole cent and without interest) equal to the product of such fractional part of a share of Parent Common Stock multiplied by the Average Closing Price.

     1.12. Surrender of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as the Exchange Agent in the Merger.

     (b) Parent to Provide Common Stock. When and as needed, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, sufficient shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) to be exchanged pursuant to Section 1.6 and Section 1.11.

     (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") that represented as of the Effective Time outstanding shares of Company Common Stock to be exchanged pursuant to Section 1.6, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Sections 1.6 and 1.11, after giving effect to any required Tax (as defined herein) withholdings, and the Certificate so surrendered shall forthwith be canceled. At any time following six months after the Effective Time, all or any number of shares of Parent Common Stock (and any or all cash payable in lieu of fractional shares of Parent Common Stock) deposited with or made available to the Exchange Agent pursuant to Section 1.12(b), which remain undistributed to the holders of the Certificates representing shares of Company Common Stock, shall be delivered to Parent upon demand, and thereafter such holders of unexchanged shares of Company Common Stock shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the shares of Parent Common Stock for payment upon due surrender of their Certificates.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and payable between the Effective Time and the time of such surrender with respect to such whole shares of Parent Common Stock.

     (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than the name in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in a name other than the name of the registered holder of the Certificate surrendered or (ii) established to the satisfaction of Parent, or any agent designated by Parent, that such Tax has been paid or is not applicable.

     (f) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Parent, the Merger Sub or the Surviving Corporation shall be liable to a holder of a Certificate for any Parent Common Stock (and any cash payable for fractional shares of Parent Common Stock or any other amount due, if any) that was properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (g) Withholding of Tax. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Parent (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of federal, state, local or foreign Tax Law (as defined herein). To the extent that amounts are so properly withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent.

     1.13. Further Ownership Rights in Company Common Stock.

     All shares of Parent Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms of this Article I (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Surviving Corporation. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.14. Closing.

     Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the provisions of

Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Pacific time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be not later than the second Business Day after all the conditions set forth in Article VI shall have been satisfied (or waived in accordance with Section 7.5, to the extent the same may be waived), unless another time and/or date is agreed by the parties hereto. The Closing shall take place at the offices of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California 94304 or such other place as the parties hereto otherwise agree.

     1.15. Lost, Stolen or Destroyed Certificates.

     In the event any Certificates evidencing Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.11; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.16. Tax Consequences.

     For federal income tax purposes, the parties intend that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. The parties shall not take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code nor take a position on any Tax Return (as defined herein) inconsistent with this Section 1.16.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     2.1. Organization and Qualification; Subsidiaries.

     (a) The Company is a corporation duly organized, validly existing and in good standing under Delaware law and has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders (as defined herein) and approvals (collectively, "Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such Approvals, the failure of the Company to be in possession of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) Each Subsidiary of the Company is a legal entity, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such Approvals, the failure of a Subsidiary of the Company to be in possession of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary is duly qualified or licensed as a foreign corporation or entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (c) Section 2.1(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Company's directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity or other interest owned by the Company or another Subsidiary of the Company. Except as set forth in Section 2.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

     2.2. Certificate of Incorporation and Bylaws.

     The Company has heretofore furnished or made available to Parent a true and complete copy of each of its and each of its Subsidiaries' Certificate of Incorporation and Bylaws or equivalent organizational documents, as amended or restated to the date hereof. Such Certificate of Incorporation and Bylaws or equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries.

     2.3. Capitalization.

     (a) The authorized capital of the Company consists of 105,000,000 shares, divided into 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.10 per share (the "Company Preferred Stock"). As of January 25, 2001, (i) 62,140,955 shares of Company Common Stock were issued and outstanding, including the associated Company Rights; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) 1,282,052 shares of Company Common Stock were held in the treasury of the Company; (iv) no shares of Company Common Stock were held by any Subsidiary of the Company; (v) 10,987,128 shares of Company Common Stock were duly reserved for future issuance pursuant to employee stock options granted pursuant to the Option Plans (the "Outstanding Employee Options"); (vi) 287,700 shares of Company Common Stock were duly reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan (the "Purchase Plan"); (vii) a sufficient number of shares of Company Preferred Stock were reserved for issuance upon exercise of Company Rights issued pursuant to the Company Rights Agreement; and (viii) a sufficient number of shares of Company Common Stock were reserved for issuance pursuant to the Option Agreement. None of the outstanding shares of Company Common Stock are subject to, nor were they issued in violation of any, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above and in Section 2.3(a) of the Company Disclosure Schedule, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as described in
Section 2.3(a) of the Company Disclosure Schedule, all outstanding options to purchase Company Common Stock were granted under the Company's Option Plans and the Option Agreement. Section 2.3(a) of the Company Disclosure Schedule lists all outstanding options and warrants to purchase Company Common Stock, the record holder thereof and the exercise prices thereof. All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of stock options and warrants will be, and all shares which may be issued pursuant to the Option Agreement will be, when issued pursuant to the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote.

     (b) Section 2.3(b) of the Company Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock, and ownership thereof, of each of the Company's Subsidiaries. Except as set forth on Section 2.3(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all Liens whatsoever. Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, there are no restrictions of any kind which prevent the payment of dividends by any of the Company's Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

     (c) Except for the Company Rights, the Option Agreement, Outstanding Employee Options, options outstanding pursuant to the Purchase Plan and as described in Section 2.3(c) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as described in Section 2.3(c) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) of the Company or its Subsidiaries. Except as described in
Section 2.3(c) of the Company Disclosure Schedule, as of the date hereof, there are no stock-appreciation rights, stock-based performance units, "phantom" stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to employees or sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) (collectively, "Stock-Based Rights") or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company. Except as set forth in
Section 2.3(c) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the Knowledge (as defined herein) of the Company, any of the Company's stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

     2.4. Authority; Enforceability.

     The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Option Agreement and each instrument required to be executed and delivered by it at the Closing hereunder and thereunder, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Option Agreement, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Option Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and authorization of this Agreement by votes of the holders of a majority of the outstanding Company Common Stock in accordance with Delaware law and the Company's Certificate of Incorporation and Bylaws and the filing of the Certificate of Merger) herein or therein. Each of this Agreement and the Option Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to the effects of
                                       A-8
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bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

     2.5. Required Vote.

     The Board of Directors of the Company has, at a meeting duly called and held, (i) approved and declared advisable this Agreement and the Option Agreement, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the holders of Company Common Stock, (iii) resolved to recommend adoption of this Agreement, the Merger, and the other transactions contemplated hereby to the stockholders of the Company and (iv) directed that this Agreement be submitted to the stockholders of the Company for their approval and authorization. The affirmative vote of a majority of all outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement and the Merger. No stockholder vote is required to approve or authorize the Option Agreement.

     2.6. No Conflict; Required Filings and Consents.

     (a) The execution and delivery by the Company of this Agreement, the Option Agreement or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing do not, and the performance of this Agreement, the Option Agreement or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing, shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Law or Order in each case applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, additional liabilities or fees or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, Contract, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets is bound or affected, except (A) as set forth in Section 2.6(a) of the Company Disclosure Schedule or (B) in the case of clause (ii) or
(iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) The execution and delivery by the Company of this Agreement, the Option Agreement or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing do not, and the performance of this Agreement, the Option Agreement and any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing, shall not, require the Company or any of its Subsidiaries to, except as set forth in Section 2.6(b) of the Company Disclosure Schedule, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the rules and regulations at the New York Stock Exchange and the NASDAQ Stock Market, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or Foreign Competition Laws, (B) the filing of the Certificate of Merger in accordance with Delaware law or (C) where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     2.7. Material Agreements.

     (a) Other than those set out in the Company SEC Reports (as defined below) filed prior to the date hereof, the Company has delivered to Parent true and complete copies of (or, with respect to those contracts that consist solely of purchase orders, has delivered to Parent a materially true and correct list identifying those purchase orders) all of the following Contracts and other instruments to which the Company or any of its Subsidiaries is a party or by which any of them or their properties or assets are bound as of the date hereof (collectively, the "Material Agreements"):

          (i) all equipment leases that involve payments by the Company and/or its Subsidiaries in excess of $50,000 per year;

          (ii) all software maintenance agreements or Intellectual Property license arrangements that involve payments by the Company and/or its Subsidiaries in excess of $10,000 per year;

          (iii) all material agreements pursuant to which the Company and/or its Subsidiaries license Company Intellectual Property (as defined below);

          (iv) all real property leases that involve payments by the Company and/or its Subsidiaries in excess of $100,000 per year;

          (v) all Contracts (other than those listed in clauses (i) through (iv) above) that involve payments by the Company and/or its Subsidiaries in excess of $100,000 per year or $250,000 in the aggregate;

          (vi) all collective bargaining agreements;

          (vii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and Contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, in each case, relating to indebtedness or obligations in excess of $1,000,000;

          (viii) Contracts containing a covenant limiting the freedom of the Company or any of its Subsidiaries (or which purport to limit the freedom of Parent after the Merger) to engage in any line of business or compete with any Person or operate at any location in the world or that prohibits or restricts the Company or its Subsidiaries (or which purport to prohibit or restrict Parent after the Merger) from soliciting or retaining the employment of any Person;

          (ix) joint venture or partnership agreements or joint development, distribution or similar agreements pursuant to which any third party is entitled or obligated to develop or distribute any products on behalf of the Company or its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is entitled or obligated to develop or distribute any products on behalf of any third party;

          (x) Contracts for the acquisition, directly or indirectly (by merger or otherwise) of any business, all or substantially all of the assets of any Person (whether tangible or intangible) or the capital stock of another Person;

          (xi) Contracts involving the issuance or repurchase of any capital stock of the Company or any of its Subsidiaries (including newly formed Subsidiaries), other than, with respect to the issuance of Company Common Stock, the options or warrants listed in Section 2.3(a) of the Company Disclosure Schedule;

          (xii) Contracts under which the Company or any of its Subsidiaries has granted or received exclusive rights with respect to Company Intellectual Property or the distribution of the Company's products;

          (xiii) any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange Contracts;

          (xiv) any employment or consulting agreements for individuals with total annual compensation in excess of $100,000 pursuant to which the Company or any of its Subsidiaries may incur any liability;

          (xv) all agreements or insurance policies providing for indemnification of any officer or director of the Company or any of its Subsidiaries;

          (xvi) all agreements evidencing a loan in excess of $25,000 to any officer or director of the Company or any of its Subsidiaries; and

          (xvii) all Contracts relating to split-dollar life insurance policies for any employee or director of the Company and its Subsidiaries.

     (b)(i) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, other than Material Agreements that have terminated or expired in accordance with their terms, each Material Agreement is in full force and effect, is a valid and binding obligation of the Company or such Subsidiary and, to the Company's Knowledge, of each other party thereto and is enforceable, in accordance with its terms, against each party thereto (other than the Company or such Subsidiary), in each case except that the enforcement thereof may be limited by (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors' rights generally, (B) general principles of equity (whether in a proceeding in equity or at law) and (C) an implied covenant of good faith and fair dealing, and (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or alleged to be, and, to the Knowledge of the Company, no other party is or alleged to be, in material default under, or in material breach or material violation of, any Material Agreement and, to the Knowledge of the Company, no event or failure to act has occurred which, with the giving of notice or passage of time or both, would constitute such a material default, breach or violation. The designation or definition of Material Agreements for purposes of this Section 2.7 and the disclosures made pursuant thereto will not be construed or utilized to expand, limit or define the terms "material" and "Material Adverse Effect" as otherwise referenced and used in this Agreement.

     2.8. Compliance.

     (a) The Company and each of its Subsidiaries are in compliance with, and are not in default or violation of, (i) the Certificate of Incorporation and Bylaws of the Company or the equivalent organizational documents of such Subsidiary, (ii) any Law or Order by which any of their respective assets or properties are bound or affected and (iii) the terms of all notes, bonds, mortgages, indentures, Contracts, permits, franchises and other instruments or obligations to which any of them are a party or by which any of them or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with the terms of all Approvals, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries have conducted their export transactions in all material respects in accordance with applicable provisions of United States export control laws and regulations, including but not limited to (i) the Export Administration Act and the Export Administration Regulations thereunder and (ii) the Arms Export Control Act and the International Traffic in Arms Regulations thereunder. Without limiting the foregoing, the Company represents and warrants that, to its Knowledge, (A) it and its Subsidiaries have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the United States, (B) it and its Subsidiaries are in material compliance with the terms of all applicable export licenses or other approvals, (C) there are no pending or threatened material claims against the Company or its Subsidiaries with respect to such export licenses or other approvals, (D) there are no actions, conditions or circumstances pertaining to the Company's or its Subsidiaries' export transactions that may give rise to any future material claim and (E) no consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained expeditiously without material cost. Except as set forth in Section 2.8 of the Company Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any federal, state, local or foreign Governmental Authority, or any Approval of any federal, state, local or foreign Governmental Authority that is material to the Company or any of its Subsidiaries.

     (b) To the Company's Knowledge, as of the date hereof, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has, except for any of such uses, payments or transactions as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     2.9. SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports, schedules, statements and documents required to be filed with the Securities and Exchange Commission ("SEC") since January 1, 1998 (collectively, the "Company SEC Reports") pursuant to the federal securities Laws and the Regulations of the SEC promulgated thereunder, and all Company SEC Reports have been filed in all material respects on a timely basis. The Company SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act, the Securities Act and the Regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC.

     (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "SEC Financial Statements") (i) complied as to form in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in the Company's Form 10-Q reports were or are subject to normal and recurring year-end adjustments.

     (c) The unaudited consolidated financial statements previously provided to Parent, as at December 31, 2000 and for the fiscal year then ended (the "December 31 Financial Statements"), were prepared in accordance with GAAP (with the exception of the absence of footnotes) applied on a consistent basis with the SEC Financial Statements, and fairly present in all material respects the consolidated financial position of the Company as at the date thereof and the consolidated results of its operations and cash flows for the periods indicated.

     2.10. Absence of Certain Changes or Events.

     (a) Except as described in Section 2.10(a) of the Company Disclosure Schedule or as set forth in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2000, the Company and its Subsidiaries have conducted their businesses only in the ordinary and usual course and in a manner consistent with past practice, and, since such date, there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) Except as described in Section 2.10(b) of the Company Disclosure Schedule or as set forth in the Company SEC Reports filed prior to the date of this Agreement, during the period from December 31, 2000 to the date hereof, (i) there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable, and (ii) there has not been any action or event, and neither the Company nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of Parent pursuant to Section
4.1 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

     2.11. No Undisclosed Liabilities.

     Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (i) reflected in the Company SEC Reports filed and publicly available prior to the date hereof or in the December 31 Financial Statements, (ii) disclosed in Section 2.11 of the Company Disclosure Schedule, or (iii) incurred in the ordinary course of business which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     2.12. Absence of Litigation.

     Except as described in Section 2.12 of the Company Disclosure Schedule or expressly described in the Company SEC Reports filed and publicly available prior to the date hereof, there is no Litigation pending against or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective properties or rights, before or subject to any Court or Governmental Authority, which, if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Litigation or Order, which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

     2.13. Employee Benefit Plans.

     (a) Section 2.13(a) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries (the "Company Employees") has any present or future right to benefits sponsored or maintained by the Company or its Subsidiaries or under which the Company or its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Employee Plans".

     (b) With respect to each Employee Plan, the Company has provided to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under an Employee Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

     (c)(i) Each Employee Plan has been established and administered in substantial compliance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Employee Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no "reportable event" (as such term is defined in ERISA
Section 4043), to the Knowledge of the Company, nonexempt "prohibited transaction" (as such term is defined in ERISA Section 406 and Code Section
4975) or "accumulated funding deficiency" (as such term is defined in ERISA
Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Employee Plan; (v) except as disclosed in Schedule 2.13(c)(v), no Employee Plan provides retiree welfare benefits except as defined under Section 4980B of the Code, and except as disclosed on Schedule 2.13(c)(v), neither the Company nor its Subsidiaries have any obligations to provide any retiree welfare benefits except as required under Section 4980B of the Code; and (vi) neither the Company nor any member of its Controlled Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

     (d) None of the Employee Plans is subject to Title IV of ERISA (including, without limitation, any multiemployer plan within the meaning of ERISA Section 4001(a)(3)) and none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any liability under Title IV of ERISA which remains unsatisfied.

     (e) With respect to any Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) other than routine benefits processing, to the Knowledge of the Company no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of the Company, threatened.

     (f) Except as provided in Section 2.13(f) of the Company Disclosure Schedule, no Employee Plan exists that could result in the payment to any present or former employee of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement. Except as provided in
Section 2.13(f) of the Company Disclosure Schedule, there is no Contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (g) Section 2.13(g) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director and investor of the Company or any of its Subsidiaries who holds, as of the date hereof, any option, warrant or other right to purchase Company Common Stock or Company Preferred Stock or any shares of restricted stock, if any, together with the number of shares of Company Common Stock or Company Preferred Stock, if any, subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Section 2.13(g) of the Company Disclosure Schedule also sets forth the total number of such options, warrants and rights.

     2.14. Employment and Labor Matters.

     (a) Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, none of the Company's or any Subsidiary's employment policies or practices is currently being audited or, to the Knowledge of the Company, investigated by any Governmental Authority or Court. Except as set forth in
Section 2.14(a) of the Company Disclosure Schedule or as could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened Litigation, unfair labor practice charge, or other charge or inquiry against the Company or any Subsidiary brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's or Subsidiary's employees, or other individual or any Governmental Authority with respect to employment practices.

     (b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, (i) there are no material controversies pending or threatened, between the Company or any of its Subsidiaries and any of their respective employees;
(ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by the Company or its Subsidiaries nor are there any activities or proceedings of any labor union to organize any such employees of the Company or any of its Subsidiaries of which the Company is aware; (iii) during the past five years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries; and (iv) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices. The Company and each of its Subsidiaries are in compliance in all material respects with all material Laws, Contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), and all other notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise. Neither the Company nor any Subsidiary of the Company has effectuated a "plant closing" or "mass layoff" as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without complying with all material provisions of WARN or implemented any early retirement, separation or window program within the past five years, nor has the Company or any Subsidiary planned or announced any such action or program for the future.

     2.15. Registration Statement; Proxy Statement/Prospectus.

     None of the information supplied by the Company for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger and vote on a proposal to adopt the Merger Agreement (the "Company Stockholders' Meeting") (such proxy statement/prospectus, as amended or supplemented, is referred to herein as the "Proxy Statement") shall, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the Regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in the Registration Statement or Proxy Statement.

     2.16. Taxes.

     For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns. Except as set forth in Section 2.16 of the Company Disclosure Schedule:

          (a) All material Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member have, to the extent required to be filed on or before the date hereof, been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

          (b) All material Taxes due and payable by or with respect to the Company and each of its Subsidiaries shown on any Tax Return have been timely paid. The Company and each of its Subsidiaries have established adequate reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on the respective company's Balance Sheet for any material Taxes not yet due for all periods ending on or before the date of the latest Balance Sheet. All assessments for material Taxes due and owing by or with respect to the Company and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any of its Subsidiaries has incurred a Tax liability from the date of the latest Balance Sheet other than a Tax liability in the ordinary course of business. No material claim for unpaid Taxes has become a Lien against the property of the Company or any of its Subsidiaries or is being asserted against the property of the Company or any of its Subsidiaries other than liens for Taxes not yet due and payable or for Taxes contested in good faith and for which adequate reserves have been established.

          (c) No action, suit, proceeding, investigation, claim or audit has formally commenced and no written notice has been received that such audit or other proceeding is pending or threatened by any Governmental Authority with respect to the Company or any of its Subsidiaries or any group of corporations of which any of the Company and its Subsidiaries has been a member, with regard to years or periods during which the Company or its Subsidiaries were a member thereof in respect of any Taxes, and all deficiencies proposed as a result of such actions, suits, proceedings, investigations, claims or audits have been paid, reserved against or settled.

          (d) Neither the Company nor any of its Subsidiaries has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or any of its Subsidiaries has been granted or requested which has not since expired.

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          (e) To the Knowledge of the Company, none of the Company or any of its
     Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group (other than a group the common parent of which was the Company) or has any material liability for the Taxes of any Person under Treasury Regulation sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (f) None of the Company or any of its Subsidiaries is a party to, or is bound by or has any obligation under any Tax sharing agreement or similar contract or arrangement. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by the Company or any of its Subsidiaries.

          (g) The Company and its Subsidiaries have not made any material payments, are not obligated to make any material payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any material payments, that will not be deductible under
     Section 280G or Section 162(m) of the Code.

          (h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (i) The Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment, collection, withholding and deposit, as the case may be, of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and, to the extent required, have paid all amounts to the relevant Governmental Authority, and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws. The Company and its Subsidiaries have collected all material sales and use taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes an regulations for all periods for which the statute of limitations has not expired.

          (j) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

          (k) None of the Company and its Subsidiaries will be required to include any material amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in the method of accounting for a taxable period ending prior to the Closing Date, any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Laws) entered into prior to the Closing Date, any sale reported on the installment method that occurred prior to the Closing Date, or any taxable income attributable to any amount that is economically accrued prior to the Closing Date.

          (l) None of the Company nor any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to the distribution treated the distribution as one to which
     Section 355 of the Code is applicable.

     2.17. Environmental Matters.

     (a) Except as described on Section 2.17 of the Company Disclosure Schedule, as expressly described in the written materials provided to the Parent or as expressly described in any Environmental Report obtained by Parent with respect to the Company or any of its Subsidiaries, and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i) the Company and each of its Subsidiaries complies and have complied, during all applicable statute of limitations periods, with all applicable Environmental Laws, and possess and comply, and have possessed and complied during all applicable statute of limitations periods, with all Environmental Permits; (ii) to
                                       A-17
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the Knowledge of the Company, there are and have been no Materials of
Environmental Concern or other conditions at any property owned, operated, or otherwise used by the Company now or in the past, or at any other location (including without limitation any facility to which Materials of Environmental Concern from the Company or any of its Subsidiaries), that are in circumstances that could reasonably be expected to give rise to any liability of the Company or any of its Subsidiaries, or result in costs to the Company or any of its Subsidiaries arising out of any Environmental Law; (iii) no Litigation (including, to the Knowledge of the Company, any notice of violation or alleged violation), under any Environmental Law or with respect to any Materials of Environmental Concern to which the Company or any of its Subsidiaries is, or to the Knowledge of the Company will be, named as a party, or affecting their business, is pending or, to the Knowledge of the Company, threatened, nor is the Company or any of its Subsidiaries the subject of any investigation to its Knowledge or the recipient of any request for information in connection with any such Litigation or potential Litigation; (iv) there are no Orders or agreements under any Environmental Law or with respect to any Materials of Environmental Concern to which the Company or any of its Subsidiaries is a party or affecting their business; and (v) to the Knowledge of the Company, each of the foregoing representations and warranties is true and correct with respect to any entity for which the Company or any of its Subsidiaries has assumed or retained liability, whether by Contract or operation of Law.

     (b) The Company has furnished or made available to Parent true and complete copies of all Environmental Reports in the possession of the Company or any of its Subsidiaries.

     (c) For purposes of this Agreement, the terms below are defined as follows:

          "Environmental Laws" shall mean any and all Laws, Orders, guidelines, codes, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health.

          "Environmental Permits" shall mean any and all permits, licenses, registrations, notifications, exemptions and any other Approvals required of the Company under any Environmental Law.

          "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may in any way affect the Company or any entity for which it may be liable or any Subsidiary.

          "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

     2.18. Intellectual Property.

     (a) The Company has provided or made available all material United States and foreign patent, copyright, trademark, service mark, trade dress, domain name and other registrations, and applications, and all material unregistered Intellectual Property owned or used by the Company or its Subsidiaries ("Company Intellectual Property").

     (b) To the Knowledge of the Company, all material patents and Company Intellectual Property (and all applications therefor) are currently in compliance in all material respects with all applicable legal requirements (including timely filings, proofs and payments of fees), and to the Knowledge of the Company, are valid and enforceable, except for such noncompliance, invalidity or unenforceability that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (c) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property used in the conduct of the Company's and each of its Subsidiaries' business as currently conducted and for the ownership, maintenance and operation of the Company's and its Subsidiaries' properties and assets, free of any obligation to pay royalties, honoraria or other fees, except as set forth in Section 2.18(c) of the Company Disclosure Schedule. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own, free and clear of all Liens or adverse ownership claims (including by current and former employees and contractors) all their owned Company Intellectual Property.

     (d) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have taken all commercially reasonable steps to maintain, police and protect the Intellectual Property which they own or use, including the execution of all appropriate Intellectual Property assignments and releases, (including from past and current employees and contractors), true and complete representative copies of which have been delivered to Parent. To the Knowledge of the Company, except under written confidentiality agreements, there has been no disclosure of any confidential Company Intellectual Property to any third party, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, to the Knowledge of the Company and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the conduct of the Company's and its Subsidiaries' businesses as currently conducted or planned to be conducted does not infringe or otherwise impair or conflict with ("Infringe") any Intellectual Property of any third party, and the Company Intellectual Property is not being Infringed by any third party, (ii) there is no Litigation or Order pending or outstanding, or to the Knowledge of the Company, threatened, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Company Intellectual Property.

     2.19. Insurance.

     The Company's policies of insurance and bonds as currently in effect are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and its Subsidiaries. To the Knowledge of the Company, there is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company and its Subsidiaries are in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and the Company shall, and shall cause its Subsidiaries to, maintain in full force and effect all such insurance during the period from the date hereof through the Closing Date. To the Knowledge of the Company, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds.

     2.20. No Restrictions on the Merger; Takeover Statutes.

     The Board of Directors of the Company has, on or prior to the date hereof, approved this Agreement, the Option Agreement, the Merger and the other transactions contemplated hereby and such approval is sufficient to render inapplicable to this Agreement, the Option Agreement, the Merger and any other transactions contemplated hereby, the restrictions on business combinations of
Section 203 of the DGCL. To the Company's Knowledge, no other takeover statute or similar Law applicable to the Company or its Subsidiaries or any Material Agreement to which any of them is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or the Option Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement or the Option Agreement or the acquisition of securities of the Company or the Surviving Corporation by Parent or Merger Sub (i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a stockholder with respect to

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

securities of the Company or any of its Subsidiaries that may be acquired or controlled by Parent or (ii) would or would purport to entitle any Person to acquire securities of the Company.

     2.21. Pooling; Tax Matters.

     (a) To the Knowledge of the Company, neither the Company nor any of its Affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that would prevent (i) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations of the SEC or (ii) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     (b) The Company has no Knowledge of any reason why it may not receive a letter from KPMG LLP (the "Company's Accountants") dated as of the Closing Date and addressed to the Company in which the Company's Accountants will concur with the Company management's conclusion that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a "pooling of interests."

     (c) Section 2.21(c) of the Company Disclosure Schedule contains a true and complete list of all Persons who, to the Knowledge of the Company, may be deemed to be Affiliates of the Company, excluding all of its Subsidiaries but including all directors and executive officers of the Company.

     2.22. Brokers.

     No broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for Robertson Stephens, Inc. (the "Company Financial Advisors"). Section 2.22 of the Company Disclosure Schedule sets forth, and the Company has heretofore furnished to Parent a true and complete copy of, all agreements between the Company and the Company Financial Advisors pursuant to which such Person would be entitled to any payment relating to the transactions contemplated hereunder.

     2.23. Interested Party Transactions.

     Except as disclosed in Section 2.23 of the Company Disclosure Schedule or in SEC Reports filed prior to the date hereof, there are no existing Contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any of its Subsidiaries, on the one hand, and any of the directors, officers, stockholders or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, on the other (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses).

     2.24. Opinion of Financial Advisor.

     The Company has received the written opinion of the Company Financial Advisors to the effect that, in its opinion, as of the date hereof, the Exchange Ratio to be used in the Merger is fair to such stockholders of the Company from a financial point of view, and the Company has provided copies of such opinion to Parent.

     2.25. Company Rights Agreement.

     The Company Board of Directors has approved and duly authorized and the Company has executed an amendment and will amend, within two Business Days of the date of this Agreement,(substantially in the form provided to Parent) the Company Rights Agreement to the effect that neither of Parent or Merger Sub or any of their respective Affiliates shall become an Acquiring Person (as defined in the Company Rights Agreement), and that no Distribution Date (as defined in the Company Rights Agreement) will occur, and that the Company Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the approval, execution or delivery of this Agreement, the Option Agreement or the consummation of the transactions contemplated hereby or thereby. The Company Rights Agreement shall terminate and be of no further force or effect immediately prior to the Effective Time, without any consideration being payable with respect to the outstanding Company Rights thereunder.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

     3.1. Organization and Qualification.

     Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Parent has all the requisite corporate power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Merger Sub is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and will not carry on any business or engage in any activities other than those reasonably related to the Merger.

     3.2. Capitalization.

     (a) The authorized capital of Parent consists of 960,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share ("Parent Preferred Stock"). As of January 25, 2001, (i) 285,248,567 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock were issued or outstanding; (iii) no shares of Parent Common Stock were held by any Subsidiary of the Parent; (iv) 74,296,016 shares of Parent Common Stock were duly reserved for future issuance upon exercise of options granted to employees under its employee stock option plans (the "Parent Option Plans"); and (v) a sufficient number of shares of Parent Common Stock were duly reserved for future issuance pursuant to the Employee Stock Participation Plan. None of the outstanding shares of Parent Common Stock are subject to, nor were they issued in violation of any, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above and in Section 3.2(a) of the Parent Disclosure Schedule, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of Parent were issued, reserved for issuance or outstanding. Except as described in Section 3.2(a) of the Parent Disclosure Schedule, all outstanding options to purchase Parent Common Stock were granted under the Parent Option Plans. All of the outstanding shares of Parent Common Stock are, and all shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of Parent with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of Parent may vote. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 100 shares of Merger Sub Common Stock are outstanding. All of the outstanding shares of Merger Sub Common Stock are owned by Parent.

     (b) Except as set forth on Section 3.2(b) of the Parent Disclosure Schedule, all of the outstanding shares of capital stock of each of the Parent's Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by Parent or one of its direct or indirect Subsidiaries, free and clear of all Liens whatsoever. Except as set forth in Section 3.2(b) of the Parent Disclosure Schedule, there are no restrictions of any kind which prevent the payment of dividends by any of the Parent's Subsidiaries, and neither Parent nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

     (c) Except for outstanding options under the Parent Option Plans and except as described in Section 3.2(c) of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Parent or any of its Subsidiaries is a party or by which any of them is bound, obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as described in Section 3.2(c) of the Parent Disclosure Schedule, as of the date hereof, there are no stock-appreciation rights, stock-based performance units, "phantom" stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to employees or sales representatives of Parent based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) (collectively, "Stock-Based Rights") or to cause Parent or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of Parent. Except as set forth in Section 3.2(c) of the Parent Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Parent or any of its Subsidiaries or, to the Knowledge (as defined herein) of Parent, any of Parent's stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of Parent or any of its Subsidiaries.

     3.3. Authority; Enforceability.

     Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by Parent and Merger Sub at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub. Except for filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

     3.4. No Conflict; Required Filings and Consents.

     (a) The execution and delivery by Parent and Merger Sub of this Agreement, the Option Agreement or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing do not, and the performance of this Agreement, the Option Agreement or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing, shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of Parent, Merger Sub or any Subsidiary of Parent, (ii) conflict with or violate any Law or Order in each case applicable to Parent, Merger Sub or any Subsidiary of Parent or by which its or any of their respective properties or assets is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's, Merger Sub's or any Subsidiary of Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent, Merger Sub or any Subsidiary of Parent pursuant to, any note, bond, mortgage, indenture, Contract, permit, franchise or other instrument or obligation to which Parent, Merger Sub or any Subsidiary of Parent is a party or by which Parent, Merger Sub or any Subsidiary of Parent or its or any of their respective properties or assets is bound or affected, except (A) as set forth in Section 3.4(a) of the Parent Disclosure Schedule or (B) in the case of clause (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement shall not, require Parent, Merger Sub or any Subsidiary of Parent to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, or the pre-Merger notification requirements of the HSR Act or Foreign Competition Laws, (B) the filing of the Certificate of Merger in accordance with Delaware law, (C) the filing of a listing application or other documents as required by the New York Stock Exchange and the NASDAQ National Market System or (D) where the failure to obtain such Approvals, or to make such filings or notifications, would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.5. Compliance.

     (a) Parent, Merger Sub and each Subsidiary of Parent are in compliance with, and are not in default or violation of (i) their respective Certificates of Incorporation and Bylaws or equivalent organizational documents, (ii) any Law or Order or by which any of their respective assets or properties are bound or affected and (iii) the terms of all notes, bonds, mortgages, indentures, Contracts, permits, franchises and other instruments or obligations to which any of them is a party or by which any of them is or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and
(iii), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Parent, Parent and its Subsidiaries have conducted their export transactions in all material respects in accordance with applicable provisions of United States export control laws and regulations, including but not limited to (A) the Export Administration Act and the Export Administration Regulations thereunder and (B) the Arms Export Control Act and the International Traffic in Arms Regulations thereunder. Without limiting the foregoing, Parent represents and warrants that, to its Knowledge, (1) it and its Subsidiaries have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the United States, (2) it and its Subsidiaries are in material compliance with the terms of all applicable export licenses or other approvals, (3) there are no pending or threatened material claims against Parent or its Subsidiaries with respect to export licenses or other approvals, and (4) there are no actions, conditions or circumstances pertaining to Parent's or its Subsidiaries' export transactions that may give rise to any future material claim. Parent, Merger Sub and each Subsidiary of Parent are in compliance with the terms of all Approvals, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.5 of the Parent Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Parent nor Merger Sub nor any of Parent's Subsidiaries has received notice of any revocation or modification of any federal, state, local or foreign

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Governmental Authority, or any Approval of any federal, state, local or foreign
Governmental Authority that is material to Parent, Merger Sub or any Subsidiary of Parent.

     (b) To Parent's Knowledge, as of the date hereof, none of the Parent, Merger Sub nor any Subsidiary of Parent, nor any director, officer, employee or agent of Parent, Merger Sub or any such Subsidiary has, except for any such use, payment or transaction as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     3.6. SEC Filings; Financial Statements.

     (a) Parent has filed all reports and documents required to be filed with the SEC since January 1, 1998 (collectively, the "Parent SEC Reports") pursuant to the federal securities Laws and Regulations of the SEC promulgated thereunder, and all Parent SEC Reports have been filed in all material respects on a timely basis. The Parent SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (i) complied in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly presents the consolidated financial position of Parent as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in the Company's Form 10-Q reports were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount to Parent.

     3.7. Absence of Certain Changes or Events.

     (a) Except as described in Section 3.7(a) of the Parent Disclosure Schedule, since September 30, 2000, Parent has conducted its businesses in the ordinary and usual course and in a manner consistent with past practice, and, since such date, there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) Except as described in Section 3.7(b) of the Parent Disclosure Schedule, during the period from September 30, 2000 to the date hereof, (i) there has not been any change by Parent in its accounting methods, principles or practices, any revaluation by Parent of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable, and
(ii) there has not been any action or event, and neither Parent nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of the Company pursuant to Section 4.2 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

     3.8. No Undisclosed Liabilities.

     Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (i) reflected in Parent SEC Reports filed and publicly available prior to the date hereof, (ii) disclosed in Section 3.8 of the Parent Disclosure Schedule, or (iii) incurred in the ordinary course of business which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     3.9. Absence of Litigation.

     Except as described in Section 3.8 of the Parent Disclosure Schedule or expressly described in the Parent SEC Reports filed and publicly available prior to the date hereof, there is no Litigation pending on behalf of or against or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries, or any of their respective properties or rights, before or subject to any Court or Governmental Authority which if adversely determined could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Litigation or Order which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

     3.10. Environmental Matters.

     Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Parent and each of its Subsidiaries complies and have complied, during all applicable statute of limitations periods, with all applicable Environmental Laws, and possess and comply, and have possessed and complied during all applicable statute of limitations periods, with all Environmental Permits; (ii) to the Knowledge of Parent, there are and have been no Materials of Environmental Concern or other conditions at any property owned, operated, or otherwise used by Parent now or in the past, or at any other location (including without limitation any facility to which Materials of Environmental Concern from Parent or any of its Subsidiaries), that are in circumstances that could reasonably be expected to give rise to any liability of Parent or any of its Subsidiaries, or result in costs to Parent or any of its Subsidiaries arising out of any Environmental Law;
(iii) no Litigation (including, to the Knowledge of Parent, any notice of violation or alleged violation), under any Environmental Law or with respect to any Materials of Environmental Concern to which Parent or any of its Subsidiaries is, or to the Knowledge of Parent will be, named as a party, or affecting their business, is pending or, to the Knowledge of Parent, threatened; nor is Parent or any of its Subsidiaries the subject of any investigation or the recipient of any request for information in connection with any such Litigation or potential Litigation; (iv) there are no Orders or agreements under any Environmental Law or with respect to any Materials of Environmental Concern to which Parent or any of its Subsidiaries is a party or affecting their business; and (v) to the Knowledge of Parent, each of the foregoing representations and warranties is true and correct with respect to any entity for which Parent or any of its Subsidiaries has assumed or retained liability, whether by Contract or operation of Law.

     3.11. Registration Statement; Proxy Statement/Prospectus.

     None of the information supplied by Parent for inclusion in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by Parent for inclusion in the Proxy Statement shall, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in the Registration Statement or Proxy Statement.

     3.12. Brokers.

     No broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except for Thomas Weisel Partners (the "Parent Financial Advisors").

     3.13. Pooling; Tax Matters.

     (a) The Parent intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the Regulations of the SEC.

     (b) To the Knowledge of Parent, neither Parent and Merger Sub nor any of their Affiliates has taken or agreed to take any action or failed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations of the SEC or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     (c) Parent has no Knowledge of any reason why it may not receive a letter from Ernst & Young LLP (the "Parent's Accountants") dated as of the Closing Date and addressed to Parent in which the Parent's Accountants will concur with Parent management's conclusion that no conditions exist related to Parent that would preclude Parent from accounting for the Merger as a "pooling of interests."

     3.14. Taxes.

     Except as set forth in Section 3.14 of the Parent Disclosure Schedule:

          (a) All material Tax Returns required to be filed by or on behalf of the Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Parent or any of its Subsidiaries is a member have, to the extent required to be filed on or before the date hereof, been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

          (b) All material Taxes due and payable by or with respect to the Parent and each of its Subsidiaries shown on any Tax Return have been timely paid. The Parent and each of its Subsidiaries have established adequate reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on the respective company's Balance Sheet for any material Taxes not yet due for all periods ending on or before the date of the latest Balance Sheet. All assessments for material Taxes due and owing by or with respect to the Parent and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. Neither the Parent nor any of its Subsidiaries has incurred a Tax liability from the date of the latest Balance Sheet other than a Tax liability in the ordinary course of business. No material claim for unpaid Taxes has become a Lien against the property of the Parent or any of its Subsidiaries or is being asserted against the property of the Parent or any of its Subsidiaries other than liens for Taxes not yet due and payable or for Taxes contested in good faith and for which adequate reserves have been established.

          (c) No action, suit, proceeding, investigation, claim or audit has formally commenced and no written notice has been received that such audit or other proceeding is pending or threatened by any Governmental Authority with respect to the Parent or any of its Subsidiaries or any group of corporations of which any of the Parent and its Subsidiaries has been a member, with regard to years or periods during which the Parent or its Subsidiaries were a member thereof in respect of any Taxes, and all deficiencies proposed as a result of such actions, suits, proceedings, investigations, claims or audits have been paid, reserved against or settled.

     3.15. Intellectual Property

     (a) To the Knowledge of the Parent, all material patents and all material United States and foreign patent, copyright, trademark, service mark, trade dress, domain name and other registrations, and applications, and all material unregistered Intellectual Property owned or used by the Parent or its Subsidiaries ("Parent Intellectual Property") (and all application therefor) are currently in compliance in all material respects with all applicable legal requirements (including timely filings, proofs and payments of fees), and to the Knowledge of the Parent, are valid and enforceable, except for such noncompliance, invalidity or unenforceability that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Parent and its Subsidiaries own or have the valid right to use all of the Intellectual Property used in the conduct of the Parent's and each of its Subsidiaries' business as currently conducted and for the ownership, maintenance and operation of the Parent's and its Subsidiaries' properties and assets, free of any obligation to pay royalties, honoraria or other fees, except as set forth in Section 3.15(b) of the Parent Disclosure Schedule. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Parent and its Subsidiaries own, free and clear of all Liens or adverse ownership claims (including by current and former employees and contractors) all their owned Parent Intellectual Property.

     (c) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Parent and each of its Subsidiaries have taken all commercially reasonable steps to maintain, police and protect the Intellectual Property which they own or use, including the execution of all appropriate Intellectual Property assignments and releases, (including from past and current employees and contractors. To the Knowledge of the Parent, except under written confidentiality agreements, there has been no disclosure of any confidential Parent Intellectual Property to any third party, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.15(c) of the Parent Disclosure Schedule, to the Knowledge of Parent, and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the conduct of the Parent's and its Subsidiaries' businesses as currently conducted or planned to be conducted does not Infringe any Intellectual Property of any third party, and the Parent Intellectual Property is not being Infringed by any third party, (ii) there is no Litigation or Order pending or outstanding, or to the Knowledge of the Parent, threatened, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Parent Intellectual Property.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     4.1. Conduct of Business by the Company Pending the Merger.

     The Company covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless Parent shall otherwise agree in writing in advance (which consent shall not be unreasonably withheld or delayed) or as otherwise set forth on Section
4.1 of the Company Disclosure Schedule prior to the date hereof, the Company shall conduct and shall cause the businesses of each of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws. The Company shall use its reasonable best efforts to preserve intact the business organization and assets of the Company and each of its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and each of its Subsidiaries, to maintain in effect Material Agreements and to preserve the present relationships of the Company and each of its Subsidiaries with customers, licensees, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations. Except as set forth on
Section 4.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

          (a) other than ministerial changes not adverse to Parent or Merger Sub, amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational document of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

          (b) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest or Stock-Based Rights of the Company or any of its Subsidiaries (except for the issuance of Company Common Stock issuable pursuant to the Outstanding Employee Options and options granted to new employees in the ordinary source of business consistent with past practice); or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or interest in or securities of any Subsidiary;

          (c) other than regular quarterly dividends of $0.0325 per share of Company Stock with regular record, declaration and payment dates in accordance with past practice, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that a wholly-owned Subsidiary of the Company may declare and pay a dividend to its parent); split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries; or propose to do any of the foregoing;

          (d) other than (i) as disclosed to and agreed by Parent prior to the date hereof or (ii) in the ordinary course of business consistent with past practice, sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the assets of the Company or any of its Subsidiaries (including any Intellectual Property) without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed);

          (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture, trust or other entity or any business organization or division thereof; incur any indebtedness for borrowed money or issue any debt securities or any warrants or rights to acquire any debt security or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person; make any loans, advances or enter into any financial commitments other than in the ordinary course of business consistent with past practice or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed); or, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) authorize or make any material capital expenditures other than capital expenditures in the ordinary course of business; provided, however, that the Company shall review and consult with Parent and use commercially reasonable efforts in order to avoid redundant spending with Parent with respect to fabrication and test equipment;

          (f) hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice, and except to the extent required under applicable law or under existing employee or director benefit plans, agreements or arrangements; increase the compensation or fringe benefits (including, without limitation, bonus) payable or to become payable to its directors or officers, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), or (ii) for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the ordinary course of business consistent with past practice, or loan or advance any money or other asset or property to, or grant any bonus, severance or termination pay not required under existing severance plans to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, terminate or amend any Employee Plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees other than as required by the terms thereof or applicable law;

          (g) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) or method of Tax accounting unless required by a change in Law or GAAP used by it;

          (h) without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) (x) enter into any agreement that if entered into prior to the date hereof would be a Material Agreement required to have been delivered to Parent pursuant to Section 2.7; or (y) modify, amend in any material respect, transfer or terminate any Material Agreement;

          (i) without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) make or change any material Tax election other than an election in the ordinary course of business consistent with the past practices of the Company, file any amended Tax Return, settle or compromise any federal, state, local or foreign income tax liability, agree to an extension of a statute of limitations, enter into any closing agreement relating to any Tax or surrender any right to claim a Tax refund;

          (j) without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) pay, discharge, satisfy or settle any Litigation except any settlement that would not: (A) impose any injunctive or similar Order on the Company or any of its Subsidiaries or restrict in any way the business of the Company or any of its Subsidiaries or (B) exceed $250,000 in cost or value to the Company or any of its Subsidiaries. Without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company and its Subsidiaries shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice;

          (k) without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), engage in, enter into or amend any Contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, except for (i) amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses and (ii) those items existing as of the date hereof and listed in Section 4.1(k) of the Company Disclosure Schedule;

          (l) fail to use commercially reasonable best efforts to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect; or

          (m) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any Contract or arrangement to do any of the foregoing.

     4.2. Conduct of Business by Parent Pending the Merger.

     Parent covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless the Company shall otherwise agree in writing in advance, Parent shall conduct and shall cause the business of each of its Subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws (it being understood that, except as provided in the immediately succeeding sentence, this Section 4.2 shall not prohibit Parent or its Subsidiaries from taking any action of the nature specified in Sections 4.1(a) through (l) (inclusive)). Parent shall not, between the date hereof and the Effective Time, directly or indirectly, or propose to, without the prior written consent of the Company, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; split, combine or reclassify any of its capital stock.

     4.3. Solicitation of Other Proposals.

     (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Affiliates or Subsidiaries to, nor shall it authorize or permit any of its or their respective stockholders, directors, officers, employees, representatives or agents (collectively, the "Company Representatives"), to directly or indirectly, (i) solicit, facilitate, initiate, entertain, knowingly encourage or take any action to solicit, facilitate, initiate, entertain or knowingly encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein) or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person (other than Parent, Merger Sub or any of their Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Material Subsidiary (as defined herein) or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Material Subsidiary representing 15% or more of the outstanding capital stock of the Company or such Material Subsidiary or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any Material Subsidiary representing 15% or more of the outstanding capital stock of the Company or such Material Subsidiary, or the sale, lease, exchange, license (whether exclusive or not), or other disposition of any significant portion of the business or assets of the Company or any Material Subsidiary. The Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and all Company Representatives to immediately terminate and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly notify each Company Representative of its obligations under this Section 4.3.

     (b) Notwithstanding the foregoing, the Company may participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement with terms no less favorable to the Company than those in effect between the Company and Parent to, any Person if and only if (x) such Person has submitted an unsolicited bona fide written Acquisition Proposal to the Company (y) neither the Company nor any of the Company Representatives shall have violated Section 4.3(a) and (z) the Board of Directors of the Company (i) determines by a majority vote in its good faith judgment, after consultation with outside counsel, that taking such action is necessary to comply with the fiduciary duties of such Board under applicable Law and (ii) provides prior written notice to Parent of its decision to so participate or furnish.

     (c) Except as set forth in the following sentence, neither the Board of Directors of the Company nor any committee thereof shall (1) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger, (2) withdraw or modify or propose to withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (3) upon a written request by Parent to reaffirm its approval or recommendation of this Agreement or the Merger following the delivery, making or announcement of an Acquisition Proposal, fail to do so within five Business Days after such request is made, (4) approve, enter, or permit or cause the Company or any Material Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition

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

Proposal, or (5) resolve or announce its intention to do any of the foregoing. The immediately preceding sentence notwithstanding, in the event that prior to the Company Stockholders' Meeting the Board of Directors of the Company receives a Superior Proposal (as defined herein), the Board of Directors of the Company may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (ii) fail to reaffirm its approval or recommendation of this Agreement or the Merger within five Business Days after a written request by Parent to do so, or (iii) resolve or announce its intention to do any of the actions set forth in the preceding clauses (i) or (ii), if (x) after consultation with outside counsel, such Board determines by a majority vote of directors in their good faith judgment that taking such action is necessary to comply with the fiduciary duties of such Board under applicable Law and (y) the Company furnishes Parent two Business Days' prior written notice of the taking of such action (which notice shall include a description of the material terms and conditions of the Superior Proposal and identify the person making the same). For purposes of this Agreement, (A) "Material Subsidiary" means any Subsidiary of the Company whose consolidated revenues, net income or assets constitute 10% or more of the revenues, net income or assets of the Company and its Subsidiaries taken as a whole, and (B) the term "Superior Proposal" means any bona fide Acquisition Proposal to effect a merger, consolidation, sale of all or substantially all of the assets of the Company or acquisition of a majority of the outstanding capital stock of the Company which is on terms which the Board of Directors of the Company determines by a majority vote of its directors in their good faith judgment (after consultation with its outside counsel and investment advisors of nationally recognized reputation), after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the form of consideration contemplated by such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Acquisition Proposal to finance the transactions contemplated thereby and any required filings or Approvals, to be more favorable to the stockholders of the Company than the Merger (or any revised proposal made by Parent).

     (d) In addition to the other obligations of the Company set forth in this
Section 4.3, the Company shall promptly (and in any event within one Business
Day) advise Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. The Company shall inform Parent on a prompt and current basis of the status, terms and content of any discussions regarding any Acquisition Proposal with a third party. Nothing contained in this Section 4.3(d) shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1. Registration Statement; Proxy Statement/Prospectus.

     (a) The Company shall, promptly following the date hereof, prepare and file with the SEC a Proxy Statement relating to the Merger and this Agreement, obtain and furnish the information required to be included by the SEC in the Proxy Statement and respond promptly to any comments made by the SEC with respect to the Proxy Statement, and cause the Proxy Statement and the prospectus to be included in the Registration Statement, including any amendment or supplement thereto, to be mailed to its stockholders at the earliest practicable date after the Registration Statement is declared effective by the SEC. The Company shall use all reasonable efforts to obtain the necessary approval of the Merger and this Agreement by its stockholders. Unless the Company shall have taken action permitted by the second sentence of Section 4.3(c), the Company shall not file with or supplementally provide to the SEC or mail to its stockholders the Proxy Statement or any amendment or supplement thereto without Parent's prior consent, which consent shall not be unreasonably withheld or delayed. The Company shall allow Parent's full participation in the preparation of the Proxy Statement and any amendment or supplement thereto and shall consult with Parent and its advisors concerning any comments from the SEC with respect thereto.

     (b) Parent shall, promptly following the date hereof, prepare and file with the SEC a Registration Statement on Form S-4, in which the Proxy Statement shall be included as part of the prospectus, and the parties hereto shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Parent shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement. Parent shall allow the Company's full participation in the preparation of the Registration Statement and any amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto.

     (c) The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, except to the extent that the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger as permitted by
Section 4.3(c).

     (d) Parent and the Company shall, as promptly as practicable, make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the Regulations thereunder and under applicable Blue Sky or similar securities Laws, and shall use all reasonable efforts to obtain required Approvals with respect thereto.

     (e) Each party hereto agrees to furnish all information concerning itself as may be reasonably required to prepare the Proxy Statement or Registration Statement or to make such filings pursuant to Section 5.1(d). Each party hereto agrees to correct any information provided by it for use in the Proxy Statement or Registration Statement that has become false or misleading in any material respect.

     5.2. Meeting of Company's Stockholders.

     The Company shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of and hold the Company Stockholders' Meeting as soon as practicable following the date upon which the Registration Statement becomes effective and shall consult with Parent in connection therewith. The Board of Directors of the Company has declared that this Agreement is advisable and, subject to Section 4.3(c), shall recommend that this Agreement and the transactions contemplated hereby be approved and authorized by the stockholders of the Company and include in the Registration Statement and Proxy Statement a copy of such recommendations; provided, however, that the Board of Directors of the Company shall submit this Agreement to the stockholders of the Company whether or not the Board of Directors of the Company at any time subsequent to making such declaration takes any action permitted by Section 4.3(c). The Company shall solicit from its stockholders proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders to authorize and approve the Merger. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Stockholders' Meeting as required by this Section 5.2, shall not be affected by the withdrawal, amendment or modification of the Board of Directors' recommendation of approval and adoption of this Agreement and the transactions contemplated hereby, and (ii) the Company agrees that its obligations under this
Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

     5.3. Access to Information; Confidentiality.

     (a) In order to facilitate the consummation of the Merger and the integration of the operations of Parent and Company after the Effective Time, during the period prior to the Effective Time, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (collectively "Parent Representatives"), reasonable access during normal business hours, to all its properties, books, Contracts, commitments and records and, during such period, the Company shall (and shall cause each of its

Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, books, Contracts, commitments, records and personnel as Parent may reasonably request. All of the activities of Parent Representatives pursuant to this Section 5.3(a) shall be conducted in a manner that does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. In addition, Parent Representatives shall present any request for such access pursuant to this Section 5.3(a) to, and coordinate all such access with, M.D. Sampels and Alan P. Hale. The Company shall (and shall cause each of its Subsidiaries to) make available to Parent the appropriate individuals for discussion of such entity's business, properties and personnel as Parent or the Parent Representatives may reasonably request. No investigation pursuant to this
Section 5.3(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     (b) Parent shall keep all information obtained pursuant to Section 4.1 or
Section 5.3(a) confidential in accordance with the terms of the Confidential Non-Disclosure Agreement, dated January 24, 2001 (the "Confidentiality Agreement"), between Parent and the Company. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Company and Parent hereby agree that each such party may issue press release(s) or make other public announcements in accordance with Section 5.10.

     5.4. Reasonable Best Efforts; Further Assurances.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, the Merger and the other transactions contemplated hereby (including Section 6.2(g) hereof), and by the Option Agreement as soon as reasonably practicable after the date hereof. The Company and Parent shall use its reasonable best efforts to (i) as promptly as practicable, obtain all Approvals (including those referred to in Sections 2.6(a) and 2.6(b) of the Company Disclosure Schedule), and the Company and Parent shall make all filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the Option Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby and thereby, including the Merger (in connection with which Parent and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith) or (ii) furnish all information required for any application or other filing to be made pursuant to the DGCL or any other Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement and the Option Agreement. Anything in this Agreement to the contrary notwithstanding, neither Parent nor any of its Affiliates shall be under any obligation to (x) make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Affiliates, including its Subsidiaries, the Company or the holding separate of the Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its Affiliates, including its Subsidiaries, to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company Common Stock, or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted under any Law governing competition, monopolies or restrictive trade practices which, in the reasonable judgment of Parent, might result in a limitation of the benefit expected to be derived by Parent as a result of the transactions contemplated hereby or might adversely affect the Company or Parent or any of Parent's Affiliates, including its Subsidiaries. Anything in this Agreement to the contrary notwithstanding, without the prior written consent of Parent neither the Company nor any of its Subsidiaries will take any action specified in clause (x) or clause (y) of the immediately preceding sentence.

     (b) The parties hereto shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in
Article VI, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated as soon as reasonably practicable after the date hereof. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for the consummation of this Agreement and the transactions contemplated hereby.

     (c) The Company and Parent shall cooperate with one another:

          (i) in connection with the preparation of the Registration Statement and the Proxy Statement;

          (ii) in connection with the preparation of any filing required by the HSR Act or any Foreign Competition Laws;

          (iii) in determining whether any action by or in respect of, or filing with, any Governmental Authority or other third party, is required, or any Approvals are required to be obtained from parties in connection with the consummation of the transactions contemplated hereby;

          (iv) in seeking any Approvals or making any filings, including furnishing information required in connection therewith or with the Registration Statement or the Proxy Statement, and seeking timely to obtain any such Approvals, or making any filings; and

          (v) in connection with the listing on the NASDAQ National Market System of the Parent Common Stock to be issued in the Merger.

     5.5. Stock Options and Stock Plan; Options.

     (a) At the Effective Time, each Outstanding Employee Option, whether vested or unvested, will be assumed by Parent. Each such Outstanding Employee Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plans, option agreements thereunder and other relevant documentation immediately prior to the Effective Time, except that such Outstanding Employee Option will be exercisable solely for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Outstanding Employee Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and the per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Outstanding Employee Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Outstanding Employee Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

     (b) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Outstanding Employee Options assumed by Parent under this Agreement. Parent shall file as soon as practicable after the Effective Date (but in any event within ten (10) days) a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable upon the exercise of the Outstanding Employee Options assumed by Parent pursuant to Section 5.5(a), and shall use its reasonable efforts to cause such registration statement to become effective as soon thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such assumed Outstanding Employee Options.

     (c) Except as set forth in Section 5.5(c) of the Company Disclosure Schedule, the vesting of each Outstanding Employee Option shall not accelerate as a result of, or in connection with, the transactions contemplated hereby. In addition, the Company shall ensure that no discretion is exercised by the Board of Directors or any committee thereof or any other body or Person so as to cause the vesting of any Outstanding Employee Option or any other warrant or right to acquire shares of Company Common Stock to accelerate.

     (d) On and after the date hereof, the Company shall ensure that no options to purchase Company Common Stock shall be granted under the Purchase Plan. The Company shall provide that the current offering period under the Purchase Plan shall terminate prior to the Merger.

     5.6. Employee Benefits.

     (a) Parent agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall become employees of the Surviving Corporation or one of its Subsidiaries upon the Effective Time (each such employee, a "Company Employee"); provided, however, that this Section 5.6(a) shall not be construed to limit the ability of the Company or any of its Subsidiaries to terminate the employment of any Company Employee at any time and provided further that prior to the fifth anniversary of the Effective Date, salaried employees will not be terminated on less than ninety (90) days notice.

     (b) After the Effective Time, the Company Employees shall be eligible to participate in the employee benefit plans of Parent (other than equity-based compensation plans) to the same extent as any similarly situated employee of Parent located in the same country; provided, however, that, Company Employees may continue to participate in their benefits (without duplication) under the employee benefits plans of the Company (other than equity-based compensation plans) provided to such Company Employees immediately prior to the Effective Time, as elected by the on-site management of the Surviving Corporation. The Company Employees will be allowed credit for their service with the Company and its Subsidiaries for purposes of vesting and participation only (and not for benefit accrual purposes), with respect to the employee benefit plans in which such Company Employees are entitled to participate following the Effective Time.

     (c) With respect to any plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) maintained by the Parent, Parent shall (i) cause there to be waived any pre-existing condition limitation to the same extent such pre-existing condition was waived under an Employee Plan and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by Company and its Affiliates immediately prior to the Closing Date.

     (d) Parent agrees that, from and after the Effective Time, Company's employees may participate in the employee stock purchase plan sponsored by Parent ("Parent ESPP"), subject to the terms and conditions of the Parent ESPP, and that service with Company shall be treated as service with the Parent for determining eligibility of Company's employees under the Parent ESPP.

     (e) The Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) plans sponsored or maintained by the Company unless Parent provides written notice to the Company prior to the Effective Time that any such 401(k) plan shall not be terminated. Parent shall receive from the Company evidence that the Company's plan(s) and/or program(s) have been terminated pursuant to resolutions of the Company's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time. The Company employees shall be eligible to participate in a 401(k) plan sponsored by Parent no later than the first day of the next commencing month immediately after the Effective Time.

     (f) Parent will negotiate in good faith new employment agreements with each of Chao C. Mai, Alan P. Hale, and Michael L. Bolan, which may include compensation opportunities in lieu of a portion of the compensation and benefits to which such employees would be entitled pursuant to those certain Letter Agreements, dated May 20, 1999, as amended on November 19, 2000 and further amended on January 28, 2001 (the "Change of Control Agreements"), and which employment agreements are expected to include customary noncompetition, nonsolicitation and confidentiality provisions.

     5.7. Pooling; Reorganization.

     (a) The Company shall not knowingly take, or knowingly permit any controlled Affiliate of the Company to take, any action that could prevent the Merger from being treated (i) for financial accounting purposes as a "pooling of interests" under GAAP; it being understood and agreed that if the Company's Accountants and Parent's Accountants both advise the Company and Parent in writing that such an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section 5.7 or (ii) as a reorganization within the meaning of Section 368(a) of the Code.

     (b) The Company shall use its reasonable best efforts to obtain an executed affiliate pooling agreement substantially in the form attached hereto as Exhibit B (each, a "Company Affiliate Pooling Agreement") from each of the Persons identified in Section 2.21(c) of the Company Disclosure Schedule concurrently with the execution of this Agreement and thereafter from any other person who may be deemed an affiliate of the Company regarding compliance with Rule 145 under the Securities Act and the requirements for accounting treatment of the Merger as a "pooling of interests."

     (c) Parent shall not knowingly take, or knowingly permit any controlled Affiliate of Parent to take, any action that could prevent the Merger from being treated (i) for financial accounting purposes as a "pooling of interests" under GAAP; it being understood and agreed that if Parent's Accountants, advise Parent in writing that such an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section 5.7; or (ii) as a reorganization within the meaning of Section 368(a) of the Code.

     (d) Parent shall use its reasonable efforts to obtain an executed affiliate pooling agreement containing substantially the substance of the second and third paragraphs of the Company Affiliate Pooling Agreement from each of the Persons identified in Section 5.7(d) of the Parent Disclosure Schedule regarding compliance with the requirements for accounting treatment of the Merger as a "pooling of interests."

     5.8. Notification of Certain Matters.

     (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality or Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (b) Each of the Company and Parent shall give prompt notice to the other of
(i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with the Merger or the Option Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the Merger or the Option Agreement; (iii) any Litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries or Parent or its Subsidiaries that relates to the Merger or the Option Agreement; and (iv) any change that could reasonably be expected to have a Material Adverse Effect or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or the Option Agreement or to fulfill their respective obligations set forth herein or therein.

     (c) Each of the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, its reasonable best efforts to obtain any consents from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any Contracts in connection with the consummation of the transactions contemplated hereby or (iii) required to prevent a Material Adverse Effect from occurring. If any party shall fail to obtain any such consent from a third Person, such party shall use its reasonable best efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

     (d) Recognizing that the retention of the Company's employees is to the material benefit of Parent, in the event that the Company receives any written or oral indication from any engineer or other key employee that such person is considering or has decided to terminate his or her employment with the Company or any of its Subsidiaries, the Company shall notify Parent by the next Business Day in order that Parent may meet with such employee.

     5.9. Listing on the NASDAQ National Market.

     Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued in the Merger and pursuant to Parent's options to be issued pursuant to Section 5.5 to be approved for listing on the NASDAQ National Market System, subject to official notice of issuance, prior to the Effective Time.

     5.10. Public Announcements.

     Parent and the Company shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by Law or any listing agreement related to the trading of the shares of either party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

     5.11. Takeover Laws.

     If any form of anti-takeover statute, Regulation or charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby or by the Option Agreement, the Company and the Board of Directors of the Company shall grant such Approvals and take such actions as are necessary under such Laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such Law, provision or Contract on the transactions contemplated hereby or thereby.

     5.12. Accountant's Letter.

     The Company shall use its reasonable best efforts to cause to be delivered to Parent a "comfort" letter of the Company's Accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     5.13. Indemnification; Directors and Officer Insurance.

     (a) All rights to indemnification, advancement of Litigation expenses and limitation of personal liability existing in favor of the directors and officers of the Company and its Subsidiaries under the provisions existing on the date hereof in their respective certificates of incorporation, bylaws or similar organizational documents, as well as related director indemnification agreements in accordance with their terms in existence on the date hereof as well as officer and other indemnification agreements listed on Section 5.13 of the Company Disclosure Schedule in accordance with their terms, shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time for a period of not less than six years.

     (b) For six years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters or events occurring prior to the Effective Time to the extent available (the "D&O Insurance"); provided, however, that in no event shall Parent be required to expend more than an amount per year equal to 1.50 times the premium paid by the Company as of the date hereof to maintain or procure the D&O Insurance pursuant hereto; and, provided, further that if the annual premiums of the D&O Insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount.

     (c) After the Effective Time, Parent agrees that it will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to their duties or actions in their capacity as officers and directors and existing or occurring at or prior to the Effective Time (including as a result of this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and Parent shall, or shall cause the Surviving Corporation to, also advance fees and expenses (including reasonable attorney's fees) as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides a customary undertaking complying with applicable Law to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). To the extent not satisfied by the D&O Insurance or the Surviving Corporation, Parent hereby unconditionally guarantees the obligations of the Surviving Corporation under this Section 5.13(c).

     (d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 5.13 is not prior to or in substitution for any such claims under such policies.

     5.14. Option Agreement.

     Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent an executed version of the Option Agreement. The Company agrees to fully perform to the fullest extent permitted under applicable Law its obligations under the Option Agreement.

     5.15. Company Rights Agreement.

     The Board of Directors of the Company shall take all action (in addition to that referred to in Section 2.25) necessary or desirable (including amending the Company Rights Agreement) in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Option Agreement. Except in connection with the foregoing sentence, the Board of Directors of the Company shall not, without the prior written consent of Parent,
(i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case in order to facilitate any Acquisition Proposal with respect to the Company.

     5.16. Action by Board of Directors.

     Prior to the Effective Time, the Boards of Directors of Parent and/or Company, as applicable, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Outstanding Employee Options held by Company Insiders (as defined below) pursuant to this Agreement, and (ii) the receipt by Company Insiders of Parent Common Stock in exchange for Company Common Stock pursuant to the Merger, shall be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (a "Company Insider").

     5.17. Board Seat.

     Promptly following the Effective Time, consistent with applicable law and its Bylaws, the number of directors on Parent's Board shall be increased by one (unless a current vacancy exists, in which case no new vacancy need be created), and M.D. Sampels shall be elected to fill such vacancy, to serve as such until the next annual meeting of Parent's stockholders or such time as his successor shall have been duly elected or appointed and qualified.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

     6.1. Conditions to Obligation of Each Party to Effect the Merger.

     The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

          (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company.

          (c) NASDAQ National Market. The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement shall have been approved for listing on the NASDAQ National Market System subject to official notice of issuance.

          (d) HSR Act and Foreign Competition Laws. All applicable waiting periods or approvals under the HSR Act and Foreign Competition Laws shall have expired or been terminated or received.

          (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially the same terms as contemplated herein, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially the same terms as contemplated herein illegal.

          (f) Tax Opinion. The Company shall have received a written opinion of, Jenkens & Gilchrist, P.C., dated as of the Closing Date, in form and substance reasonably satisfactory to the Company to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of Parent, Merger Sub and the Company. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

     6.2. Additional Conditions to Obligations of Parent and Merger Sub.

     The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement and the Option Agreement that are qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the
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     Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made and (ii) the representations and warranties of the Company contained in this Agreement and the Option Agreement that are not qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made, except where the failure of such representations and warranties (other that the representation contained in Section 2.3, which shall be true and correct in all material respects) to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and Parent and Merger Sub shall have received a certificate to such effect signed by a member of the Interim Office of the Chief Executive and by the Chief Financial Officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement and the Option Agreement to be performed or complied with by it on or prior to the Effective Time except for such failures to perform or comply with such agreements and covenants that do not and will not have any material effects that are adverse to either the Company or Parent (after giving effect to the Merger); and Parent and Merger Sub shall have received a certificate to such effect signed by a member of the Interim Office of the Chief Executive and by the Chief Financial Officer of the Company.

          For purposes of this Section 6.2(b), any failures to perform or comply with Section 4.1(h) relating to Contracts of the type described in clauses
     (i), (ii), (iii), (iv), (v), (viii), (xii) or (xiv) of Section 2.7 shall not be considered to have a material effect unless the aggregate effect of all such failures to perform or comply would result in the incurrence of
     (i) additional consolidated expenses and/or reductions in consolidated revenues of the Company or Parent (after giving effect to the Merger) in excess of $5,000,000 in the aggregate in any fiscal quarter or (ii) additional consolidated liabilities of the type required to be reflected or reserved against in accordance with GAAP and/or reductions in consolidated assets of the type set forth on a balance sheet in accordance with GAAP of the Company or Parent (after giving effect to the Merger) in the aggregate of more than $20,000,000.

          (c) Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that those Approvals of Governmental Authorities and other third parties set forth in Section 2.6(a) or (b) of the Company Disclosure Schedule (or not described in Section 2.6(a) or (b) of the Company Disclosure Schedule but required to be so described) have been obtained, except where failure to have been so obtained, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (d) Letter from Parent's Accountants; Pooling of Interests. Parent shall have received a letter from Parent's Accountants in form and substance reasonably satisfactory to Parent, dated the Closing Date, concurring with management's conclusions that the transactions contemplated by this Agreement, including the Merger, will qualify as a "pooling of interests" business combination in accordance with GAAP and the criteria of Accounting Principles Board Opinion No. 16 and the Regulations of the SEC.

          (e) Company Affiliate Pooling Agreements. Each of the Persons identified in Section 2.21(c) of the Company Disclosure Schedule shall have executed and delivered Company Affiliate Pooling Agreement with Parent which shall be in full force and effect.

          (f) Option Agreement. The Option Agreement shall be in full force and effect as of the Effective Time and become effective in accordance with the terms thereof.

          (g) Change of Control Agreements. The Change of Control Agreements shall be amended (in addition to any other amendments effected pursuant to Section 5.6(f) hereof) to provide that (i) the

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

     amounts payable thereunder as a result of the consummation of the transactions contemplated by this Agreement shall be reduced by $498,462, $793,846, and $1,007,728, with respect to Messrs. Alan P. Hale, Michael L. Bolan and Chao C. Mai, respectively; and (ii) in consideration for their continued services to the Surviving Corporation after the Effective Time, Messrs. Hale, Bolan and Mai shall be entitled to receive $249,231, $396,923, and $553,864, respectively, on the earlier to occur of (A) the first anniversary of the Effective Time or (B) the date of the Constructive Termination (as defined below) of such person, subject to the condition that, with respect to clause (A) above, such person is employed by the Company, the Parent, or an affiliate thereof, on such date, unless the failure to be so employed is the result of the termination by the Company, the Parent or an affiliate thereof, of such person's employment for any reason (other than such employees' voluntary termination of his own employment). For purposes hereof, "Constructive Termination" means (i) the adverse change in such person's responsibilities or direct report as described on Section 6.2(g) of the Company Disclosure Schedule; or (ii) a decrease in such person's salary, benefits or perquisites (other than equity-based awards or grants), other than as a result of any amendment or termination of any employee and/or executive benefit plan or arrangement, which amendment or termination is applicable to all qualifying executives of the Company.

     6.3. Additional Conditions to Obligations of the Company.

     The obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement and the Option Agreement that are qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made and (ii) the representations and warranties of Parent contained in this Agreement and the Option Agreement that are not qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made, except where the failure of such representations and warranties (other that the representation contained in Section 3.2, which shall be true and correct in all material respects) to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent; and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time except for such failures to perform or comply that do not and will not have any material effects that are adverse to the Company; and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Parent.

          (c) Certain Obligations. (i) To the extent not satisfied by the Company prior to the Closing, Purchaser shall have made arrangements for the payment at Closing of the obligations set forth on Section 6.3(c) of the Company Disclosure Schedules. (ii) Parent shall have expressly assumed the obligations set forth in Section 6.3(c)(ii) of the Company Disclosure Schedule.

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                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1. Termination.

     This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

          (b) By either Parent or the Company if the Merger shall not have been consummated on or before June 30, 2001; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

          (c) By either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

          (d) By either Parent or the Company, if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company to approve and adopt this Agreement and to consummate the Merger shall not have been obtained;

          (e) By Parent, if the Board of Directors of the Company or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger, (ii) failed to present and recommend the approval and adoption of this Agreement and the Merger to the stockholders of the Company, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby, (iii) failed to mail the Proxy Statement to the stockholders of the Company within a reasonable time of when the Proxy Statement was available for mailing or failed to include therein such approval and recommendation (including the recommendation that the stockholders of the Company vote in favor of the adoption of this Agreement), (iv) upon a written request by Parent to publicly reaffirm the approval and recommendation of the Merger, this Agreement and the transactions contemplated hereby following the delivery, making or announcement of an Acquisition Proposal, failed to do so within five Business Days after such request is made, (v) entered, or caused the Company or any Material Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) taken any other action prohibited by Section 4.3, (vii) materially breached the Option Agreement or (viii) resolved or announced its intention to do any of the foregoing;

          (f) By Parent, if any Person (other than Parent or an Affiliate of Parent) acquires beneficial ownership of or the right to acquire 15% or more of the outstanding shares of capital stock or other equity interests of the Company;

          (g) By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to the Company; or

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

          (h) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)), and such breach (if curable) has not been cured within 30 days after notice to Parent.

     7.2. Effect of Termination.

     Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section
7.2 and Sections 5.3(b), 5.10, 7.3 and Article VIII, which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

     7.3. Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall and are permitted to be paid by the party incurring such expenses, whether or not the Merger is consummated, including, but not limited to, legal and accounting fees and expenses and the fees payable to the Parent Financial Advisors and the Company Financial Advisors, as the case may be; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under the HSR Act or Foreign Competition Laws.

     (b) If (A) (I) Parent shall terminate this Agreement pursuant to (x)
Section 7.1(d), Section 7.1(f), or Section 7.1(g) or (y) pursuant to Section 7.1(b) without the Company Stockholders' Meeting having occurred, (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated to the Board of Directors and stockholders of the Company and not withdrawn prior to (1) the Company Stockholders' Meeting having occurred, in the case of a termination pursuant to Section 7.1(d) only or (2) such termination in the case of a termination pursuant to Section 7.1(b),
Section 7.1(f) or Section 7.1(g) only (a "Company Public Proposal") and (III) within twelve months of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal or (B) Parent shall terminate this Agreement pursuant to
Section 7.1(e); then the Company shall promptly, but in no event later than the date of such termination (or in the case of clause (A), if later, the date the Company or its Subsidiary enters into such agreement with respect to, or consummates, such Acquisition Proposal), pay Parent an amount equal to $75,000,000 by wire transfer of immediately available funds).

     7.4. Amendment.

     This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

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

     7.5. Waiver.

     At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1. Survival of Representations and Warranties.

     The representations, warranties and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. The representations and warranties in this Agreement will terminate at the Effective Time.

     8.2. Notices.

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

          (a) If to Parent or Merger Sub:

              Maxim Integrated Products, Inc.
              120 San Gabriel
              Sunnyvale, California 94086
              Facsimile: (408) 736-1831
              Attention: John F. Gifford, President

              With copy to:

              Simpson Thacher & Bartlett
              3330 Hillview Avenue
              Palo Alto, California 94304
              Facsimile: (650) 251-5002
              Attention: Richard Capelouto, Esq.

          (a) If to the Company:

              Dallas Semiconductor Corporation
              4401 South Beltwood Parkway
              Dallas, Texas 75244
              Facsimile: (972) 371-4319
              Attention: Chao C. Mai, President

              With copies to:

              Jenkens & Gilchrist, P.C.
              1445 Ross Avenue, Suite 3200
              Dallas, Texas 75202
              Facsimile: (214) 855-4300
              Attention: Ronald J. Frappier, Esq.
                         Gregory J. Schmitt, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

     8.3. Disclosure Schedules.

     The Company Disclosure Schedule and the Parent Disclosure Schedule each shall be divided into sections corresponding to the sections and subsections of this Agreement. Disclosure of any fact or item in any section of a party's Disclosure Schedule shall, if such disclosure reasonably appears to do so, be deemed to be disclosed with respect to all other relevant sections.

     8.4. Certain Definitions.

     For purposes of this Agreement, the term:

          (a) "Affiliate" means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including, with respect to the Company, any corporation, partnership, limited liability company or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more.

          (b) "Balance Sheet" means, as the context requires, either (i) the balance sheet of the Company contained in the Company's December 31 Financial Statements or (ii) the balance sheet of the Parent contained in the Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

          (c) "beneficial owner" (including the terms "beneficial ownership" and "to beneficially own") with respect to a Person's ownership of any securities means such Person or any of such Person's Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act.

          (d) "Business Day" means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of California.

          (e) "Company Disclosure Schedule" means a schedule of even date herewith delivered by the Company to Parent concurrently with the execution of this Agreement, which, among other things, will identify exceptions and other matters with respect to the representations, warranties and covenants of the Company contained herein.

          (f) "Company Rights" means the rights issued pursuant to the Company Rights Agreement.

          (g) "Company Rights Agreement" means that certain Rights Agreement, dated as of September 10, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C.

          (h) "Contract" means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

          (i) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

          (j) "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

          (k) "Exchange Agent" means any bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed to act as the exchange agent in the Merger.

          (l) "Foreign Competition Laws" means any foreign statutes, rules, Regulations, Orders, administrative and judicial directives, and other foreign Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

          (m) "Governmental Authority" means any governmental agency or authority of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

          (n) "Intellectual Property" means all United States and foreign intellectual property, including, without limitation, all trademarks, service marks, trade names, brand names, URLs and Internet domain names, designs, slogans, logos, trade dress and all other source indicators, together with all goodwill related to the foregoing; patents, copyrights and copyrightable works (including Software), technology, trade secrets and confidential or proprietary information, customer lists, know-how, processes, formulae, algorithms, models, user interfaces, inventions, semiconductors, mask works, systems, networks, hardware, firmware, middleware, and all registrations, applications, recordings, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts, and other legal protections and rights related to the foregoing.

          (o) "Knowledge" means (i) with respect to the Company, the actual knowledge of any of the individuals listed on Section 8.4(o)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of any of the individuals listed on Section 8.4(o)(ii) of the Parent Disclosure Schedule.

          (p) "Law" means all laws, statutes, ordinances and Regulations of any Governmental Agency including all decisions of Courts having the effect of law in each such jurisdiction.

          (q) "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), license, claim, option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws,
     (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

          (r) "Litigation" means any claim, suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

          (s) "Material Adverse Effect" means any fact, event, change, development, circumstance or effect (i) that, when such term is used in relation to the Company, is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) that, when such term is used in relation to Parent or Merger Sub, is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of Parent and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect with respect to any party hereto shall not include any fact, event, change, development, circumstance or effect resulting from (A) general economic conditions, (B) conditions generally affecting the semiconductor industry, (C) actions contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby (including loss of customers, suppliers or employees or the delay or cancellation of orders for products to the extent attributable to such factors), or (D) any litigation or litigation by any Government Authority, in each case brought or threatened against such entity or any member of its Board of Directors in respect of this Agreement or the transaction contemplated hereby; and provided, further, that neither (x) any change in the market price or trading volume of the Company Common Stock or Parent Common Stock nor (y) a failure by the Company or Parent to meet the revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement shall, in and of itself, constitute a Material Adverse Effect (it being understood that this proviso, as it relates to (y), shall not exclude any underlying fact, event, change, development, circumstance or event which resulted in such failure to meet such estimates, predictions or expectations).

          (t) "Order" means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

          (u) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

          (v) "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law.

          (w) "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting, and the contents and audiovisual displays of any Internet site(s) operated by or on behalf of Company or any of its Subsidiaries, and (v) all documentation and other works of authorship, including user manuals and training materials, relating to any of the foregoing.

          (x) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be, owns, directly or indirectly, greater than 50% of the stock or other equity interests the holder of which is generally entitled to vote as a general partner or for the election of the board of directors or other governing body of a corporation, partnership, joint venture, limited liability company or other legal entity.

     8.5. Interpretation.

     When a reference is made in this Agreement to sections, subsections, Schedules or Exhibits, such reference shall be to a section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific section or Article reference is expressly indicated, the entire Agreement rather than any specific section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.6. Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     8.7. Entire Agreement.

     This Agreement and the Option Agreement (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

     8.8. Assignment.

     This Agreement shall not be assigned by operation of Law or otherwise.

     8.9. Parties in Interest.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as set forth in Section 5.6(a), Section 5.6(f) and Section 5.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     8.10. Failure or Indulgence Not Waiver; Remedies Cumulative.

     No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     8.11. Governing Law; Enforcement.

     This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with the Law of the State of Delaware applicable to contracts executed and to be performed entirely within that state. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Option Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or the Option Agreement and to enforce specifically the terms and provisions of this Agreement or the Option Agreement in the United Stated District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the United Stated District Court for the District of Delaware in the event any dispute arises out of this Agreement or the Option Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the Option Agreement or any transaction contemplated hereby or thereby in any

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

other court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Option Agreement or any transaction contemplated hereby or thereby.

     8.12. Counterparts.

     This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          MAXIM INTEGRATED PRODUCTS, INC.

                                          By: /s/ JOHN F. GIFFORD
                                            ------------------------------------
                                              Name: John F. Gifford
                                              Title: Chief Executive Officer

                                          MI ACQUISITION SUB, INC.

                                          By: /s/ JOHN F. GIFFORD
                                            ------------------------------------
                                              Name: John F. Gifford
                                              Title: Chief Executive Officer

                                          DALLAS SEMICONDUCTOR CORPORATION

                                          By: /s/ CHAO C. MAI
                                            ------------------------------------
                                              Name: Chao C. Mai
                                              Title: President

                                                                         ANNEX B

     STOCK OPTION AGREEMENT, dated as of January 28, 2001 (the "Agreement"), between Maxim Integrated Products, Inc., a Delaware corporation (the "Grantee"), Dallas Semiconductor Corporation, a Delaware corporation (the "Issuer").

                                    RECITALS

     WHEREAS, Grantee and Issuer are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the parties will engage in a business combination (the "Merger") (capitalized terms not otherwise defined herein shave have the meanings assigned to them in the Merger Agreement).

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and believing it to be in the best interests of Issuer, Issuer has agreed, among other things, to grant to Grantee the Option (as hereinafter defined) to purchase shares of common stock, par value $0.02 per share, of Issuer ("Issuer Common Stock") at a price per share equal to the Exercise Price (as hereinafter defined).

                                   AGREEMENT

     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                           OPTION TO PURCHASE SHARES

     1.1  Grant of Option.

     (a) Issuer hereby grants to Grantee an irrevocable option to purchase, in whole or in part, an aggregate of up to 9,259,002 duly authorized, validly issued, fully paid and nonassessable shares of Issuer Common Stock (representing 14.9% of the issued and outstanding shares of Issuer Common Stock as of January 25, 2001), on the terms and subject to the conditions set forth herein (the "Option"); provided, however, that in no event shall the number of shares of Issuer Common Stock, for which this Option is exercisable, exceed 14.9% of the issued and outstanding shares of Issuer Common Stock at the time of exercise without giving effect to the issuance of any Option Shares (as defined below). The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Issuer Common Stock are issued or otherwise become outstanding after January 25, 2001 (other than pursuant to this Agreement and other than pursuant to an event described in
Section 3.1 hereof), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 14.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1.1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to breach or fail to comply with any provision of the Merger Agreement. As used herein, the term "Option Shares" means the shares of Issuer Common Stock issuable pursuant to the Option, as the number of such shares shall be adjusted pursuant to the terms hereof.

     1.2  Exercise of Option.

     (a) The Option may be exercised by Grantee, in whole or in part, at any time, or from time to time, commencing upon the Exercise Date and prior to the Expiration Date. As used herein, the term "Exercise

Date" means the date on which Grantee becomes unconditionally entitled to receive a termination fee pursuant to Section 7.3(b) of the Merger Agreement (the "Termination Fee"). As used herein, the term "Expiration Date" means the first to occur prior to Grantee's exercise of the Option pursuant to Section 1.2(b) of:

          (i) the Effective Time;

          (ii) written notice of termination of this Agreement by Grantee to Issuer;

          (iii) 12 months after the first occurrence of an Exercise Date; or

          (iv) the date of termination of the Merger Agreement, unless, in the case of this clause (iv), Grantee has the right to receive the Termination Fee either (x) upon, or (y) following, such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (A) 15 business days following the time the Termination Fee becomes unconditionally payable, and (B) the expiration of the period referred to in Section 7.3(b)(A)(III) of the Merger Agreement.

Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it may have exercised the Option by delivery of an Option Notice (as defined below) prior to the Expiration Date, and the termination of the Option will not affect any rights hereunder that by their terms do not terminate or expire prior to or at the Expiration Date.

     (b) In the event Grantee wishes to exercise the Option, Grantee shall send a written notice to Issuer of its intention to so exercise the Option (an "Option Notice"), specifying the number of Option Shares to be purchased (and the denominations of the certificates, if more than one), whether the aggregate Exercise Price will be paid in cash or by surrendering a portion of the Option in accordance with Section 1.3(b) or a combination thereof, and the place in the United States, time and date of the closing of such purchase (the "Option Closing" and the date of such Closing, the "Option Closing Date"), which date shall not be less than two Business Days nor more than ten Business Days from the date on which an Option Notice is delivered; provided, however, that the Option Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable material law, statute, ordinance, rule or regulation (including the HSR Act) (individually, a "Law" and collectively, "Laws"), and (ii) no material judgment, order, writ, injunction, ruling or decree of any Governmental Authority (collectively, "Orders") shall have been promulgated, enacted, entered into, or enforced by any Governmental Authority that prohibits delivery of the Option Shares, whether temporary, preliminary or permanent; provided, however, that the parties hereto shall use their reasonable best efforts to (x) promptly make and process all necessary filings and applications and obtain all consents, approvals, Orders, authorizations, registrations and declarations or expiration or termination of any required waiting periods (collectively, "Approvals") and to comply with any such applicable Laws and (y) have any such Order vacated or reversed. In the event the Option Closing is delayed pursuant to clause (i) or (ii) above, the Option Closing shall be within ten Business Days following the cessation of such restriction, violation, Law or Order or the receipt of any necessary Approval, as the case may be (so long as the Option Notice was delivered prior to the Expiration Date); provided further, that, notwithstanding any prior Option Notice, Grantee shall be entitled to rescind such Option Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to Issuer.

     (c) At any Option Closing, (i) Issuer shall deliver to Grantee all of the Option Shares to be purchased by delivery of a certificate or certificates evidencing such Option Shares in the denominations designated by Grantee in the Option Notice, and (ii) if the Option is exercised in part and/or surrendered in part to pay the aggregate Exercise Price pursuant to Section 1.3(b), Issuer and Grantee shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option has not been exercised and/or surrendered. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall have issued any rights or other securities which are attached to or otherwise associated with the Issuer Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of Issuer then in effect. At the Option Closing, Grantee shall pay to Issuer by wire transfer of immediately available funds to an account specified by Issuer to Grantee in writing at least two Business Days prior to the Option Closing an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased for cash pursuant to this Article I; provided, however, that the failure or refusal of Issuer to specify an account shall not affect Issuer's obligation to issue the Option Shares.

     (d) Upon the delivery by Grantee to Issuer of the Option Notice and the tender of the applicable aggregate Exercise Price in immediately available funds or the requisite portion of the Option in accordance with Section 1.3, Grantee shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer may then be closed, that certificates representing such Option Shares may not then have been actually delivered to Grantee, or Issuer may have failed or refused to take any action required of it hereunder. Issuer shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates or an amendment to this Agreement under this Section 1.2 and any filing fees and other expenses arising from the performance of the transactions contemplated hereby.

     1.3  Payments.

     (a) The purchase and sale of the Option Shares pursuant to Section 1.2 of this Agreement shall be at a purchase price equal to $26.8125 per share (as such amount may be adjusted pursuant to the terms hereof, the "Exercise Price"), payable at Grantee's option in cash, by surrender of a portion of the Option in accordance with Section 1.3(b), or a combination thereof.

     (b) Grantee may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing (i) the aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Fair Market Value (as defined below) per share of Issuer Common Stock as of the last trading day preceding the date Grantee delivers its Option Notice (such date, the "Option Exercise Date") over the per share Exercise Price. The "Fair Market Value" per share of Issuer Common Stock shall be (x) if the Issuer Common Stock is listed on the New York Stock Exchange (the "NYSE") or any other nationally recognized exchange or trading system as of the Option Exercise Date, the average of last reported sale prices per share of Issuer Common Stock thereon for the ten trading days commencing on the 12th trading day immediately preceding the Option Exercise Date, or (y) if the Issuer Common Stock is not listed on the NYSE or any other nationally recognized exchange or trading system as of the Option Exercise Date, the amount determined by a mutually acceptable independent investment banking firm as the value per share the Issuer Common Stock would have if publicly traded on a nationally recognized exchange or trading system (assuming no discount for minority interest, illiquidity or restrictions on transfer). That portion of the Option so surrendered under this Section 1.3(b) shall be canceled and shall thereafter be of no further force and effect.

     (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF JANUARY 28, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF STAR CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     2.2 Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Option Shares. Issuer has taken all necessary corporate and other action to authorize and reserve for issuance, and, subject to receipt of any Approvals, to permit it to issue, the Option Shares and all additional shares or other securities that may be issued pursuant to Section 3.1 upon exercise of the Option, and, at all times from the date hereof until such time as the obligation to deliver Option Shares hereunder terminates, will have reserved for issuance upon exercise of the Option the Option Shares and such other additional shares or securities, if any. All of the Option Shares and all additional shares or other securities or property that may be issuable pursuant to Section 3.1, upon exercise of the Option and issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all Liens of any nature whatsoever, and shall not be subject to any preemptive or similar right of any Person.

          (b) No Restrictions. No Delaware law or other takeover statute or similar Law and no provision of the Restated Certificate of Incorporation or Bylaws of Issuer or any agreement to which Issuer is a party (i) would or would purport to impose restrictions that might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (ii) as a result of the consummation of the transactions contemplated by this Agreement, (x) would or would purport to restrict or impair the ability of Grantee to vote or otherwise exercise the rights of a stockholder with respect to securities of Issuer or any of its Subsidiaries that may be acquired or controlled by Grantee, or (y) would or would purport to entitle any Person to acquire securities of Issuer.

                                  ARTICLE III

                   ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     3.1 In addition to the adjustment in the number of shares of Issuer Common Stock that may be purchased upon exercise of the Option pursuant to Section 1.1, the number of shares of Issuer Common Stock that may be purchased upon the exercise of the Option and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 3.1. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares, spin-off or other change in the corporate or capital structure of Issuer that would have the effect of diluting or otherwise diminishing Grantee's rights hereunder, the number and kind of Option Shares or other securities subject to the Option and the

Exercise Price therefor shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option (or, if such a change occurs between exercise and the Option Closing, upon the Option Closing) the number and kind of shares or other securities or property that Grantee would have received in respect of the Option Shares that Grantee is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event or the record date for such event, as applicable. The rights of Grantee under this
Article III shall be in addition to, and shall in no way limit, its rights against Issuer for breach of or the failure to perform any provision of the Merger Agreement.

                                   ARTICLE IV

                              REGISTRATION RIGHTS

     4.1 Registration of Option Shares Under the Securities Act.

     (a) If requested by Grantee at any time and from time to time within two years after receipt by Grantee of Option Shares (the "Registration Period"), Issuer shall use its reasonable best efforts, as promptly as practicable, to effect the registration under the Securities Act and any applicable state law (a "Demand Registration") of such number of Option Shares or such other Issuer securities owned by or issuable to Grantee in accordance with the method of sale or other disposition contemplated by Grantee, including a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and to obtain all consents or waivers of other parties that are required therefor. Except with respect to such a "shelf" registration, Issuer shall keep such Demand Registration effective for a period of not less than 180 days, unless, in the written opinion of counsel to Issuer, which opinion shall be delivered to Grantee and which shall be reasonably satisfactory in form and substance to Grantee and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares or other Issuer securities in the manner contemplated by Grantee. Issuer shall only have the obligation to effect three Demand Registrations pursuant to this Section 4.1; provided, however, that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. Issuer shall be entitled to postpone for up to 90 days from receipt of Grantee's request for a Demand Registration the filing of any registration statement in connection therewith if the Board of Directors of Issuer determines in its good faith reasonable judgment that such registration would materially interfere with any material event involving the Issuer or require premature disclosure of any material non-public information, the disclosure of which would materially and adversely affect the Issuer; provided, however, that Issuer shall not have postponed any Demand Registration pursuant to this sentence during the twelve month period immediately preceding the date of delivery of Grantee's request for a Demand Registration.

     (b) If Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), Grantee shall have the right to participate in such registration and include in such registration the number of shares of Issuer Common Stock or such other Issuer securities as Grantee shall designate by notice to Issuer (an "Incidental Registration" and, together with a Demand Registration, a "Registration"); provided, however, that, if the Incidental Registration is in connection with an underwritten public offering, the managing underwriters of such offering advise Issuer in writing that, in their opinion, the number of shares of Issuer Common Stock or other Issuer securities requested to be included in such Incidental Registration exceeds the number which can be sold in such offering, Issuer shall include therein (i) first, all shares proposed to be included therein by Issuer, (ii) second, subject to the rights of any other holders of registration rights in effect as of the date hereof, the shares requested to be included therein by Grantee, and (iii) third, shares proposed to be included therein by any other stockholder of Issuer. Participation by Grantee in any Incidental Registration shall not affect the obligation of Issuer to effect Demand Registrations under this Section 4.1. Issuer may withdraw any registration under the Securities Act that gives rise to an Incidental Registration without the consent of Grantee.

     (c) In connection with any Registration pursuant to this Section 4.1 that is an underwritten public offering, (i) Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution obligations in connection with such Registration, (ii) Issuer shall use reasonable best efforts to cause any Option Shares included in such Registration to be approved for listing on the NYSE or any other nationally recognized exchange or trading system upon which Issuer's securities are then listed, subject to official notice of issuance, which notice shall be given by Issuer upon issuance, and
(iii) Grantee shall provide all information reasonably requested by Issuer that is required for inclusion in any registration statement covering the Option Shares. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. The costs and expenses incurred by Issuer in connection with any Registration pursuant to this
Section 4.1 (including any fees related to qualifications under Blue Sky Laws and SEC filing fees) (the "Registration Expenses") shall be borne by Issuer, excluding legal fees of Grantee's counsel and underwriting discounts or commissions with respect to Option Shares to be sold by Grantee included in a Registration.

     4.2  Transfers of Option Shares.

     (a) The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) as provided in Section 4.1 or (ii) other than in accordance with Section 5.3 hereof, to any purchaser or transferee who would not, to the knowledge of Grantee after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than five percent (5%) of the then-outstanding voting power of the Issuer; provided, however, that Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of directors who were directors as of the date hereof).

                                   ARTICLE V

              REPURCHASE RIGHTS; SUBSTITUTE OPTION; FIRST REFUSAL

     5.1  Repurchase Rights.

     (a) At any time on or after the Exercise Date and prior to the Expiration Date, Grantee shall have the right (the "Repurchase Right") to require Issuer to repurchase from Grantee (i) the Option or any part thereof as Grantee shall designate at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of Option Shares as to which the Option is to be repurchased, and (ii) such number of Option Shares as Grantee shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (x) the highest price per share of Issuer Common Stock offered or paid in any Acquisition Proposal (as defined in the Merger Agreement), or (y) the highest closing price for shares of Issuer Common Stock during the six-month period immediately preceding the date Grantee gives the Repurchase Notice (as hereinafter defined). In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

     (b) Grantee shall exercise its Repurchase Right by delivering to Issuer written notice (a "Repurchase Notice") stating that Grantee elects to require Issuer to repurchase all or a portion of the Option and/or the Option Shares as specified therein. The closing of the Repurchase Right (the "Repurchase Closing") shall take place in the United States at the place, time and date specified in the Repurchase Notice, which date shall not be less than two Business Days nor more than ten Business Days from the date on which the Repurchase Notice is delivered. At the Repurchase Closing, subject to the receipt of a writing evidencing the surrender of the Option and/or certificates representing Option Shares, as the case may be, Issuer shall deliver to Grantee the Option Repurchase Price therefor or the Option Share Repurchase

Price therefor, as the case may be, or the portion thereof that Issuer is not then prohibited under applicable Law from so delivering. At the Repurchase Closing, (i) Issuer shall pay to Grantee the Option Repurchase Price for the portion of the Option that is to be repurchased or the Option Shares Repurchase Price for the number of Option Shares to be repurchased, as the case may be, by wire transfer of immediately available funds to an account specified by Grantee at least 24 hours prior to the Repurchase Closing, and (ii) if the Option is repurchased only in part, Issuer and Grantee shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option is not being repurchased.

     (c) To the extent that Issuer is prohibited under applicable Law from repurchasing the portion of the Option or the Option Shares designated in such Repurchase Notice, Issuer shall immediately so notify Grantee and thereafter deliver, from time to time, to Grantee the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five Business Days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a Repurchase Notice is prohibited under applicable Law from delivering to Grantee the full amount of the Option Repurchase Price and the Option Share Repurchase Price for the Option or Option Shares to be repurchased, respectively, Grantee may rescind the exercise of the Repurchase Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Repurchase Right shall be changed or affected as if such Repurchase Right were not exercised. Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices to permit Grantee to exercise its Repurchase Right and shall use its reasonable best efforts to avoid or cause to be rescinded or rendered inapplicable any prohibition on Issuer's repurchase of the Option or the Option Shares.

     5.2  Substitute Option.

     (a) In the event that Issuer enters into an agreement (i) to consolidate with or merge into any Person, other than Grantee or any Subsidiary of Grantee (each an "Excluded Person"), and Issuer is not the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than an Excluded Person, to merge into Issuer and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding voting securities of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that, unless earlier exercised by Grantee, the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments; provided, however, that if such a conversion or exchange cannot, because of applicable Law be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee than the Option.

     (b) In addition to any other restrictions or covenants, Issuer agrees that it shall not enter or agree to enter into any transaction described in Section 5.2(a) unless the Acquiring Corporation (as hereinafter defined) and any Person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and agree for the benefit of Grantee to comply with this
Article V.

     (c) For purposes of this Section 5.2, the term "Acquiring Corporation" shall mean (i) the continuing or surviving Person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a consolidation or merger in which Issuer is the continuing or surviving or acquiring Person, and (iii) the transferee of all or substantially all of Issuer's assets.

     5.3  First Refusal.

     (a) If Grantee desires to sell, assign, transfer or otherwise dispose of all or any of the shares of Issuer Common Stock or other securities acquired by it pursuant to the exercise of the Option, it will give Issuer written notice of the proposed transaction (the "Offeror's Notice"), identifying the proposed transferee, the proposed purchase price and the terms of such proposed transaction. For ten business days following receipt of such notice, Issuer shall have the option to elect by written notice to purchase all, but not less than all, of the Issuer Common Stock or other securities specified in Offeror's Notice at the price and upon the terms set froth in such notice.

     (b) The closing of any repurchase of Option Shares pursuant to this Section
5.3 shall take place within ten business days of Issuer's election to purchase such Option Shares. On such closing date, Issuer shall pay the purchase price to Grantee in immediately available funds, and Grantee shall thereupon surrender to Issuer the certificate or certificates evidencing the shares of Issuer Common Stock or other securities repurchased by the Issuer pursuant to this Section 5.3.

     (c) If Issuer does not elect to purchase the shares of Issuer Common Stock or other securities designated in the Offeror's Notice, Grantee may, within 60 days from the date of the Offeror's Notice, sell such shares of Issuer Common Stock or other securities to the proposed transferee at no less than the price specified and on terms not more favorable to the transferee than those set forth in the Offeror's Notice; provided, however, that the provisions of this Section 5.3(c) will not limit the rights Grantee many otherwise have if Issuer has elected to purchase such shares of Issuer Common Stock or other securities and wrongfully refuses to complete such purchase.

     (d) The requirements of this Section 5.3 will not apply to (i) any sale, assignment, transfer or disposition to an affiliate of Grantee; provided, however, that such affiliate agrees to be bound by the terms hereof, (ii) any sale, assignment, transfer or disposition as a result of which the proposed transferee would own beneficially not more than 5% of the outstanding voting power of the Issuer, or (iii) any sales or transfers by Grantee in a registered underwritten offering.

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.1  Total Profit.

     (a) Notwithstanding any other provision of this Agreement, in no event shall Grantee's Total Profit (as hereinafter defined) plus any termination fees paid by Issuer pursuant to Section 7.3(b) of the Merger Agreement (such fees, collectively, the "Total Issuer Fees") exceed in the aggregate an amount (the "Limitation Amount") equal to $75,000,000, and, if the total amount that would otherwise be received by Grantee otherwise would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) reduce the amount of the Option Repurchase Price or the Option Share Repurchase Price, (iv) pay cash to Issuer, or (v) any combination thereof, so that Grantee's actually realized Total Profit, when aggregated with the Total Issuer Fees so paid to Grantee, shall not exceed the Limitation Amount after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which, together with the Total Issuer Fees theretofore paid to Grantee, would exceed the Limitation Amount; provided, however, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 5.1, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase or purchase of Option Shares pursuant to Section 5.1 or Section 5.3, as the case may be, less

(y) Grantee's purchase price for such Option Shares, and (iii) (x) the net cash amounts or the fair market value of any property received by Grantee pursuant to any consummated arm's-length sales of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Grantee's purchase price of such Option Shares.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price (less customary brokerage commissions) for shares of Issuer Common Stock on the preceding trading day on the NASDAQ National Market System (or on any other nationally recognized exchange or trading system on which shares of Issuer Common Stock are then so listed or traded).

     6.2  Further Assurances; Listing.

     (a) From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Grantee good and marketable title, free and clear of all Liens, to any Option Shares purchased hereunder. Issuer agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights or securities, the Company Rights Agreement or similar agreement, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.

     (b) If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or trading system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or such other securities to be acquired upon exercise of the Option on the NYSE (and any other national securities exchange or trading system) and will use reasonable best efforts to obtain approval of such listing as promptly as practicable.

     6.3 Division of Option; Lost Options. The Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling Grantee to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Option Shares purchasable hereunder. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft or destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new agreement of like tenor and date.

     6.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a) if to Grantee to:

            Maxim Integrated Products
            120 San Gabriel Drive
            Sunnyvale, California 94086
            Fax: (408) 331-1212
            Attention: Chief Financial Officer

            with a copy to:

            Simpson Thacher & Bartlett
            3330 Hillview Avenue
            Palo Alto, California 94304
            Fax: (650) 251-5002
            Attention: Richard Capelouto, Esq.

        (b) if to Issuer to:

            Dallas Semiconductor Corporation
            4401 South Beltwood Parkway
            Dallas, Texas 75244-3292
            Fax: (972) 371-4319
            Attention: Chao C. Mai, President

            with a copy to:

            Jenkens & Gilchrist
            1445 Ross Avenue, Suite 3200
            Dallas, Texas 75202
            Fax: (214) 855-4300
            Attention: Ronald J. Frappier, Esq.
                       Gregory J. Schmitt, Esq.

     6.6 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     6.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     6.8  Entire Agreement; No Third Party Beneficiaries.

     (a) This Agreement and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     6.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that State.

     6.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     6.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     6.12 Submission to Jurisdiction; Waivers. Each of Grantee and Issuer irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Grantee and Issuer hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Grantee and Issuer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (d) any right to a trial by jury.

     6.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     6.14 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     IN WITNESS WHEREOF, Grantee and Issuer have caused this Stock Option Agreement to be duly executed as of the date first above written.

GRANTEE:                                  MAXIM INTEGRATED PRODUCTS, INC.

                                          By:           /s/ JOHN F.
                                                GIFFORD
                                            ------------------------------------
                                              Name: John F. Gifford
                                              Title: Chief Executive Officer

ISSUER:                                   DALLAS SEMICONDUCTOR CORPORATION

                                          By:           /s/ CHAO C.
                                               MAI
                                            ------------------------------------
                                              Name: Chao C. Mai
                                              Title: President

                                                                         ANNEX C

                                                                January 28, 2001

Board of Directors
Dallas Semiconductor Corporation
4401 South Beltwood Parkway
Dallas, TX 75244

Members of the Board:

     We understand that Dallas Semiconductor Corporation (the "Company"), Maxim Integrated Products, Inc. ("Acquiror") and MI Acquisition, Inc. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms, and subject to the conditions, set forth in a draft of the Agreement dated January 28, 2001 (the "Draft Agreement"), at the effective time of the Merger, the outstanding shares of common stock of the Company, par value $0.02 per share ("Company Common Stock") other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive up to 42,000,000 shares (the "Aggregate Parent Share Amount") of the common stock of Acquiror, par value $0.001 per share ("Acquiror Common Stock"). The "Exchange Ratio" shall mean the decimal equivalent (rounded to four decimal places) of the quotient obtained by dividing the Aggregate Parent Share Amount by that amount of Company Common Stock calculated pursuant to the Treasury Stock Method (as defined in the Draft Agreement). The terms and conditions of the Merger are set out more fully in the Draft Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Dissenting Shares.

     For purposes of this opinion we have, among other things:

          (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

          (ii) reviewed certain publicly available estimates of research analysts relating to the Company and Acquiror;

          (iii) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning their views regarding the strategic rationale for the Merger;

          (iv) reviewed the financial terms and conditions set forth in the Draft Agreement;

          (v) reviewed the stock price and trading history of Company Common Stock and Acquiror Common Stock;

          (vi) compared the financial performance of the Company and Acquiror and the prices and trading activity of Company Common Stock and Acquiror Common Stock with that of certain other publicly traded companies comparable with the Company and Acquiror, respectively; (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

          (viii) reviewed the pro forma impact of the Merger on Acquiror's earnings per share;

          (ix) participated in discussions among representatives of the Company and Acquiror and their financial and legal advisors;

          (x) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for Acquiror and the Company (including projections with respect to operations of the combined companies following the Merger) that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the managements of Acquiror and the Company, respectively, as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or
(iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger. Neither does our opinion address any legal or accounting matters, as to which we understand that Acquiror obtained such advice as it deemed necessary from qualified professionals.

     We will receive a fee contingent upon the delivery of this opinion, and the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. We advised the Company regarding its initial public offering and maintain a market in the shares of Company Common Stock and Acquiror Common Stock. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities or Acquiror's securities. Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          ROBERTSON STEPHENS, INC.

                                             /s/ ROBERTSON STEPHENS, INC.
                                          --------------------------------------

                                                                         ANNEX D

                                    FORM OF
                          AFFILIATE POOLING AGREEMENT

                                                                January 28, 2001

Maxim Integrated Systems, Inc.
120 San Gabriel
Sunnyvale, CA 94086

Ladies and Gentlemen:

     The undersigned has been advised that, as of the date hereof, the undersigned may be deemed to be an "affiliate" ("Affiliate") of Dallas Semiconductor Corporation, a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 as amended (the "Securities Act").

     Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among Maxim Integrated Systems, Inc., a Delaware corporation ("Parent"), MI Acquisition Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, dated as of January 28, 2001 (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into the Company (the "Merger"), the undersigned will be entitled to receive shares of common stock of Parent or options or warrants to acquire Parent Common Stock (collectively "Parent Common Stock") in exchange for shares of common stock of the Company or options or warrants to acquire Company Common Stock (collectively "Company Common Stock") owned by the undersigned at the Effective Time of the Merger as determined pursuant to the Merger Agreement. Capitalized terms used but not defined herein are defined in the Merger Agreement and are used herein with the same meanings ascribed to them therein.

     The undersigned understands that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP, and that the staff of the SEC has issued certain guidelines that should be followed to ensure the application of pooling of interests accounting to the Merger.

     In consideration of the agreements contained herein, Parent's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that the undersigned will not make any sale, pledge, transfer or other disposition of, or hedge or reduce its risk with respect to, (i) Company Common Stock during the period from the 30th day prior to the Effective Time until the earlier of the Effective Time or the termination of the Merger Agreement or (ii) Parent Common Stock now owned or hereafter acquired by the undersigned, including, without limitation, Parent Common Stock to be received by the undersigned pursuant to the Merger, until such time as financial statements that include at least 30 days of combined operations of the Company and Parent after the Merger will have been publicly reported, unless the undersigned delivers to Parent, prior to any such sale, transfer or other disposition, written advice from Ernst & Young LLP, independent public accountants for Parent, or a written no-action letter from the accounting staff of the SEC, in either case in form and substance reasonably satisfactory to Parent, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with GAAP and the Regulations of the SEC.

     The undersigned has been advised that the offering, sale and delivery of the shares of Parent Common Stock pursuant to the Merger will have been registered with the SEC under the Securities Act on a Registration Statement on Form S-4. The undersigned also has been advised, however, that, because the undersigned may be deemed to be an Affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, Parent Common Stock received by the undersigned pursuant to the Merger can be sold by the undersigned only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

     The undersigned also understands that "stop transfer" instructions will be given to the transfer agent for the Company Common Stock with respect to shares of the Company Common Stock now owned or hereafter acquired by the undersigned and that there will be placed on the certificates representing such shares of Company Common Stock, or any substitutions therefor, a legend stating in substance as follows:

          "These shares may be transferred only in accordance with the terms of an Affiliate Pooling Agreement between the original holder of such shares and Maxim Integrated Products, Inc., a copy of which agreement is on file at the principal offices of Maxim Integrated Products, Inc."

It is understood and agreed that the legend set forth above will be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend (i) if the undersigned will have delivered to Parent the above-referenced advice of Ernst & Young LLP, or the above-referenced no-action letter from the accounting staff of the SEC or (ii) upon the termination of the Merger Agreement.

     The undersigned also understands that "stop transfer" instructions will be given to the transfer agent for Parent Common Stock with respect to shares of Parent Common Stock to be received by the undersigned pursuant to the Merger and that there will be placed on the certificates representing such shares of Parent Common Stock, or any substitutions therefor, a legend stating in substance as follows:

          "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. These shares may be transferred only in accordance with the terms of such Rule and an Affiliate Pooling Agreement between the original holder of such shares and Maxim Integrated Products, Inc., a copy of which agreement is on file at the principal offices of Maxim Integrated Products, Inc."

It is understood and agreed that the legend set forth above will be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if the undersigned will have delivered to Parent an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act, and (ii) the undersigned will have delivered to Parent the above-referenced advice of Ernst & Young LLP or the above-referenced no-action letter from the accounting staff of the SEC.

     Parent agrees that it will not unreasonably refuse to consent to, or unreasonably delay, the removal of the foregoing legends.

     By its execution hereof, Parent agrees that it will, as long as the undersigned owns any Parent Common Stock to be received by the undersigned pursuant to the Merger, take all reasonable efforts to make timely filings with the SEC of all reports required to be filed by it pursuant to the Exchange Act of 1934, as amended, and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

               [Remainder of this page intentionally left blank]

     If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this Affiliate Pooling Agreement to the undersigned, and this Affiliate Pooling Agreement will become a binding agreement between us as of the date first above written.

                                          Very truly yours,

                                          --------------------------------------
                                          Name

ACCEPTED by:

MAXIM INTEGRATED PRODUCTS, INC.

By:
----------------------------------------------------

Name:
-------------------------------------------------

Title:
--------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against the expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that, if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

     The registrant's bylaws provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including but not limited to any action or suit by or in the right of the registrant to procure a judgement in its favor) by reason of the fact that he is or was a director, or is or was serving at the request of the registrant as a director of another corporation, partnership, joint venture, trust, or other enterprise in any capacity, against expenses (including attorneys' fees), judgments fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the fullest extent permitted by the DGCL. The registrant's bylaws empower the registrant to provide equivalent indemnification to any officer, employee or agent of the registrant.

     The registrant's Certificate of Incorporation provides that no director shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

     Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such position at another entity) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL. All of the directors and officers of the registrant are covered by insurance policies maintained and held in effect by the registrant against liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended, subject to certain exclusions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits: See Exhibit Index.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (e) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, California on March 6, 2001.


                                          MAXIM INTEGRATED PRODUCTS, INC.

                                                  /s/ CARL W. JASPER
                                          --------------------------------------
                                                      Carl W. Jasper
                                            Vice President and Chief Financial
                                                         Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                     TITLE                       DATE
                  ---------                                     -----                       ----

                      *                         Chairman of the Board, President and    March 6, 2001
---------------------------------------------    Chief Executive Officer (Principal
               John F. Gifford                           Executive Officer)

             /s/ CARL W. JASPER                  Vice President and Chief Financial     March 6, 2001
---------------------------------------------   Officer (Principal Financial Officer)
               Carl W. Jasper

                      *                            Corporate Controller (Principal      March 6, 2001
---------------------------------------------            Accounting Officer)
            Sharon E. Smith-Lenox

                      *                                       Director                  March 6, 2001
---------------------------------------------
              James R. Bergman

                      *                                       Director                  March 6, 2001
---------------------------------------------
             B. Kipling Hagopian

                      *                                       Director                  March 6, 2001
---------------------------------------------
               Eric P. Karros

                      *                                       Director                  March 6, 2001
---------------------------------------------
                 A.R. Wazzan

           *By: /s/ CARL W. JASPER
   ---------------------------------------
               Carl W. Jasper
              Attorney-In-Fact

                                 EXHIBIT INDEX


 2.1 Agreement and Plan of Merger, dated as of January 28, 2001, by and among Maxim Integrated Products, Inc. (the
        "Company"), MI Acquisition Sub, Inc. and Dallas
        Semiconductor Corporation (included as Annex A to the proxy statement/prospectus incorporated as part of this registration statement).
 2.2 Stock Option Agreement, dated as of January 28, 2001, by and between Maxim Integrated Products, Inc. and Dallas
        Semiconductor Corporation (included as Annex B to the proxy statement/prospectus incorporated as part of this registration statement).
 3.1    Restated Certificate of Incorporation of the Company
        (incorporated by reference to Exhibit 3.1 to the Company's
        Annual Report on Form 10-K for the year ended June 30,
        1995).
 3.2    Certificate of Amendment of Restated Certificate of
        Incorporation of the Company (incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the period ended December 30, 2000).
 3.3    Bylaws of the Company, as amended through August 17, 2000
        (incorporated by reference to Exhibit 3.4 to the Company's
        Quarterly Report on Form 10-Q for the period ended September
        23, 2000).
 5.1 Opinion of Simpson Thacher & Bartlett, as to the legality of the shares being issued(filed herewith).
 8.1 Opinion of Jenkens & Gilchrist, a Professional Corporation, regarding the federal income tax consequences of the merger(filed herewith).
10.5    Agreement dated as of July 14, 1987, amended and restated
        February 1994 between John F. Gifford and the Company
        (incorporated by reference to Exhibit 10.5 of the Company's
        Annual Report on Form 10-K for the year ended June 30,
        1995).
10.6 Agreement dated as of March 7, 1991 between John F. Gifford and the Company (incorporated by reference to Exhibit 10.22 of the Company's Annual Report on Form 10-K for the year ended June 30, 1991).
10.8    Form of Indemnity Agreement (incorporated by reference to
        Exhibit 10.34 of the Company's Registration Statement on
        Form S-1 filed with the Commission on January 19, 1988).
10.9 Asset Purchase Agreement by and between the Company and Tektronix, Inc., dated as of March 31, 1994, as amended, with certain attachments (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the Commission on June 13, 1994)(1).
10.10 Technology Transfer Agreement dated May 27, 1994 by and between the Company and Tektronix, Inc. (incorporated by reference to Exhibit 10.10 of the Company's Annual Report on Form 10-K for the year ended June 30, 1995)(1).
10.11 Incentive Stock Option Plan, as amended (incorporated by reference to Exhibit 10.11 of the Company's Annual Report on Form 10-K for the year ended June 30, 1995).
10.12   1987 Supplemental Stock Option Plan, as amended
        (incorporated by reference to Exhibit 10.12 of the Company's
        Annual Report on Form 10-K for the year ended June 27,
        1998).
10.13   Supplemental Nonemployee Stock Option Plan, as amended
        (incorporated by reference to Exhibit 10.13 of the Company's
        Annual Report on Form 10-K for the year ended June 27,
        1998).
10.14   Amended 1987 Employee Stock Participation Plan, as amended
        (incorporated by reference to Exhibit 10.14 of the Company's
        Quarterly Report on Form 10-Q for the period ended December
        30, 2000).
10.15   1988 Nonemployee Director Stock Option Plan, as amended
        (incorporated by reference to Exhibit 10.15 of the Company's
        Annual Report on Form 10-K for the year ended June 27,
        1998).
10.16 Amended 1996 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 of the Company's Quarterly Report on Form
        10-Q for the year ended December 30, 2000).
10.18 Bonus Plan (incorporated by reference to Exhibit 10.18 of the Company's Annual Report on Form 10-K for the year ended
        June 27, 1998).
21 Subsidiaries of the Company (incorporated by reference to Exhibit 21 of the Company's Annual Report on Form 10-K for the year ended June 24, 2000).
23.1    Consent of Ernst & Young LLP (filed herewith).

23.2    Consent of KPMG LLP (filed herewith).
23.3    Consent of Ernst & Young LLP (filed herewith).
23.4    Consent of Simpson Thacher & Bartlett (included in Exhibit
        5.1)(filed herewith).
23.5    Consent of Jenkens & Gilchrist, a Professional Corporation
        (included in Exhibit 8.1)(filed herewith).
23.6    Consent of Robertson Stephens, Inc. (filed herewith).
24.1    Power of Attorney (previously filed).
99.1    Form of Proxy Card of Dallas Semiconductor Corporation
        (filed herewith).


-------------------------
(1) Schedules and certain attachments omitted pursuant to Item 601(b) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Commission.